Exhibit 99.1

Item 6.Selected Consolidated Financial Data
The following selected consolidated financial data is not necessarily indicative of the results of future operations and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this Annual Report on Form 10-K.

	Fiscal Year Ended September 30,
(In millions, except per share amounts)	2018	2017	2016	2015	2014
Continuing Operations (a):
Total revenues	$1,842.3	$1,728.2	$1,720.3	$1,721.5	$1,716.5
Gross profit	$1,016.9	$924.3	$945.4	$948.4	$928.5
(Loss) income from operations	$(117.5)	$16.5	$88.1	$54.9	$(21.4)
(Benefit) provision for income taxes	$(62.3)	$23.7	$10.2	$29.4	$(10.1)
Net loss from continuing operations	$(184.9)	$(178.3)	$(58.7)	$(140.3)	$(177.0)
Net Loss Per Share - continuing operations:
Basic	$(0.63)	$(0.62)	$(0.20)	$(0.44)	$(0.56)
Diluted	$(0.63)	$(0.62)	$(0.20)	$(0.44)	$(0.56)
Weighted average common shares outstanding:
Basic	291.3	289.3	292.1	317.0	316.9
Diluted	291.3	289.3	292.1	317.0	316.9
Financial Position:
Cash and cash equivalents and marketable securities	$473.5	$874.1	$608.1	$568.8	$588.2
Total assets	$5,302.4	$5,931.9	$5,661.5	$5,511.9	$5,738.2
Long-term debt	$2,185.4	$2,617.4	$2,433.2	$2,103.1	$2,108.4
Total deferred revenue (a)	$765.0	$670.5	$615.0	$555.4	$458.4
Total stockholders’ equity	$1,717.5	$1,931.4	$1,931.3	$2,265.3	$2,582.0
Selected Data and Ratios (a):
Working capital	$199.1	$254.6	$378.9	$378.5	$468.0
Depreciation of property and equipment	$60.4	$53.3	$59.6	$59.4	$51.7
Amortization of intangible assets	$124.9	$150.7	$139.8	$146.7	$151.6
Gross margin percentage	55.2%	53.5%	55.0%	55.1%	54.1%

(a) Amounts exclude those related to our Imaging business, which was included in discontinued operations for all the periods presented.

Exhibit 99.1

Item 7.Management's Discussion and Analysis of Financial Condition and Results of Operations
The following Management’s Discussion and Analysis is intended to help the reader understand the results of operations and financial condition of our business. The Management’s Discussion and Analysis is provided as a supplement to, and should be read in conjunction with, our consolidated financial statements and the accompanying notes to the consolidated financial statements.
Overview
Business Overview
We are a pioneer and leader in conversational and cognitive artificial intelligence ("AI") innovations that bring intelligence to everyday work and life. Our solutions and technologies can understand, analyze and respond to human language to increase productivity and amplify human intelligence. Our solutions are used by businesses in the healthcare, automotive, financial services, telecommunication and travel industries, among others. We see several trends in our markets, including (i) the growing adoption of cloud-based, connected services and highly interactive mobile applications, (ii) deeper integration of virtual assistant capabilities and services, and (iii) the continued expansion of our core technology portfolio including ASR, natural NLU, semantic processing, domain-specific reasoning, dialog management capabilities, AI, and voice biometric speaker authentication. We report our business in four segments, Healthcare, Enterprise, Automotive, and Other.
Trends in Our Businesses

•
Healthcare. Customers in our healthcare segment are broadly implementing EHR systems and are working to improve clinical documentation, improve quality of care, minimize physician burnout integrate quality measures and aid reimbursement. These trends are driving a shift towards more integrated solutions that combine both Dragon Medical and transcription services, and increasingly use only Dragon Medical. Recently, higher demand for more integrated solutions have offset declines in legacy, hosted transcription services. Additionally, we have been able to capitalize on healthcare providers’ shift towards hosted, or cloud-based solutions, and away from perpetual licenses, by adding new innovations to our Dragon Medical cloud solutions including new clinical language understanding and AI capabilities designed to increase productivity and improve clinical documentation at the point of care and within existing electronic medical work flow.

•
Enterprise. Consumer demand for 24/7, multi-channel access to customer service from the businesses they interact with is driving demand for our AI-powered omni-channel engagement solutions. We continue to enhance our technology capabilities with intelligent self-service and AI for customer service, and to extend the market for our on-demand omni-channel enterprise solutions into international markets, expand our sales and solutions for biometrics, and expand our core products and services portfolio.

•
Automotive. Demand for our embedded and cloud-based automotive solutions is being driven by the growth in personalized automotive virtual assistants and connected services for cars and by auto manufacturers' desire to create a branded and personalized experience, capable of intelligently integrating users' smart phone and home device preferences and technologies.

On November 19, 2018, we announced our intent to spin off our Automotive business into an independent publicly traded company through a pro rata distribution to our common stockholders. Completion of the proposed spin-off is subject to certain conditions, including final approval by our Board of Directors. We are targeting to complete the separation of the business by the beginning of fiscal year 2020.

•
Other. Our Other segment includes our Subscriber Revenue Services ("SRS") and Devices businesses. Our SRS business provides value-added services to mobile operators in India and Brazil (“Mobile Operator Services”) and voice transcription services to mobile operators in the rest of the world (“Voice-to-Text”). Our Devices business provides speech recognition solutions and predictive text technologies for handset devices. Our Mobile Operator Services has experienced dramatic market disruptions during fiscal year 2018. Our Devices revenue has been declining due to the ongoing consolidation of our handset manufacturer customer base and continued erosion of our penetration of the remaining market. During the fourth quarter of fiscal 2018, in connection with our comprehensive portfolio and business review efforts, we commenced a wind-down of our Devices and Mobile Operator Services businesses.

Exhibit 99.1

•
Discontinued Operations - Imaging. On November 11, 2018, we entered into a definitive stock purchase agreement, pursuant to which we agreed to sell our Imaging business and associated assets for a total cash consideration of approximately $400 million. On February 1, 2019, we completed the sale of the business and we received of proceeds approximately $404 million, net of related fees and expenses, and subject to certain customary post-closing adjustments. As a result, for fiscal years 2018, 2017, and 2016, Imaging 's results of operations have been included within discontinued operations and its assets and liabilities within held for sale in our consolidated financial statements.

Cybersecurity & Data Privacy Matters
On June 27, 2017, Nuance was a victim of the global NotPetya malware incident (the “2017 Malware Incident”), which primarily impacted our medical transcription services. For fiscal year 2017, we estimated that our Healthcare segment lost approximately $65.0 million in revenues, primarily due to the service disruption and the reserves we established for customer refund credits related to the incident. Additionally, we incurred incremental costs of approximately $24.0 million for fiscal year 2017 as a result of our remediation and restoration efforts, as well as incremental amortization expenses.
Also, in December 2017, an unauthorized third party illegally accessed certain reports hosted on a Nuance transcription platform. This incident was limited in scope to records of approximately 45,000 individuals and was isolated to a single transcription platform that was promptly shutdown. Customers using that platform were notified of the incident and were migrated to our eScription transcription platforms. We also notified law enforcement authorities and have cooperated in their investigation into the matter. The law enforcement investigation resulted in the identification of the third party, and the accessed reports have been recovered. This incident did not have a material effect on our financial results for fiscal year 2018 and is not expected to have a material effect on our financial results for future periods. See “Risk Factors - Cybersecurity and data privacy incidents or breaches may damage client relations and inhibit our growth.”

Key Metrics
In evaluating the financial condition and operating performance of our business, management focuses on revenue, net income, gross margins, operating margins, cash flow from operations, and changes in deferred revenue. A summary of these key financial metrics for our continuing operations is as follows:
For the fiscal year 2018, as compared to the fiscal year 2017:

•	Total revenue increased by $114.1 million from $1,728.2 million to $1,842.3 million;

•	Net loss from continuing operations increased by $6.6 million to $184.9 million;

•	Gross margins increased by 1.7 percentage points to 55.2%;

•	Operating margins decreased by 7.3 percentage points to 6.4%;

•	Cash provided by operating activities for the fiscal year 2018 was $392.3 million, an increase of $91.4 million from fiscal year 2017.
As of September 30, 2018, as compared to September 30, 2017:

•	Total deferred revenue increased by 14.1% to $765.0 million, primarily driven by the continued growth of our Automotive connected solutions and Healthcare bundled offerings.

A summary of other key operating metrics for continuing operations for fiscal year 2018, as compared to the fiscal year 2017, is as follows:

•
Net new bookings increased by 9.6% from the prior fiscal year to $1.6 billion. The net new bookings growth benefited from strong bookings performance primarily in our Automotive and Enterprise segments.

Bookings represent the estimated gross revenue value of transactions at the time of contract execution, except for maintenance and support offerings. For fixed price contracts, the bookings value represents the gross total contract value. For contracts where revenue is based on transaction volume, the bookings value represents the contract price multiplied by the estimated future transaction volume during the contract term, whether or not such transaction volumes are guaranteed under a minimum commitment clause. Actual results could be different than our initial estimate. The maintenance and support bookings value represents the amount the customer is invoiced in the period. Because of the inherent estimates required to determine bookings

Exhibit 99.1

and the fact that the actual revenue may differ from our initial bookings estimates, we consider bookings one indicator of potential future revenue and not as an arithmetic measure of backlog.
Net new bookings represent the estimated revenue value at the time of contract execution from new contractual arrangements or the estimated revenue value incremental to the portion of value that will be renewed under pre-existing arrangements.

•
Recurring revenue represented 74.2% of fiscal year 2018 revenue and 76.3% of fiscal year 2017 revenue. Recurring revenue represents the sum of recurring product and licensing, hosting, and maintenance and support revenues as well as the portion of professional services revenue delivered under ongoing contracts. Recurring product and licensing revenue comprises term-based and ratable licenses as well as revenues from royalty arrangements.

•
Annualized line run-rate in our on-demand healthcare solutions decreased by 4.0% from a year ago to approximately 2.8 billion lines per year. The annualized line run-rate for the fourth quarter of fiscal year 2017 reflected the negative impact of the 2017 Malware Incident, whereas the annualized run-rate for the fourth quarter of fiscal year 2018 reflected the continued erosion of our medical transcription services. The annualized line run-rate is determined using billed equivalent line counts in a given quarter, multiplied by four.

•
Estimated three-year value of total on-demand contracts increased by 5.0% from the prior fiscal year to approximately $2.4 billion, primarily by growth in our Dragon Medical cloud-based solutions and automotive connected car businesses, offset by decreases in SRS and Devices as well as the continued erosion of our medical transcription services. We determine this value as of the end of the period reported, by using our estimate of three years of anticipated future revenue streams under signed on-demand contracts then in place, whether or not they are guaranteed through a minimum commitment clause. Our estimate is based on assumptions used in evaluating the contracts and determining sales compensation, adjusted for changes in estimated launch dates, actual volumes achieved, and other factors deemed relevant. For contracts with an expiration date beyond three years, we include only the value expected within three years. For other contracts, we assume renewal consistent with historic renewal rates unless there is a known cancellation. Contracts are generally priced by volume of usage and typically have no or low minimum commitments. Actual revenue could vary from our estimates due to factors such as cancellations, non-renewals or volume fluctuations.

RESULTS OF OPERATIONS
Total Revenues
The following tables show total revenues by product type and revenue by geographic location, based on the location of our customers, in dollars and percentage change (dollars in millions):

	Fiscal Year 2018	Fiscal Year 2017	Fiscal Year 2016	% Change 2018 vs. 2017	% Change 2017 vs. 2016
Professional services and hosting	$1,045.7	$966.6	$949.6	8.2%	1.8%
Product and licensing	544.0	493.9	502.1	10.1%	(1.6)%
Maintenance and support	252.6	267.7	268.6	(5.6)%	(0.3)%
Total Revenues	$1,842.3	$1,728.2	$1,720.3	6.6%	0.5%

United States	$1,374.9	$1,244.9	$1,264.4	10.4%	(1.5)%
International	467.4	483.3	455.9	(3.3)%	6.0%
Total Revenues	$1,842.3	$1,728.2	$1,720.3	6.6%	0.5%

Fiscal Year 2018 Compared with Fiscal Year 2017
The geographic split for fiscal year 2018 was 75% of total revenue in the United States and 25% internationally, as compared to 72% of total revenue in the United States and 28% internationally for the prior fiscal year.
Fiscal Year 2017 Compared with Fiscal Year 2016
The geographic split for fiscal years 2017 was 72% of total revenue in the United States and 28% internationally, as compared to 73% of total revenue in the United States and 27% internationally for the prior fiscal year.

Exhibit 99.1

Professional Services and Hosting Revenue
Professional services revenue primarily consists of consulting, implementation and training services for customers. Hosting revenue primarily relates to delivering on-demand hosted services, such as medical transcription, automated customer care applications, mobile operator services, and mobile infotainment and search and transcription, over a specified term. The following table shows professional services and hosting revenue, in dollars, percentage change, and as a percentage of total revenues (dollars in millions):

	Fiscal Year 2018	Fiscal Year 2017	Fiscal Year 2016	% Change 2018 vs. 2017	% Change 2017 vs. 2016
Professional services revenue	$274.6	$232.7	$219.5	18.0%	6.0%
Hosting revenue	771.1	733.8	730.2	5.1%	0.5%
Professional services and hosting revenue	$1,045.7	$966.6	$949.6	8.2%	1.8%
As a percentage of total revenues	56.8%	55.9%	55.2%

Fiscal Year 2018 Compared with Fiscal Year 2017
Professional services revenue increased by $41.9 million, or 18.0%, primarily driven by a $49.4 million increase in Healthcare, offset in part by a $4.2 million decrease in Automotive. Healthcare professional services revenue increased primarily due to higher revenue from EHR implementation and optimization services. Automotive professional services revenue decreased primarily due to a shift towards connected services.
Hosting revenue increased by $37.3 million, or 5.1%, primarily driven by a $41.9 million increase in Healthcare, a $14.5 million increase in Automotive, and a $6.7 million increase in Enterprise, offset in part by a $25.8 million decrease in Other. Healthcare hosting revenue increased as the segment recovered from the 2017 Malware Incident throughout the year; also contributing to the increase was the continued market penetration and growth of our Dragon Medical cloud-based solutions, offset by in part by the continued erosion of our transcription services. Automotive hosting revenue increased primarily due to the continued growth in our ASR and infotainment platform services. Enterprise hosting revenue increased primarily due to the growth in our omni-channel hosting solutions. Other segment hosting revenue decreased primarily driven by the declines in both of our SRS and Devices businesses.
As a percentage of total revenue, professional services and hosting revenue increased from 55.9% for fiscal year 2017 to 56.8% for fiscal year 2018.

Fiscal Year 2017 Compared with Fiscal Year 2016
Professional services revenue increased by $13.3 million, or 6.0%, primarily due to acquisitions in our Healthcare segment and the continued growth in voice biometrics offerings in our Enterprise segment.

Hosting revenue increased by $3.7 million, or 0.5%, primarily driven by a $48.3 million increase in Enterprise and a $13.2 million increase in Automotive segments, offset in part by a $57.7 million decrease in Healthcare. Enterprise hosting revenue increased primarily due to the incremental revenue from acquisitions, growth in our omni-channel cloud offerings, and the continued strength in our on-premise and service portfolios. Automotive hosting revenue increased primarily due to the continued growth in our ASR and infotainment platform services. Healthcare hosting revenue declined primarily due to the 2017 Malware Incident and the continued erosion of our transcription services, offset in part by the continued market penetration and growth of our Dragon Medical cloud-based solutions.
As a percentage of total revenue, professional services and hosting revenue increased from 55.2% for fiscal year 2016 to 55.9%
for fiscal year 2017.

Product and Licensing Revenue
Product and licensing revenue primarily consists of sales and licenses of our technology. The following table shows product and licensing revenue, in dollars, percentage change, and as a percentage of total revenues (dollars in millions):

	Fiscal Year 2018	Fiscal Year 2017	Fiscal Year 2016	% Change 2018 vs. 2017	% Change 2017 vs. 2016
Product and licensing revenue	$544.0	$493.9	$502.1	10.1%	(1.6)%
As a percentage of total revenues	29.5%	28.6%	29.2%

Exhibit 99.1

Fiscal Year 2018 Compared with Fiscal Year 2017
Product and licensing revenue increased by $50.1 million, or 10.1%, primarily driven by a $16.3 million increase in Automotive, a $14.5 million increase in Healthcare, and a $12.8 million increase in Enterprise. Automotive product and licensing revenue increased primarily due to higher royalties from existing and new customers. Healthcare product and licensing revenue increased primarily due to higher revenue from diagnostics solutions due to recent acquisitions. Enterprise product and licensing revenue increased primarily due to higher contact center license revenue.
As a percentage of total revenue, product and licensing revenue increased from 28.6% for fiscal year 2017 to 29.5% for fiscal year 2018.

Fiscal Year 2017 Compared with Fiscal Year 2016
Product and licensing revenue decreased by $8.2 million, or 1.6%, primarily driven by a $16.7 million decrease in Healthcare, and a $16.7 million decrease in Other, offset in part by a $23.0 million increase in Automotive. Healthcare product and licensing revenue decreased primarily due to the continuing customer transition from product licenses to cloud-based solutions. Other product and licensing revenue decreased primarily driven by the ongoing consolidation of our handset manufacturer customer base and continued erosion of our penetration of the remaining market. Automotive product and licensing revenue increased primarily due to higher royalties from existing and new customers.

As a percentage of total revenue, product and licensing revenue decreased from 29.2% for fiscal year 2016 to 28.6% for fiscal year 2017.
Maintenance and Support Revenue
Maintenance and support revenue primarily consists of technical support and maintenance services. The following table shows maintenance and support revenue, in dollars, percentage change, and as a percentage of total revenues (dollars in millions):

	Fiscal Year 2018	Fiscal Year 2017	Fiscal Year 2016	% Change 2018 vs. 2017	% Change 2017 vs. 2016
Maintenance and support revenue	$252.6	$267.7	$268.6	(5.6)%	(0.3)%
As a percentage of total revenues	13.7%	15.5%	15.6%

Fiscal Year 2018 Compared with Fiscal Year 2017
Maintenance and support revenue decreased by $15.1 million, or 5.6%, primarily due to a $18.1 million decrease in Healthcare, offset in part by a $4.6 million increase in Enterprise. The decrease in Healthcare was primarily driven by the continuing customer transition from product licenses to cloud-based solutions. The increase in Enterprise was primarily driven by higher volume of contact center license transactions with maintenance and support.
As a percentage of total revenue, maintenance and support revenue decreased from 15.5% for fiscal year 2017 to 13.7% for fiscal year 2018.

Fiscal Year 2017 Compared with Fiscal Year 2016
Maintenance and support revenue decreased by $0.9 million, or 0.3%, primarily due to a $6.7 million increase in our Enterprise segment, more than offset by a $4.1 million decrease in Healthcare and a $2.9 million decrease in Other segment. The increase in Enterprise was primarily due to maintenance renewals. The decrease in Healthcare was primarily due to the continuing customer transition from product licenses to cloud-based solutions. The decrease in Other segment was driven by the declines in both SRS and Devices.

As a percentage of total revenue, maintenance and support revenue decreased from 15.6% for fiscal year 2016 to 15.5% for fiscal year 2017.

Exhibit 99.1

COSTS AND EXPENSES
Cost of Professional Services and Hosting Revenue
Cost of professional services and hosting revenue primarily consists of compensation for services personnel, outside consultants and overhead, as well as the hardware, infrastructure and communications fees that support our hosting solutions. The following table shows the cost of professional services and hosting revenue, in dollars, percentage change, and as a percentage of professional services and hosting revenue (dollars in millions):

	Fiscal Year 2018	Fiscal Year 2017	Fiscal Year 2016	% Change 2018 vs. 2017	% Change 2017 vs. 2016
Cost of professional services and hosting revenue	$678.4	$654.6	$621.1	3.6%	5.4%
As a percentage of professional services and hosting revenue	64.9%	67.7%	65.4%

Fiscal Year 2018 Compared with Fiscal Year 2017
The increase in cost of professional services and hosting revenue was primarily due to higher professional services costs in our Healthcare segment related to EHR implementation and optimization services and higher hosting costs related to the growth of our automotive connected car services, offset in part by lower costs of medical transcription services. Gross margins increased by 2.8 percentage points as our Healthcare segment recovered from the 2017 Malware Incident throughout the year. Also contributing to the margin improvement was a favorable shift in revenue mix towards higher margin Dragon Medical cloud-based offerings, offset in part by margin compression in our medical transcription services and the increase in EHR implementation and optimization services which carried lower margins.
Fiscal Year 2017 Compared with Fiscal Year 2016
The increase in cost of professional services and hosting revenue was primarily driven by higher employee and infrastructure-related costs due to higher revenues in our Enterprise segment. Gross margins decreased by 2.3 percentage points primarily due to the negative impact of the 2017 Malware Incident, the continued erosion of our medical transcription services in Healthcare, and lower margins in Enterprise due to recent acquisitions.
Cost of Product and Licensing Revenue
Cost of product and licensing revenue primarily consists of material and fulfillment costs, manufacturing and operations costs and third-party royalty expenses. The following table shows the cost of product and licensing revenue, in dollars, percentage change, and as a percentage of product and licensing revenue (dollars in millions):

	Fiscal Year 2018	Fiscal Year 2017	Fiscal Year 2016	% Change 2018 vs. 2017	% Change 2017 vs. 2016
Cost of product and licensing revenue	$56.8	$54.1	$61.6	5.0%	(12.2)%
As a percentage of product and licensing revenue	10.4%	11.0%	12.3%

Fiscal Year 2018 Compared with Fiscal Year 2017
Cost of product and licensing revenue increased by $2.7 million, or 5.0%, primarily due to higher costs related to our clinical documentation and diagnostic solutions. Gross margins increased by 0.6 percentage points, primarily due to higher margins on Dragon Medical software license revenue.
Fiscal Year 2017 Compared to Fiscal Year 2016
Cost of product and licensing revenue decrease by $7.5 million, or 12.2%, lower costs related to Dragon Medical and Dragon Consumer perpetual licenses. Gross margins increased by 1.3 percentage points, primarily due to a favorable shift in revenue mix towards higher margin products in Healthcare.

Exhibit 99.1

Cost of Maintenance and Support Revenue
Cost of maintenance and support revenue primarily consists of compensation for product support personnel and overhead. The following table shows cost of maintenance and support revenue, in dollars, percentage change, and as a percentage of maintenance and support revenue (dollars in millions):

	Fiscal Year 2018	Fiscal Year 2017	Fiscal Year 2016	% Change 2018 vs. 2017	% Change 2017 vs. 2016
Cost of maintenance and support revenue	$39.3	$37.2	$38.0	5.6%	(2.1)%
As a percentage of maintenance and support revenue	15.6%	13.9%	14.1%

Fiscal Year 2018 Compared with Fiscal Year 2017
Cost of maintenance and support revenue increased by $2.1 million, or 5.6%, primarily driven by higher compensation costs in Healthcare. Gross margins decreased by 1.7 percentage points primarily due to lower margin on Dragon Medical software maintenance and support services in Healthcare.
Fiscal Year 2017 Compared with Fiscal Year 2016
Cost and the gross margin of maintenance and support revenue decreased by $0.8 million, or 2.1%, primarily driven by lower compensation costs in Healthcare.
Research and Development Expenses
Research and development ("R&D") expenses primarily consist of salaries, benefits, and overhead relating to third party engineering costs. The following table shows research and development expense, in dollars, percentage change, and as a percentage of total revenues (dollars in millions):

	Fiscal Year 2018	Fiscal Year 2017	Fiscal Year 2016	% Change 2018 vs. 2017	% Change 2017 vs. 2016
Research and development expenses	$278.7	$239.9	$246.8	16.2%	(2.8)%
As a percentage of total revenues	15.1%	13.9%	14.3%

Fiscal Year 2018 Compared with Fiscal Year 2017
R&D expenses increased by $38.8 million, or 16.2%, primarily due to higher compensation expenses as we continue to invest in product innovation and new technologies to support our long-term growth.
Fiscal Year 2017 Compared with Fiscal Year 2016
R&D expenses decreased by $6.9 million, or 2.8%, primarily due to our continued cost-savings initiatives to reduce headcount and move R&D activities to lower-cost locations, offset in part by higher compensation expenses in our Enterprise segment due to acquisitions.
Sales and Marketing Expenses
Sales and marketing expenses include salaries and benefits, commissions, advertising, direct mail, public relations, tradeshow costs and other costs of marketing programs, travel expenses associated with our sales organization and overhead. The following table shows sales and marketing expense, in dollars, percentage change, and as a percentage of total revenues (dollars in millions):

	Fiscal Year 2018	Fiscal Year 2017	Fiscal Year 2016	% Change 2018 vs. 2017	% Change 2017 vs. 2016
Sales and marketing expenses	$311.7	$324.4	$319.6	(3.9)%	1.5%
As a percentage of total revenues	16.9%	18.8%	18.6%

Fiscal Year 2018 Compared with Fiscal Year 2017
Sales and marketing expenses decreased by $12.7 million, or 3.9%, primarily driven by lower commission expenses due to recent changes in our commission plans.

Exhibit 99.1

Fiscal Year 2017 Compared with Fiscal Year 2016
Sales and marketing expenses increased by $4.8 million, or 1.5%, primarily due to higher compensation and commission expenses on higher headcount in our Enterprise segment, offset in part by lower marketing spend in our Healthcare segment.
General and Administrative Expenses
General and administrative expenses primarily consist of personnel costs for administration, finance, human resources, general management, fees for external professional advisers including accountants and attorneys, and provisions for doubtful accounts. The following table shows general and administrative expense, in dollars, percentage change, and as a percentage of total revenues (dollars in millions):

	Fiscal Year 2018	Fiscal Year 2017	Fiscal Year 2016	% Change 2018 vs. 2017	% Change 2017 vs. 2016
General and administrative expenses	$225.9	$163.1	$164.3	38.5%	(0.7)%
As a percentage of total revenues	12.3%	9.4%	9.6%

Fiscal Year 2018 Compared with Fiscal Year 2017
General and administrative expenses increased by $62.8 million, or 38.5%, primarily due to professional services fees related to evaluating strategic alternatives for certain businesses, establishing the Automotive business as a separate operating segment, and legal expenses related to enforcing our intellectual property rights.
Fiscal Year 2017 Compared with Fiscal Year 2016
General and administrative expenses decreased by $1.3 million, or 0.7%, as the effect of higher administrative headcount was more than offset by lower stock-based compensation and lower professional fees related to identifying and evaluating strategic initiatives.
Amortization of Intangible Assets
Amortization of acquired patents and core technology are included within cost of revenues whereas the amortization of other intangible assets, such as acquired customer relationships, trade names and trademarks, are included within operating expenses. Customer relationships are amortized on an accelerated basis based upon the pattern in which the economic benefits of the customer relationships are being realized. Other identifiable intangible assets are amortized on a straight-line basis over their estimated useful lives. Amortization expense was recorded as follows (dollars in millions):

	Fiscal Year 2018	Fiscal Year 2017	Fiscal Year 2016	% Change 2018 vs. 2017	% Change 2017 vs. 2016
Cost of revenues	$50.9	$57.9	$54.3	(12.1)%	6.6%
Operating expenses	74.0	92.8	85.5	(20.3)%	8.5%
Total amortization expenses	$124.9	$150.7	$139.8	(17.1)%	7.8%
As a percentage of total revenues	6.8%	8.7%	8.1%
Fiscal Year 2018 Compared with Fiscal Year 2017
Amortization of intangible assets expense for fiscal year 2018 decreased by $25.8 million from $150.7 million for fiscal year 2017, as certain intangible assets became fully amortized in fiscal years 2017 and 2018.
Fiscal Year 2017 Compared with Fiscal Year 2016
Amortization of intangible assets expense for fiscal year 2017 increased by $10.9 million from $139.8 million for fiscal year 2016. The increase was primarily due to the amortization of customer relationship assets acquired in acquisitions.

Exhibit 99.1

Acquisition-Related Costs, Net
Acquisition-related costs, net include costs related to business and other acquisitions, including potential acquisitions. These costs consist of (i) transition and integration costs, including retention payments, transitional employee costs, earn-out payments, and other costs related to integration activities; (ii) professional service fees, including financial advisory, legal, accounting, and other outside services incurred in connection with acquisition activities, and disputes and regulatory matters related to acquired entities; and (iii) fair value adjustments to acquisition-related contingencies. A summary of the acquisition-related costs is as follows (dollars in millions):

	Fiscal Year 2018	Fiscal Year 2017	Fiscal Year 2016	% Change 2018 vs. 2017	% Change 2017 vs. 2016
Transition and integration costs	$16.1	$15.2	$5.7	5.9%	166.7%
Professional service fees	3.5	12.6	10.9	(72.2)%	15.6%
Acquisition-related adjustments	(3.4)	(0.1)	0.2	3,300.0%	(150.0)%
Total acquisition-related costs, net	$16.1	$27.7	$16.8	(41.9)%	64.9%
As a percentage of total revenue	0.9%	1.6%	1.0%

Fiscal Year 2018 Compared with Fiscal Year 2017
Acquisition-related costs, net for fiscal year 2018 decreased by $11.6 million, primarily due to reduced acquisition activities during fiscal year 2018.
Fiscal Year 2017 Compared with Fiscal Year 2016
Acquisition-related costs, net for fiscal year 2017 increased by $10.9 million primarily due to higher contingent retention payments related to acquisitions, which is included within transition and integration costs.

Exhibit 99.1

Restructuring and Other Charges, Net
While restructuring and other charges, net are excluded from our calculation of segment profit, the table below presents the restructuring and other charges, net associated with each segment (dollars in thousands):

	Personnel	Facilities	Total Restructuring Expenses	Other Charges	Total
Fiscal Year 2018
Healthcare	$11,563	$25	$11,588	$—	$11,588
Enterprise	4,217	2,243	6,460	—	6,460
Automotive	4,160	20	4,180	—	4,180
Other	1,473	647	2,120	7,103	9,223
Corporate	10,107	953	11,060	14,515	25,575
Total fiscal year 2018	$31,520	$3,888	$35,408	$21,618	$57,026

Fiscal Year 2017
Healthcare	$4,283	$870	$5,153	$8,758	$13,911
Enterprise	2,141	3,480	5,621	—	5,621
Automotive	1,838	—	1,838	—	1,838
Other	2,954	(15)	2,939	10,773	13,712
Corporate	1,337	2,013	3,350	21,491	24,841
Total fiscal year 2017	$12,553	$6,348	$18,901	$41,022	$59,923

Fiscal Year 2016
Healthcare	$3,531	$1,398	$4,929	$—	$4,929
Enterprise	1,214	2,782	3,996	—	3,996
Automotive	1,967	—	1,967	—	1,967
Other	3,870	1,557	5,427	(743)	4,684
Corporate	2,267	5,391	7,658	971	8,629
Total fiscal year 2016	$12,849	$11,128	$23,977	$228	$24,205
Fiscal Year 2018
For fiscal year 2018, we recorded restructuring charges of $35.4 million, which included $31.5 million related to the termination of approximately 1,318 employees and $3.9 million charge related to certain excess facilities, including adjustment to sublease assumptions associated with these facilities. These actions were part of our strategic initiatives focused on investment rationalization, process optimization and cost reduction. We expect the remaining outstanding severance of $10.6 million to be substantially paid by the end of the first quarter of fiscal year 2019, and the remaining of $6.5 million for the excess facilities to be made through fiscal year 2027, in accordance with the terms of the applicable leases.
Additionally, during fiscal year 2018, we recorded $5.7 million for costs related to the transition agreement of our former CEO, $4.8 million professional services fees related to assessment and establishment of our corporate transformational efforts, $4.0 million related to our remediation and restoration effort after the 2017 Malware Incident, and fixed asset impairment charges of $7.1 million for SRS and Devices, as more fully described in Note 5. The cash payments associated with the CEO transition agreement are expected to be made through fiscal year 2020.
Fiscal Year 2017
For fiscal year 2017, we recorded restructuring charges of $18.9 million, which included $12.6 million related to the termination of approximately 792 employees and $6.3 million charge related to certain excess facilities, including adjustment to sublease assumptions associated with these facilities. These actions were part of our initiatives to reduce costs and optimize processes.

Exhibit 99.1

Additionally, during fiscal year 2017, we recorded $8.1 million for costs related to the transition agreement of our former CEO, $18.1 million of professional services fees and $4.0 million of fixed asset and inventory write-down as a result of the Malware Incident, and an impairment charge of $10.8 million related to an internally developed software.
Fiscal Year 2016
For fiscal year 2016, we recorded restructuring charges of $24.0 million, which included $12.8 million related to the termination of approximately 448 employees as part of our initiatives to reduce costs and optimize processes, and $11.1 million charge related to certain excess facility space, including adjustment to sublease assumptions associated with these facilities.
Additionally, during fiscal year 2016, we recorded certain other charges that totaled $0.2 million for litigation contingency reserves.
Impairment of Goodwill and Other Intangible Assets
As more fully described in Note 5 of the accompanying consolidated financial statements, we recorded $170.9 million impairment charges of goodwill and other intangible assets for Devices and SRS for fiscal year 2018.
Other Expenses, Net
Other expenses, net consists primarily of interest income, interest expense, foreign exchange gains (losses), and net gain (loss) from other non-operating activities. A summary of Other expenses, net is as follows (dollars in millions):

	Fiscal Year 2018	Fiscal Year 2017	Fiscal Year 2016	% Change 2018 vs. 2017	% Change 2017 vs. 2016
Interest income	$9.3	$6.9	$4.4	34.7%	56.0%
Interest expense	(137.3)	(156.9)	(132.7)	(12.5)%	18.2%
Other expense, net	(1.8)	(21.2)	(8.3)	(91.4)%	154.7%
Total other expenses, net	$(129.7)	$(171.2)	$(136.6)

Fiscal Year 2018 Compared with Fiscal Year 2017
Interest expense decreased by $19.6 million primarily due to the repurchase of $331.2 million outstanding 2.75% convertible debentures in November 2017. Other expense, net decreased by $19.4 million primarily due to an $18.6 million loss on extinguishment of debt resulting from the repurchase of our 2020 Senior Notes in fiscal year 2017.
Fiscal Year 2017 Compared with Fiscal Year 2016
Interest expense increased by $24.2 million primarily driven by the issuance of the 2026 Senior Notes and the 2025 Convertible Debenture, offset in part by the repurchase of $600 million principal of our 2020 Senior Notes in fiscal year 2017. Other expense, net increased by $12.9 million primarily due to an $18.6 million loss on extinguishment of debt resulting from the repurchase of our 2020 Senior Notes discussed above, offset in part by extinguishment losses of $4.9 million recorded in fiscal year 2016.
Provision for Income Taxes
The following table shows the provision for income taxes and the effective income tax rate (dollars in millions):

	Fiscal Year 2018	Fiscal Year 2017	Fiscal Year 2016	% Change 2018 vs. 2017	% Change 2017 vs. 2016
(Benefit) Provision for income taxes	$(62.3)	$23.7	$10.2	(363.3)%	131.4%
Effective income tax rate	25.2%	(15.3)%	(21.1)%
Fiscal Year 2018 Compared with Fiscal Year 2017
Our effective income tax rate was 25.2% in fiscal year 2018, compared to (15.3)% in fiscal year 2017. The effective income tax rate of 25.2% in fiscal year 2018 differed from the U.S. statutory rate, primarily due to the net tax benefits resulting from the Tax Cuts and Jobs Act ("TCJA") remeasurement of deferred tax assets and liabilities at the lower enacted rate, and our foreign earnings being subject to lower tax rates, offset by in part by additional valuation allowance related to current period losses, the tax effect of goodwill impairment charges that are not deductible, and the provision for the deemed repatriation of foreign cash and earnings. The effective tax rate of (15.3)% in fiscal year 2017 differed from the U.S. statutory rate, primarily due to additional valuation

Exhibit 99.1

allowance related to current period losses in the United States and an increase in deferred tax liabilities related to goodwill, partially offset by our earnings in foreign operations that are subject to significantly lower tax rates than U.S. statutory tax rate.
Provision for income taxes decreased by $86.0 million in fiscal year 2018, primarily due to the lower valuation allowance provided related to the losses incurred for the current fiscal year, the net tax benefits resulting from the TCJA remeasurement of deferred tax assets and liabilities at the lower enacted rate, offset in part by the tax effect of goodwill impairment charges that are not deductible, and the provision for the deemed repatriation of foreign cash and earnings.
Fiscal Year 2017 Compared with Fiscal Year 2016
Our effective income tax rate was (15.3)% in fiscal year 2017, compared to (21.1)% in fiscal year 2016. The effective income tax rate of (15.3)% in fiscal year 2017 differed from the U.S. statutory rate, primarily due to additional valuation allowance related to current period losses in the United States and an increase in deferred tax liabilities related to goodwill, partially offset by our earnings in foreign operations that are subject to significantly lower tax rates than U.S. statutory tax rate. The effective income tax rates in fiscal year 2016 differed from the U.S. federal statutory rate of 35% primarily due to additional valuation allowance related to current period losses in the United States, an increase in the deferred tax liabilities related to goodwill, and an increase in current tax provisions due to the one-time repatriation of foreign earnings offset by the utilization of previously unbenefited domestic loss and credit carryforwards. These were offset in part by our foreign earnings subject to significantly lower tax rates, and release of domestic valuation allowance as a result of tax benefits recorded in connection with our acquisitions during the period for which a deferred tax liability was established in purchase accounting.
Provision for income taxes increased by $13.4 million in fiscal year 2017 as compared to fiscal year 2016, primarily due to the additional valuation allowance provided related to the losses incurred for the current fiscal year and an increase in deferred tax liabilities related to goodwill in fiscal year 2017, offset in part by the effect of one-time repatriated foreign earnings in fiscal year 2016.

SEGMENT ANALYSIS
During the first quarter of fiscal year 2018, we commenced a review of our segment reporting structure to better align our Chief Operating Decision Maker's ("CODM") long-term strategic focus with our organizational structure. During the second quarter of fiscal year 2018, we implemented a number organizational changes to align our segment reporting structure with our long-term strategic focuses, including (i) establishing our Automotive business as a separate operating segment, (ii) moving our Dragon TV business from our former Mobile operating segment into our Enterprise operating segment to consolidate our telecommunications market resources, and (iii) establishing an Other segment that includes our SRS and Devices businesses, previously reported within our former Mobile operating segment.

Additionally, on November 11, 2018, we entered into a definitive stock purchase agreement, pursuant to which we agreed to sell our Imaging business and associated assets for a total cash consideration of approximately $400 million. On February 1, 2019, we completed the sale of the business and we received proceeds of approximately $404 million, net of related fees and expenses, and subject to certain customary post-closing adjustments. As a result, for fiscal years 2018, 2017, and 2016, Imaging's results of operations have been included within discontinued operations and its assets and liabilities within held for sale on our consolidated financial statements. The stranded costs related to our Imaging business of $7.8 million for fiscal year 2018, $7.1 million for fiscal year 2017, and $8.3 million for fiscal year 2016, have been re-allocated among the remaining operating segments included within continuing operations. As a result, segment information for fiscal years 2018, 2017 and 2016 has been recast to reflect the above changes in segment reporting structure.

Exhibit 99.1

For further details of financial information about our operating segments, see Note 21 to the accompanying consolidated financial statements included in Item 8 of this Annual Report on Form 10-K. The following table presents certain financial information about our operating segments (dollars in millions).

	Fiscal Year 2018	Fiscal Year 2017	Fiscal Year 2016	% Change 2018 vs. 2017	% Change 2017 vs. 2016
Segment Revenues
Healthcare	$984.8	$899.3	$973.3	9.5%	(7.6)%
Enterprise	483.2	474.3	396.0	1.9%	19.8%
Automotive	279.4	252.2	214.3	10.8%	17.7%
Other	109.1	133.8	154.4	(18.5)%	(13.4)%
Total segment revenues	1,856.5	1,759.6	1,738.0	5.5%	1.2%
Less: acquisition related revenue adjustments (a)	(14.2)	(31.5)	(17.7)	(54.9)%	77.8%
Total revenues	$1,842.3	$1,728.2	$1,720.3	6.6%	0.5%
Segment Profit
Healthcare	$326.7	$257.8	$308.5	26.7%	(16.4)%
Enterprise	140.5	133.9	127.2	4.9%	5.3%
Automotive	109.1	118.2	95.0	(7.7)%	24.5%
Other	28.0	41.2	37.8	(32.0)%	9.1%
Total segment profit	$604.3	$551.2	$568.5	9.6%	(3.0)%
Segment Profit Margin
Healthcare	33.2%	28.7%	31.7%	4.5	(3.0)
Enterprise	29.1%	28.2%	32.1%	0.9	(3.9)
Automotive	39.1%	46.9%	44.3%	(7.8)	2.6
Other	25.7%	30.8%	24.4%	(5.1)	6.4
Total segment profit margin	32.5%	31.3%	32.7%	1.2	(1.4)

(a)
Segment revenues differ from reported revenues due to certain revenue adjustments related to acquisitions that would otherwise have been recognized but for the purchase accounting treatment of the business combinations. These revenues are included to allow for more complete comparisons to the financial results of historical operations and in evaluating management performance.

Segment Revenues

Fiscal Year 2018 Compared with Fiscal Year 2017

•
Healthcare segment revenues increased by $85.5 million during fiscal year 2018 as the segment recovered from the 2017 Malware Incident throughout the year, as well as the continued market penetration and growth of our Dragon Medical cloud-based solutions and higher revenue from EHR implementation and optimization services, offset in part by the continued erosion of our transcription services.

•
Enterprise segment revenues increased by $8.9 million during fiscal year 2018 primarily due to higher contact center license and services revenue, offset in part by lower revenue from our inbound and outbound on-demand solutions.

•
Automotive segment revenues increased by $27.2 million during fiscal year 2018 primarily due to higher royalties and revenues from our hosting solutions driven by continued growth in our ASR and infotainment platform services.

•
Other segment revenue decreased by $24.7 million primarily due to the accelerated declines in both SRS and Devices businesses during fiscal year 2018. The decline in SRS was primarily due to the recent market disruptions in India and Brazil. These markets have experienced a dramatic recent disruption as a result of accelerated change in competition and business models for our SRS mobile operator customers, which has reduced demand for our services. The decline in our Devices business was primarily due to the ongoing consolidation of our handset manufacturer customer base, as well as continued erosion of our penetration of the remaining market.

As more fully described in Note 5 to the accompanying consolidated financial statements, during the fourth quarter of fiscal 2018, in connection with our comprehensive portfolio and business review efforts, we commenced a wind-down of our Devices and Mobile Operator Services businesses.

Exhibit 99.1

Fiscal Year 2017 Compared with Fiscal Year 2016

•
Healthcare segment revenues decreased by $74.0 million during fiscal year 2017 primarily due to decreases in hosting revenue and product and licensing revenue. Hosting revenue decreased by $58.2 million primarily due to the negative impact of the 2017 Malware Incident throughout the year, and the continued erosion of the transcription services, offset in part by the positive effect of customers' transition to cloud-based offerings. Product and licensing revenue decreased by $17.9 million primarily as a result of lower revenues from our licensed Dragon Medical product sales as we transition from product licensing to subscription and cloud-based offerings. We estimated the revenue impact of the 2017 Malware Incident due to the service interruption to be approximately $65 million for fiscal year 2017.

•
Enterprise segment revenues increased by $78.3 million during fiscal year 2017 primarily due to the incremental revenue from recent acquisitions, increases in our omni-channel cloud offerings, and the continued strength in our on-premise and on-demand service portfolios.

•
Automotive segment revenues increased by $37.9 million during fiscal year 2017 primarily due to higher royalties and revenues from our hosting solutions driven by continued growth in our speech recognition and infotainment platform services.

•	Other segment revenues decreased by $20.7 million during fiscal year 2017 primarily due to declines in both the SRS and Devices business.
Segment Profit

Fiscal Year 2018 Compared with Fiscal Year 2017

•
Healthcare segment profit increased by $68.8 million, or 26.7%, primarily due to higher segment revenue and higher gross margin. Healthcare operating results for fiscal year 2017 was negatively impacted by the 2017 Malware Incident. The gross margin for fiscal year 2018 reflected a favorable shift in revenue mix towards higher margin Dragon Medical cloud-based offerings, offset in part by the increase in EHR implementation and optimization services which carried lower margins. As a result, segment profit margin increased by 4.5 percentage points, to 33.2% for fiscal year 2018.

•
Enterprise segment profit increased by $6.6 million, or 4.9%, primarily due to higher segment revenue, offset in part by lower gross margin. The lower gross margin was primarily due to higher infrastructure costs and increased headcount to support future growth. As a result, segment profit margin increased by 0.9 percentage points to 29.1% for fiscal year 2018 from 28.2% for fiscal year 2017.

•
Automotive segment profit decreased by $9.1 million, or 7.7%, primarily due to lower gross margin and higher R&D expenses, offset in part by higher revenue. The lower gross margin was primarily driven by increased professional services headcount to support implementation of our connected solutions across existing and new customer base. The higher R&D expense was primarily driven by our increased investment in new technologies. As a result, segment profit margin decreased by 7.8 percentage points to 39.1% for fiscal year 2018 from 46.9% for fiscal year 2017.

•
Other segment profit decreased by $13.2 million, or 32.0%, primarily due to lower revenue and the margin compression in SRS and Devices. Segment profit margin declined primarily due to lower revenues and relatively fixed costs and expenses structure. As more fully described in Note 5 to the accompanying consolidated financial statements, during the fourth quarter of fiscal 2018, in connection with our comprehensive portfolio and business review efforts, we commenced a wind-down of our Devices and Mobile Operator Services businesses.

Fiscal Year 2017 Compared with Fiscal Year 2016

•
Healthcare segment profit decreased by $50.7 million, or 16.4%, primarily due to lower segment revenue and lower gross margin as a result of the negative impact of the 2017 Malware Incident and the continued erosion of the transcription services, offset in part by the positive effect of customers' transition to cloud based offerings. Segment profit margin decreased by 3.0 percentage points, to 28.7% for fiscal year 2017 from 31.7% for fiscal year 2016, primarily due to lower gross margin.

•
Enterprise segment profit increased by $6.7 million, or 5.3%, primarily due to higher segment revenue, offset in part by lower gross margin and higher R&D expenses. Gross margin was lower as our recently acquired entities carried lower gross margins. R&D expenses increased as a result of increased R&D headcount due to recent acquisitions. Segment profit margin decreased by 3.9 percentage points to 28.2% for fiscal year 2017 from 32.1% for fiscal year 2016, primarily due to lower gross margin and higher operating expenses margin.

Exhibit 99.1

•
Automotive segment profit increased by $23.3 million, or 24.5%, primarily due to higher revenues and gross margin. The gross margin improvement was primarily due to a favorable shift to higher margin cloud-based and licensing offerings. Segment profit margin increased by 2.6 percentage points to 46.9% for fiscal year 2017 from 44.3% for fiscal year 2016, primarily due to higher gross margin and lower operating expense margin as the segment continued to benefit from our costs savings and process optimization initiatives.

•
Other segment profit increased by $3.4 million, or 9.1%, primarily due to higher gross margin, offset in part by lower revenue. Higher gross margin was primarily driven by the timing of product and licensing revenue. Segment profit margin increased by 6.4 percentage points to 30.8% during fiscal year 2017 from 24.4% during fiscal year 2016.

LIQUIDITY AND CAPITAL RESOURCES
Liquidity
We had cash and cash equivalents and marketable securities of $473.5 million as of September 30, 2018, a decrease of $400.6 million from $874.1 million as of September 30, 2017. Our working capital, as defined by total current assets for continuing operations less total current liabilities for continuing operations, was $199.1 million as of September 30, 2018, compared to $254.6 million as of September 30, 2017. Additionally, we had availability of $242.5 million under our revolving credit facility as of September 30, 2018. We believe that our existing sources of liquidity are sufficient to support our operating needs, capital requirements and any debt service requirements for the next twelve months.
Cash and cash equivalents and marketable securities held by our international operations totaled $112.8 million as of September 30, 2018 and $148.6 million as of September 30, 2017. We utilize a variety of financing strategies to ensure that our worldwide cash is available to meet our liquidity needs. We expect the cash held overseas to be permanently invested in our international operations, and our U.S. operation to be funded through its own operating cash flows, cash and marketable securities within the U.S., and if necessary, borrowing under our revolving credit facility.
Corporate Transformation Program and Strategic Business Review
During the third quarter of fiscal year 2018, we commenced a strategic and operational review of our business with the goal of improving our focuses on leveraging our core strengths in key vertical markets and sustaining our long-term growth and profitability.
In connection with the business review, we commenced a wind-down of our Mobile Operator Services and Devices businesses during the fourth quarter of fiscal year 2018.
On November 11, 2018, we entered into a definitive stock purchase agreement, pursuant to which we agreed to sell our Imaging business and associated assets for a total cash consideration of approximately $400 million. The transaction, which is subject to regulatory review and other customary closing conditions, is expected to close by the end of the second quarter of fiscal year 2019. On February 1, 2019, we completed the sale of the business and received proceeds of approximately $404 million, net of related fees and expenses, and subject to certain customary post-closing adjustments.
Additionally, on November 19, 2018, we announced our intent to spin off our Automotive business into an independent publicly traded company through a pro rata distribution to our common stockholders. Completion of the proposed spin-off is subject to certain conditions, including final approval by our Board of Directors. We are targeting to complete the separation of the business by the beginning of fiscal year 2020.
We expect to spend $50 million to $75 million to effect the separation and stand-up of the businesses in fiscal year 2019. In addition, as part of the transformation initiatives, we incurred approximately $4.8 million related to the assessment of operational efficiency and the establishment of the program during fiscal year 2018. We expect to incur $60 million to $70 million of restructuring related expenditures in fiscal year 2019.

Exhibit 99.1

Cash provided by operating activities
Fiscal Year 2018 Compared with Fiscal Year 2017
Cash provided by operating activities for fiscal year 2018 was $392.3 million, an increase of $91.4 million, or 30%, from $300.8 million for fiscal year 2017. The net increase was primarily due to:

•	An increase in cash inflows of $33.0 million driven by favorable changes in working capital excluding deferred revenue, primarily due to the timing of billing and collections; and

•
An increase in cash inflows of $45.9 million from deferred revenue. Deferred revenue contributed cash inflow of $97.0 million in fiscal year 2018, as compared to $51.0 million in fiscal year 2017, primarily driven by continued growth of our Automotive connected solutions and bundled offerings within our Healthcare segment.

Fiscal Year 2017 Compared to Fiscal Year 2016
Cash provided by operating activities for fiscal year 2017 was $300.8 million, a decrease of $154.2 million, or 34%, from $455.0 million for fiscal year 2016. The net decrease was primarily due to:

•	A decrease of $56.6 million in cash flows resulting from a higher net loss, exclusive of non-cash adjustment items;

•	A decrease of $95.3 million in cash flows resulting from unfavorable changes in working capital, excluding deferred revenue; and

•
A decrease in cash inflows of $2.3 million from deferred revenue. Deferred revenue contributed cash inflow of $51.0 million in fiscal year 2017, as compared to $53.3 million in fiscal year 2016. The deferred revenue growth in fiscal year 2017 was driven primarily by continued growth of our Automotive connected solutions and Healthcare bundled offerings.

Cash used in investing activities
Fiscal Year 2018 Compared with Fiscal Year 2017
Cash used in investing activities for fiscal year 2018 was $37.3 million, a decrease of $296.9 million, or 89%, from $334.2 million for fiscal year 2017. The net decrease was primarily due to:

•	An increase of $280.3 million in net proceeds from the sale and purchase of marketable securities and other investments; and

•	A decrease of $13.0 million in capital expenditures.
Fiscal Year 2017 Compared to Fiscal Year 2016
Cash used in investing activities for fiscal year 2017 was $334.2 million, an increase of $71.2 million, or 27%, from $263.0 million for fiscal year 2016. The net increase was primarily due to:

•	An increase in cash outflows of $214.8 million for payments of marketable securities and other investments, offset in part by;

•	An increase in cash inflows of $91.6 million for proceeds from marketable securities and other investment; and

•	A decrease in cash outflows of $59.0 million for business and technology acquisitions.
Cash (used in) provided by financing activities
Fiscal Year 2018 Compared with Fiscal Year 2017
Cash used by financing activities for fiscal year 2018 was $680.3 million, an increase of $747.4 million, or 1,115%, from cash provided by financing activities of $67.1 million for fiscal year 2017. The net increase was primarily due to:

•
A decrease in cash inflows of $837.5 million from debt issuance. During fiscal year 2017, the cash inflows from debt activities includes $495.0 million net proceeds from the issuance of 5.625% Senior Notes due 2026; and $343.6 million net proceeds from the issuance of our 1.25% 2025 Convertible Debentures;

•
An increase in cash outflows of $37.0 million related to share repurchases. During fiscal year 2018 and 2017, we repurchased 9.7 million shares and 5.8 million shares for $136.1 million and $99.1 million, respectively; and

Exhibit 99.1

•	An increase in cash outflows of $24.8 million related to acquisition payments with extended payment terms, offset in part by,

•
A decrease in cash outflows of $152.9 million from the redemption and repayment of debt. During fiscal year 2018, holders of approximately $331.2 million in aggregate principal amount of the 2.75% 2031 Debentures exercised their right to require us to repurchase such debentures, and we repurchased $150.0 million in aggregate principal amount of our 2020 Senior Notes. During fiscal year 2017, we repurchased $600.0 million in aggregate principal amount of our 2020 Senior Notes and $17.8 million in aggregate principal amount of our 2031 Convertible Debentures.

Fiscal Year 2017 Compared to Fiscal Year 2016
Cash used in financing activities for fiscal year 2017 was $67.1 million, an increase of $372.2 million, or 122%, from cash used in financing activities of $305.1 million for fiscal year 2016. The net increase was primarily due to:

•
A decrease in cash outflows of $600.4 million related to share repurchases. We repurchased 5.8 million shares of our common stock for $99.1 million in fiscal year 2017 as compared to 9.4 million shares repurchased under our share repurchase program and 26.3 million shares repurchased from the Icahn Group for total cash outflow of $699.5 million in fiscal year 2016;

•
A decrease in net cash inflows of $244.1 million from debt activities. The fiscal year 2017 activity included approximately $495.0 million net proceeds from the issuance of our 2026 Senior Notes, approximately $343.6 million net proceeds from the issuance of our 1.25% 2025 Debentures, offset by the repurchases of $600.0 million in aggregate principal of our 2020 Senior Notes and $17.8 million in aggregate principal of our 2031 Convertible Debentures. The fiscal year 2016 activity included proceeds of $663.8 million, net of issuance costs, from the issuance of our 1.0% 2035 Debentures offset by the repurchase of $38.3 million in aggregate principal on our 2.75% Senior Convertible Debentures due in 2031 and repayment of $472.5 million on our term loan under the amended and restated credit agreement; and

•
An increase in cash outflows of $14.5 million as a result of higher cash payments required to net share settle employee equity awards due to the increase in the intrinsic value of shares vested during fiscal year 2017 as compared to fiscal year 2016.

Debt
For a detailed description of the terms and restrictions of the debt and revolving credit facility, see Note 10 to the accompanying consolidated financial statements.
We expect to incur cash interest payment on outstanding debt of $78.8 million in fiscal year 2019, based on the outstanding balance as of September 30, 2018 and the holders' right of redemption discussed above. We expect to fund our debt service requirements through existing sources of liquidity and our operating cash flows.
Share Repurchases
On April 29, 2013, our Board of Directors approved a share repurchase program for up to $500.0 million, which was increased by $500.0 million on April 29, 2015. On August 1, 2018, our Board of Directors approved additional $500.0 million under our share repurchase program. Under the terms of the share repurchase program, we have the ability to repurchase shares through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated stock repurchase transactions, or any combination of such methods. The share repurchase program does not require us to acquire any specific number of shares and may be modified, suspended, extended or terminated by us at any time without prior notice. The timing and the amount of any purchases will be determined by management based on an evaluation of market conditions, capital allocation alternatives, and other factors.

We spent $136.1 million, $99.1 million and $197.5 million on share repurchases during the fiscal years 2018, 2017 and 2016, respectively. Approximately $557.3 million remained available for share repurchases as of September 30, 2018 pursuant to our share repurchase program.

Exhibit 99.1

Off-Balance Sheet Arrangements, Contractual Obligations, Contingent Liabilities and Commitments
Contractual Obligations
The following table outlines our contractual payment obligations for continuing operations as of September 30, 2018 (dollars in millions):

	Payments Due by Fiscal Year Ended September 30,
Contractual Obligations	Total	2019	2020 and 2021	2022 and 2023	Thereafter
Convertible Debentures (1)	$1,337.0	$—	$—	$987.0	$350.0
Senior Notes	1,100.0	—	300.0	—	800.0
Interest payable on long-term debt (2)	458.7	78.8	141.0	113.8	125.1
Letter of Credit (3)	6.9	6.8	0.1	—	—
Lease obligations and other liabilities:
Operating leases	160.5	27.8	38.4	31.2	63.1
Operating leases under restructuring (4)	60.9	10.1	17.9	17.2	15.7
Purchase commitments for inventory, property and equipment (5)	32.6	8.0	13.8	10.8	—
Total contractual cash obligations	$3,156.6	$131.5	$511.2	$1,160.0	$1,353.9

(1)
Pursuant to the terms of each convertible instrument, holders have the right to redeem the debt on specific dates prior to maturity. The repayment schedule above assumes that payment is due on the next redemption date after September 30, 2018.

(2)
Interest per annum is due and payable semi-annually and is determined based on the outstanding principal as of September 30, 2018, the stated interest rate of each debt instrument and the assumed redemption dates discussed above.

(3)	Letters of Credit are in place primarily to secure future operating lease payments.

(4)
Obligations include contractual lease commitments related to facilities that were part of restructuring plans. As of September 30, 2018, we have subleased certain of the facilities with total sublease income of $42.8 million through fiscal year 2027.

(5)	These amounts include non-cancelable purchase commitments for property and equipment as well as inventory in the normal course of business to fulfill customer backlog.

The summary above does not include unrecognized tax benefits of $29.5 million and the one-time mandatory repatriation tax of $5.8 million as of September 30, 2018. We do not expect a significant change in the amount of unrecognized tax benefits within the next 12 months. We estimate that none of this amount will be paid within the next year and we are currently unable to reasonably estimate the timing of payments for the remainder of the liability.
Contingent Liabilities and Commitments

Certain acquisition payments to selling stockholders were contingent upon the achievement of pre-determined performance targets over a period of time after the acquisition. Such contingent payments were recorded at estimated fair values upon the acquisition and re-measured in subsequent reporting periods. As of September 30, 2018, we may be required to pay the selling stockholders up to $12.4 million contingent upon achieving specified performance goals, including the achievement of future bookings and sales targets related to the products of the acquired entities. In addition, certain deferred compensation payments to selling stockholders contingent upon their continued employment after the acquisition were recorded as compensation expense over the requisite service period. Additionally, as of September 30, 2018, the remaining deferred payment obligations of $19.9 million to certain former stockholders, which are contingent upon their continued employment, will be recognized ratably as compensation expense over the remaining requisite service periods.

Exhibit 99.1

Financial Instruments
We use financial instruments to manage our foreign exchange risk. We operate our business in countries throughout the world and transact business in various foreign currencies. Our foreign currency exposures typically arise from transactions denominated in currencies other than the functional currency of our operations. We have a program that primarily utilizes foreign currency forward contracts to offset the risks associated with the effect of certain foreign currency exposures. Our program is designed so that increases or decreases in our foreign currency exposures are offset by gains or losses on the foreign currency forward contracts in order to mitigate the risks and volatility associated with our foreign currency transactions. Generally, we enter into such contracts for less than 90 days and have no cash requirements until maturity. At September 30, 2018 and 2017, we had outstanding contracts with a total notional value of $117.1 million and $69.0 million, respectively.
Defined Benefit Plans
We sponsor certain defined benefit plans that are offered primarily by certain of our foreign subsidiaries. Many of these plans were assumed through our acquisitions or are required by local regulatory requirements. We may deposit funds for these plans with insurance companies, third party trustees, or into government-managed accounts consistent with local regulatory requirements, as applicable. Our total defined benefit plan pension expenses were $0.3 million, $0.4 million and $0.1 million for fiscal years 2018, 2017 and 2016, respectively. The aggregate projected benefit obligation as of September 30, 2018 and September 30, 2017 was $34.7 million and $37.2 million, respectively. The aggregate net liability of our defined benefit plans as of September 30, 2018 and September 30, 2017 was $11.1 million and $13.2 million, respectively.
Off-Balance Sheet Arrangements
Through September 30, 2018, we have not entered into any off-balance sheet arrangements or material transactions with unconsolidated entities or other persons.

CRITICAL ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATES

The preparation of financial statements in conformity with U.S. generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. On an ongoing basis, we evaluate our estimates, assumptions and judgments, including those related to revenue recognition; allowance for doubtful accounts and sales returns; accounting for deferred costs; accounting for internally developed software; the valuation of goodwill and intangible assets; accounting for business combinations, including contingent consideration; accounting for stock-based compensation; accounting for derivative instruments; accounting for income taxes and related valuation allowances; and loss contingencies. Our management bases its estimates on historical experience, market participant fair value considerations, projected future cash flows and various other factors that are believed to be reasonable under the circumstances. Actual results could differ from these estimates.
We believe the following critical accounting policies most significantly affect the portrayal of our financial condition and results of operations and require our most difficult and subjective judgments.

Revenue Recognition. We derive revenue from the following sources: (1) software license agreements, including royalty and other usage-based arrangements, (2) professional services, (3) hosting services and (4) post-contract customer support ("PCS"). Our hosting services are generally provided through on-demand, usage-based or per transaction fee arrangements. Our revenue recognition policies for these revenue streams are discussed below.

The sale and/or license of software solutions and technology is deemed to have occurred when a customer either has taken possession of or has access to take immediate possession of the software or technology. In select situations, we sell or license intellectual property in conjunction with, or in place of, embedding our intellectual property in software. We also have non-software arrangements including hosting services where the customer does not take possession of the software at the outset of the arrangement either because they have no contractual right to do so or because significant penalties preclude them from doing so. Generally, we recognize revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the fee is fixed or determinable and (iv) collectibility is probable.

Revenue from royalties on sales of our software products by original equipment manufacturers (“OEMs”), where no services are included, is recognized in the quarter earned so long as we have been notified by the OEM that such royalties are due, and provided that all other revenue recognition criteria are met.

Exhibit 99.1

Software arrangements generally include PCS, which includes telephone support and the right to receive unspecified upgrades/enhancements on a when-and-if-available basis, typically for one to five years. Revenue from PCS is recognized ratably on a straight-line basis over the term that the maintenance service is provided. When PCS renews automatically, we provide a reserve based on historical experience for contracts expected to be canceled for non-payment. All known and estimated cancellations are recorded as a reduction to revenue and accounts receivable.

For our software and software-related multiple element arrangements, where customers purchase both software related products and software related services, we use vendor-specific objective evidence (“VSOE”) of fair value for software and software-related services to separate the elements and account for them separately. VSOE exists when a company can support the fair value of its software and/or software-related services based on evidence of the prices charged when the same elements are sold separately. For the undelivered elements, VSOE of fair value is required in order to separate the accounting for various elements in a software and related services arrangement. We have established VSOE of fair value for the majority of our PCS, professional services, and training.

When we provide professional services considered essential to the functionality of the software, we recognize revenue from the professional services as well as any related software licenses on a percentage-of-completion basis whereby the arrangement consideration is recognized as the services are performed, as measured by an observable input. In these circumstances, we separate license revenue from professional service revenue for income statement presentation by allocating VSOE of fair value of the professional services as professional services and hosting revenue and the residual portion as product and licensing revenue. We generally determine the percentage-of-completion by comparing the labor hours incurred to-date to the estimated total labor hours required to complete the project. We consider labor hours to be the most reliable, available measure of progress on these projects. Adjustments to estimates to complete are made in the periods in which facts resulting in a change become known. When the estimate indicates that a loss will be incurred, such loss is recorded in the period identified. Significant judgments and estimates are involved in determining the percent complete of each contract. Different assumptions could yield materially different results.

We offer some of our products via a Software-as-a-Service ("SaaS") model also known as a hosted model. In this type of arrangement, we are compensated in three ways: (1) fees for up-front setup of the service environment, (2) fees charged on a usage or per transaction basis, and (3) fees charged for on-demand service. Our up-front setup fees are nonrefundable. We recognize the up-front setup fees ratably over the longer of the contract lives, or the expected lives of the customer relationships. The usage-based or per transaction fees are due and payable as each individual transaction is processed through the hosting service and is recognized as revenue in the period the services are provided. The on-demand service fees are recognized ratably over our estimate of the useful life of devices on which the hosting service is provided.

We enter into multiple-element arrangements that may include a combination of our various software related and non-software related products and services offerings including software licenses, post contract support ("PCS"), professional services, and our hosting services. In such arrangements, we allocate total arrangement consideration to software or software-related elements and any non-software element separately based on the selling price hierarchy group following our policies. Where determined we determine the selling price for each deliverable using VSOE of selling price, if it exists, or Third Party Evidence (“TPE”) of selling price. Typically, we are unable to determine TPE of selling price. Therefore, when neither VSOE nor TPE of selling price exist for a deliverable, we use our Estimate of Selling Price (“ESP”) for the purposes of allocating the arrangement consideration. We determine ESP for a product or service by considering multiple factors including, but not limited to, major project groupings, market conditions, competitive landscape, price list and discounting practices. Revenue allocated to each element is then recognized when the basic revenue recognition criteria are met for each element.

When products are sold through distributors or resellers, title and risk of loss generally passes upon shipment, at which time the transaction is invoiced and the payment is due. Shipments to distributors and resellers without right of return are recognized as revenue upon shipment, provided all other revenue recognition criteria are met. Certain distributors and resellers have been granted rights of return for as long as the distributors or resellers hold the inventory. We cannot estimate historical returns from these distributors and resellers; and therefore, cannot use such estimates as the basis upon which to estimate future sales returns. As a result, we recognize revenue from sales to these distributors and resellers when the products are sold through to retailers and end-users.

When products are sold directly to retailers or end-users, we make an estimate of sales returns based on historical experience. The provision for these estimated returns is recorded as a reduction of revenue and accounts receivable at the time that the related revenue is recorded. If actual returns differ significantly from our estimates, such differences could have a material impact on our results of operations for the period in which the actual returns become known.

Exhibit 99.1

We record consideration given to a reseller as a reduction of revenue to the extent we have recorded cumulative revenue from the customer or reseller. However, when we receive an identifiable benefit in exchange for the consideration and can reasonably estimate the fair value of the benefit received, the consideration is recorded as an operating expense.

We record reimbursements received for out-of-pocket expenses as revenue, with offsetting costs recorded as cost of revenue. Out-of-pocket expenses generally include, but are not limited to, expenses related to transportation, lodging and meals. We record shipping and handling costs billed to customers as revenue with offsetting costs recorded as cost of revenue.

Our revenue recognition policies require management to make significant estimates. Management analyzes various factors, including a review of specific transactions, historical experience, creditworthiness of customers and current market and economic conditions. Changes in judgments based upon these factors could impact the timing and amount of revenue and cost recognized and thus affects our results of operations and financial condition.

Business Combinations.  We determine and allocate the purchase price of an acquired company to the tangible and intangible assets acquired and liabilities assumed as of the business combination date. The purchase price allocation process requires us to use significant estimates and assumptions, including fair value estimates, as of the business acquisition date, including:

•	estimated fair values of intangible assets;

•
estimated fair market values of legal performance commitments to customers, assumed from the acquiree under existing contractual obligations (classified as deferred revenue) at the date of acquisition;

•	estimated fair market values of stock awards assumed from the acquiree that are included in the purchase price;

•	estimated fair market value of required payments under contingent consideration provisions;

•	estimated income tax assets and liabilities assumed from the acquiree; and

•	estimated fair value of pre-acquisition contingencies assumed from the acquiree.

While we use our best estimates and assumptions to determine the fair values of assets acquired and liabilities assumed at the date of acquisition, our estimates and assumptions are inherently uncertain and subject to refinement. As a result, within the measurement period, which is generally one year from the date of acquisition, we record adjustments to the assets acquired and liabilities assumed against goodwill in the period the amounts are determined. Adjustments identified subsequent to the measurement period are recorded within Acquisition-related costs, net.

Although we believe the assumptions and estimates we have made in the past have been reasonable and appropriate, they are based in part on historical experience and information obtained from the management of the acquired companies and are inherently uncertain. Examples of critical estimates in valuing certain of the intangible assets we have acquired or may acquire in the future include but are not limited to:

•	future expected cash flows from software license sales, support agreements, consulting contracts, hosting services, other customer contracts and acquired developed technologies and patents;

•	expected costs to develop in-process research and development projects into commercially viable products and the estimated cash flows from the projects when completed;

•	the acquired company’s brand and competitive position, as well as assumptions about the period during which the acquired brand will continue to be used in the combined company’s product portfolio; and

•	discount rates.

Unanticipated events and circumstances may occur which may affect the accuracy or validity of such assumptions, estimates or actual results.

In connection with the purchase price allocations for our acquisitions, we estimate the fair market value of legal performance commitments to customers, which are classified as deferred revenue. The estimated fair market value of these obligations is determined and recorded as of the acquisition date.

Exhibit 99.1

We may identify certain pre-acquisition contingencies. If, during the purchase price allocation period, we are able to determine the fair values of a pre-acquisition contingencies, we will include that amount in the purchase price allocation. If we are unable to determine the fair value of a pre-acquisition contingency at the end of the measurement period, we will evaluate whether to include an amount in the purchase price allocation based on whether it is probable a liability had been incurred and whether an amount can be reasonably estimated. Subsequent to the end of the measurement period, any adjustment to amounts recorded for a pre-acquisition contingency will be included within acquisition-related cost, net in the period in which the adjustment is determined.
Goodwill Impairment Analysis. Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired. Goodwill and intangible assets with indefinite lives are not amortized, but rather the carrying amounts of these assets are assessed for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Goodwill is tested for impairment annually on July 1, the first day of the fourth quarter of the fiscal year. In fiscal year 2017, we elected to early adopt ASU 2017-04, “Simplifying the Test for Goodwill Impairment” for its annual goodwill impairment test. ASU 2017-04 removes Step 2 of the goodwill impairment test requiring a hypothetical purchase price allocation. Goodwill impairment, if any, is determined by comparing the reporting unit's fair value to its carrying value. An impairment loss is recognized in an amount equal to the excess of the reporting unit's carrying value over its fair value, up to the amount of goodwill allocated to the reporting unit. There is no goodwill impairment for fiscal years 2017 and 2016. See Note 5 to the accompanying consolidated financial statements for the impairment losses recorded in fiscal year 2018.
For the purpose of testing goodwill for impairment, all goodwill acquired in a business combination is assigned to one or more reporting units. A reporting unit represents an operating segment or a component within an operating segment for which discrete financial information is available and is regularly reviewed by segment management for performance assessment and resource allocation. Components of similar economic characteristics are aggregated into one reporting unit for the purpose of goodwill impairment assessment. Reporting units are identified annually and re-assessed periodically for recent acquisitions or any changes in segment reporting structure.

Corporate assets and liabilities are allocated to each reporting unit based on the reporting unit’s revenue, total operating expenses or operating income as a percentage of the consolidated amounts. Corporate debt and other financial liabilities that are not directly attributable to the reporting unit's operations and would not be transferred to hypothetical purchasers of the reporting units are excluded from a reporting unit's carrying amount.
The fair value of a reporting unit is generally determined using a combination of the income approach and the market approach. For the income approach, fair value is determined based on the present value of estimated future after-tax cash flows, discounted at an appropriate risk-adjusted rate. We use our internal forecasts to estimate future after-tax cash flows and estimate the long-term growth rates based on our most recent views of the long-term outlook for each reporting unit. Actual results may differ from those assumed in our forecasts. We derive our discount rates using a capital asset pricing model and analyzing published rates for industries relevant to our reporting units to estimate the weighted average cost of capital. We adjust the discount rates for the risks and uncertainty inherent in the respective businesses and in our internally developed forecasts. For the market approach, we use a valuation technique in which values are derived based on valuation multiples of comparable publicly traded companies. We assess each valuation methodology based upon the relevance and availability of the data at the time we perform the valuation and weight the methodologies appropriately.
Long-Lived Assets with Definite Lives. Our long-lived assets consist principally of technology, customer relationships, internally developed software, land, and building and equipment. Customer relationships are amortized over their estimated economic lives based on the pattern of economic benefits expected to be generated from the use of the asset. Other definite-lived assets are amortized over their estimated economic lives using the straight-line method. The remaining useful lives of long-lived assets are re-assessed periodically at the asset group level for any events and circumstances that may change the future cash flows expected to be generated from the long-lived asset or asset group.
Internally developed software consists of capitalized costs incurred during the application development stage, which include costs related design of the software configuration and interfaces, coding, installation and testing. Costs incurred during the preliminary project stage and post-implementation stage are expensed as incurred. Internally developed software is amortized over the estimated useful life, commencing on the date when the asset is ready for its intended use. Land, building and equipment are stated at cost and depreciated over their estimated useful lives. Leasehold improvements are depreciated over the shorter of the related lease term or the estimated useful life. Depreciation is computed using the straight-line method. Repair and maintenance costs are expensed as incurred. The cost and related accumulated depreciation of sold or retired assets are removed from the accounts and any gain or loss is included in the results of operations for the period.

Exhibit 99.1

Long-lived assets with definite lives are tested for impairment whenever events or changes in circumstances indicate the carrying value of a specific asset or asset group may not be recoverable. We assess the recoverability of long-lived assets with definite lives at the asset group level. Asset groups are determined based upon the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. When the asset group is also a reporting unit, goodwill assigned to the reporting unit is also included in the carrying amount of the asset group. For the purpose of the recoverability test, we compare the total undiscounted future cash flows from the use and disposition of the assets with its net carrying amount. When the carrying value of the asset group exceeds the undiscounted future cash flows, the asset group is deemed to be impaired. The amount of the impairment loss represents the excess of the asset or asset group’s carrying value over its estimated fair value, which is generally determined based upon the present value of estimated future pre-tax cash flows that a market participant would expect from use and disposition of the long-lived asset or asset group. See Note 5 for the impairment charges recorded in fiscal year 2018.
Accounting for Stock-Based Compensation.  We recognize stock-based compensation expense over the requisite service period, based on the grant date fair value of the awards and the number of the awards expected to be vested based upon service and performance conditions. The fair value of restricted stock units is determined based on the number of shares granted and the quoted price of our common stock, and the fair value of stock options is estimated on the date of grant using the Black-Scholes model. Determining the fair value of share-based awards at the grant date requires judgment, including estimating expected dividends, share price volatility, forfeiture rates and the number of performance-based restricted stock units expected to be granted. If actual results differ significantly from these estimates, the actual stock-based compensation expense may significantly differ from our estimates.
Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. This method also requires the recognition of future tax benefits such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not after consideration of all available evidence. As the income tax returns are not due and filed until after the completion of our annual financial reporting requirements, the amounts recorded for the current period reflect estimates for the tax-based activity for the period. In addition, estimates are often required with respect to, among other things, the appropriate state and foreign income tax rates to use, the potential utilization of operating loss carry-forwards and valuation allowances required, if any, for tax assets that may not be realizable in the future. Tax laws and tax rates vary substantially in these jurisdictions, and are subject to change given the political and economic climate. We report and pay income tax based on operational results and applicable law. Our tax provision contemplates tax rates currently in effect to determine both our current and deferred tax provisions.
Any significant fluctuation in rates or changes in tax laws could cause our estimates of taxes we anticipate either paying or recovering in the future to change. Such changes could lead to either increases or decreases in our effective tax rate.
We have historically estimated the future tax consequence of certain items, including bad debts, inventory valuation, and accruals that cannot be deducted for income tax purposes until such expenses are paid or the related assets are disposed. We believe the procedures and estimates used in our accounting for income taxes are reasonable and in accordance with established tax law. The income tax estimates used have not resulted in material adjustments to income tax expense in subsequent periods when the estimates are adjusted to the actual filed tax return amounts.
Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. With respect to earnings expected to be indefinitely reinvested offshore, we do not accrue tax for the repatriation of such foreign earnings.
We regularly review our deferred tax assets for recoverability considering historical profitability, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. In assessing the need for a valuation allowance, we consider both positive and negative evidence related to the likelihood of realization of the deferred tax assets. The weight given to the positive and negative evidence is commensurate with the extent to which the evidence may be objectively verified. If positive evidence regarding projected future taxable income, exclusive of reversing taxable temporary differences, existed it would be difficult for it to outweigh objective negative evidence of recent financial reporting losses. Generally, cumulative loss in recent years is a significant piece of negative evidence that is difficult to overcome in determining that a valuation allowance is not needed.

As of September 30, 2018, we have $183.3 million of valuation allowances recorded against all U.S. deferred tax assets and certain foreign deferred tax assets. If we are subsequently able to utilize all or a portion of the deferred tax assets for which the remaining valuation allowance has been established, then we may be required to recognize these deferred tax assets through the reduction of the valuation allowance which could result in a material benefit to our results of operations in the period in which the benefit is determined.

Exhibit 99.1

We recognize tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit which is more likely than not to be realized upon ultimate settlement.
Loss Contingencies.  We are subject to legal proceedings, lawsuits and other claims relating to labor, service and other matters arising in the ordinary course of business, as discussed in Note 17 of Notes to our Consolidated Financial Statements. On a quarterly basis, we review the status of each significant matter and assess our potential financial exposure. If the potential loss from any claim or legal proceeding is considered probable and the amount can be reasonably estimated, we accrue a liability for the estimated loss. Significant judgments are required for the determination of probability and the range of the outcomes. Due to the inherent uncertainties, estimates are based only on the best information available at the time. Actual outcomes may differ from our estimates. As additional information becomes available, we reassess the potential liability related to our pending claims and litigation and may revise our estimates. Such revisions may have a material impact on our results of operations and financial position.

RECENTLY ADOPTED ACCOUNTING STANDARDS
See Note 2 to the accompanying consolidated financial statements for a description of recently adopted accounting standards.

ISSUED ACCOUNTING STANDARDS NOT YET ADOPTED
See Note 2 to the accompanying consolidated financial statements for a description of certain issued accounting standards that have not been adopted and may impact our financial statements in future reporting periods.

Item 8.	Financial Statements and Supplementary Data

Nuance Communications, Inc. Consolidated Financial Statements

NUANCE COMMUNICATIONS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors
Nuance Communications, Inc.
Burlington, Massachusetts

Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Nuance Communications, Inc. (the “Company”) and subsidiaries as of September 30, 2018 and 2017, the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries at September 30, 2018 and 2017, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2018, in conformity with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company's internal control over financial reporting as of September 30, 2018, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and our report dated November 20, 2018 expressed an unqualified opinion thereon.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB” and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP
BDO USA, LLP

We have served as the Company's auditor since 2004.

Boston, Massachusetts

November 20, 2018 (except for the matter discussed in Note 4, as to which the date is June 12, 2019)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors
Nuance Communications, Inc.
Burlington, Massachusetts

Opinion on Internal Control over Financial Reporting

We have audited Nuance Communication, Inc.’s (the “Company’s”) internal control over financial reporting as of September 30, 2018, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO criteria”). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2018 based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated balance sheets of the Company as of September 30, 2018 and 2017, the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2018, and the related notes and our report dated November 20, 2018 (except for the matter discussed in Note 4, as to which the date is June 12, 2019) expressed an unqualified opinion thereon.

Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Item 9A, Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit of internal control over financial reporting in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ BDO USA, LLP
BDO USA, LLP

Boston, Massachusetts
November 20, 2018

NUANCE COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended September 30,
	2018	2017	2016
	(In thousands, except per share amounts)
Revenues:
Professional services and hosting	$1,045,722	$966,566	$949,630
Product and licensing	544,019	493,911	502,113
Maintenance and support	252,557	267,698	268,584
Total revenues	1,842,298	1,728,175	1,720,327
Cost of revenues:
Professional services and hosting	678,378	654,599	621,060
Product and licensing	56,799	54,104	61,584
Maintenance and support	39,324	37,243	37,993
Amortization of intangible assets	50,886	57,892	54,259
Total cost of revenues	825,387	803,838	774,896
Gross profit	1,016,911	924,337	945,431
Operating expenses:
Research and development	278,735	239,925	246,826
Sales and marketing	311,712	324,370	319,571
General and administrative	225,884	163,065	164,335
Amortization of intangible assets	73,997	92,839	85,523
Acquisition-related costs, net	16,093	27,708	16,823
Restructuring and other charges, net	57,026	59,923	24,205
Impairment of goodwill and other intangible assets	170,941	—	—
Total operating expenses	1,134,388	907,830	857,283
(Loss) income from operations	(117,477)	16,507	88,148
Other income (expense):
Interest income	9,327	6,922	4,438
Interest expense	(137,253)	(156,889)	(132,732)
Other expense, net	(1,821)	(21,210)	(8,327)
Loss before income taxes	(247,224)	(154,670)	(48,473)
(Benefit) provision for income taxes	(62,320)	23,671	10,230
Net loss from continuing operations	(184,904)	(178,341)	(58,703)
Net income from discontinued operations	24,976	27,345	46,245
Net loss	$(159,928)	$(150,996)	$(12,458)

Net loss per common share - basic:
Continuing operations	$(0.63)	$(0.62)	$(0.20)
Discontinued operations	0.08	0.10	0.16
Total net loss per basic common share	$(0.55)	$(0.52)	$(0.04)

Net loss per common share - diluted:
Continuing operations	$(0.63)	$(0.62)	$(0.20)
Discontinued operations	0.08	0.10	0.16
Total net loss per diluted common share	$(0.55)	$(0.52)	$(0.04)

Weighted average common shares outstanding:
Basic	291,318	289,348	292,129
Diluted	291,318	289,348	292,129

See accompanying notes.

NUANCE COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Year Ended September 30,
	2018	2017	2016
	(In thousands)
Net loss	$(159,928)	$(150,996)	$(12,458)
Other comprehensive income (loss):
Foreign currency translation adjustment	(23,973)	13,027	2,421
Pension adjustments	2,644	1,774	(1,741)
Unrealized (loss) gain on marketable securities	(192)	(9)	131
Total other comprehensive (loss) income, net	(21,521)	14,792	811
Comprehensive loss	$(181,449)	$(136,204)	$(11,647)

See accompanying notes.

NUANCE COMMUNICATIONS, INC.
CONSOLIDATED BALANCE SHEETS

	September 30, 2018	September 30, 2017
	(In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$315,963	$592,299
Marketable securities	135,579	251,981
Accounts receivable, less allowances for doubtful accounts of $9,823 and $11,938	347,873	361,608
Prepaid expenses and other current assets	94,814	84,167
Current assets held for sale	34,402	37,886
Total current assets	928,631	1,327,941
Marketable securities	21,932	29,844
Land, building and equipment, net	153,452	172,590
Goodwill	3,247,105	3,332,816
Intangible assets, net	450,001	541,688
Other assets	141,761	142,263
Long-term assets held for sale	359,497	384,781
Total assets	$5,302,379	$5,931,923
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$376,121
Contingent and deferred acquisition payments	14,211	28,859
Accounts payable (including $416 due to a related party as of September 30, 2018, as more fully described in Note 20)	80,912	88,208
Accrued expenses and other current liabilities	269,339	232,639
Deferred revenue	330,689	309,591
Current liabilities held for sale	69,013	76,110
Total current liabilities	764,164	1,111,528
Long-term debt	2,185,361	2,241,283
Deferred revenue, net of current portion	434,316	360,860
Deferred tax liabilities	49,931	131,320
Other liabilities	93,593	89,972
Long-term liabilities held for sale	57,518	65,578
Total liabilities	3,584,883	4,000,541
Commitments and contingencies (Note 17)
Stockholders’ equity:
Common stock, $0.001 par value per share; 560,000 shares authorized; 291,504 and 293,938 shares issued and 287,753 and 290,187 shares outstanding, respectively	291	294
Additional paid-in capital	2,597,693	2,629,245
Treasury stock, at cost (3,751 shares)	(16,788)	(16,788)
Accumulated other comprehensive loss	(122,863)	(101,342)
Accumulated deficit	(740,837)	(580,027)
Total stockholders’ equity	1,717,496	1,931,382
Total liabilities and stockholders’ equity	$5,302,379	$5,931,923

See accompanying notes.

NUANCE COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

						Accumulated
	Common Stock		Additional Paid-In Capital	Treasury Stock		Other Comprehensive Loss	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount		Shares	Amount
	(In thousands)
Balance at September 30, 2015	313,531	$314	$2,815,244	3,751	$(16,788)	$(116,945)	$(416,573)	$2,265,252
Issuance of common stock under employee stock plans	11,131	11	16,839	—	—	—	—	16,850
Cancellation of restricted stock, and repurchase of common stock at cost for employee tax withholding	(3,619)	(4)	(68,666)	—	—	—	—	(68,670)
Stock-based compensation	—	—	162,884	—	—	—	—	162,884
Repurchase and retirement of common stock	(35,753)	(36)	(698,658)	—	—	—	—	(698,694)
Net issuance of common stock in connection with acquisitions and collaboration agreements	6,094	6	89,785	—	—	—	—	89,791
Equity portion of convertible debt issuance/retirement, net of tax effect	—	—	175,564	—	—	—	—	175,564
Net loss	—	—	—	—	—	—	(12,458)	(12,458)
Other comprehensive loss	—	—	—	—	—	811	—	811
Balance at September 30, 2016	291,384	291	2,492,992	3,751	(16,788)	(116,134)	(429,031)	1,931,330
Issuance of common stock under employee stock plans	10,709	11	17,372	—	—	—	—	17,383
Cancellation of restricted stock, and repurchase of common stock at cost for employee tax withholding	(3,377)	(3)	(55,129)	—	—	—	—	(55,132)
Stock-based compensation	—	—	160,575	—	—	—	—	160,575
Repurchase and retirement of common stock	(5,797)	(6)	(99,071)	—	—	—	—	(99,077)
Net issuance of common stock in connection with acquisitions and charitable contributions	1,019	1	16,346	—	—	—	—	16,347
Equity portion of convertible debt issuance/retirement, net of tax effect	—	—	96,160	—	—	—	—	96,160
Net loss	—	—	—	—	—	—	(150,996)	(150,996)
Other comprehensive income	—	—	—	—	—	14,792	—	14,792
Balance at September 30, 2017	293,938	294	2,629,245	3,751	(16,788)	(101,342)	(580,027)	1,931,382
Prior period adjustment related to early adoption of ASU 2016-16	—	—		—	—	—	(882)	(882)
Issuance of common stock under employee stock plans	10,568	10	18,374	—	—	—	—	18,384
Cancellation of restricted stock, and repurchase of common stock at cost for employee tax withholding	(3,304)	(3)	(52,333)	—	—	—	—	(52,336)
Stock-based compensation	—	—	138,487	—	—	—	—	138,487
Repurchase and retirement of common stock	(9,698)	(10)	(136,080)	—	—	—	—	(136,090)
Net loss	—	—	—	—	—	—	(159,928)	(159,928)
Other comprehensive income	—	—	—	—	—	(21,521)	—	(21,521)
Balance at September 30, 2018	291,504	$291	$2,597,693	3,751	$(16,788)	$(122,863)	$(740,837)	$1,717,496

See accompanying notes.

NUANCE COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended September 30,
	2018	2017	2016
	(In thousands)
Cash flows from operating activities:
Net loss from continuing operations	$(184,904)	$(178,341)	$(58,703)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	185,238	203,999	199,333
Stock-based compensation	142,909	142,901	153,032
Non-cash interest expense	49,091	59,295	47,105
Deferred tax (benefit) provision	(86,841)	5,226	(12,021)
(Gain) loss on extinguishment of debt	(348)	18,565	4,851
Impairment of goodwill and other intangible assets	170,941	—	—
Impairment of fixed assets	10,550	16,351	2,480
Other	2,230	8,403	(3,055)
Changes in operating assets and liabilities, excluding effects of acquisitions:
Accounts receivable	16,996	(15,403)	22,436
Prepaid expenses and other assets	(20,555)	(14,858)	(10,352)
Accounts payable	(14,458)	109	35,236
Accrued expenses and other liabilities	24,451	3,557	21,371
Deferred revenue	96,977	51,041	53,314
Net cash provided by operating activities - continuing operations	392,277	300,845	455,027
Net cash provided by operating activities - discontinued operations	52,149	78,022	110,768
Net cash provided by operating activities	444,426	378,867	565,795
Cash flows from investing activities:
Capital expenditures	(48,845)	(61,835)	(54,883)
Payments for business and technology acquisitions, net of cash acquired (including cash payments of $5,725 to a related party for fiscal 2018, see Note 20)	(110,170)	(113,769)	(172,763)
Purchases of marketable securities and other investments	(201,995)	(332,470)	(117,640)
Proceeds from sales and maturities of marketable securities and other investments	323,695	173,864	82,285
Net cash used in investing activities	(37,315)	(334,210)	(263,001)
Cash flows from financing activities:
Repayment and redemption of debt	(481,172)	(634,055)	(511,844)
Proceeds from issuance of long-term debt, net of issuance costs	—	837,482	959,358
Payments for repurchase of common stock	(136,090)	(99,077)	(699,472)
Acquisition payments with extended payment terms	(24,842)	—	—
Proceeds from issuance of common stock from employee stock plans	18,384	17,383	16,850
Payments for taxes related to net share settlement of equity awards	(55,396)	(54,099)	(68,636)
Other financing activities	(1,232)	(583)	(1,371)
Net cash (used in) provided by financing activities	(680,348)	67,051	(305,115)
Effects of exchange rate changes on cash and cash equivalents	(3,099)	(1,029)	4,492
Net (decrease) increase in cash and cash equivalents	(276,336)	110,679	2,171
Cash and cash equivalents at beginning of year	592,299	481,620	479,449
Cash and cash equivalents at end of year	$315,963	$592,299	$481,620

See accompanying notes.

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Presentation
Nuance Communications, Inc. (“we,” “Nuance,” or “the Company”) is a leading provider of voice recognition and natural language understanding solutions. We work with companies around the world, from banks and hospitals to airlines, telecommunications carriers, and automotive manufacturers and suppliers, who use our solutions and technologies to create better experiences for their customers and their users by enhancing the users' experience, increasing productivity and customer satisfaction. We offer our customers high accuracy in automated speech recognition, capabilities for natural language understanding, dialog and information management, biometric speaker authentication, text-to-speech, optical character recognition capabilities, and domain knowledge, along with professional services and implementation support. Using advanced analytics and algorithms, our technologies create personalized experiences and transform the way people interact with information and the technology around them. We market and sell our solutions and technologies around the world directly through a dedicated sales force, through our e-commerce website and also through a global network of resellers, including system integrators, independent software vendors, value-added resellers, distributors, hardware vendors, and telecommunications carriers. We have four reportable segments: Healthcare, Enterprise, Automotive, and Other. See Note 21 for a description of each of these segments.

2. Summary of Significant Accounting Policies
Use of Estimates
The consolidated financial statements are prepared in accordance with United States ("U.S.") generally accepted accounting principles ("GAAP"), which requires management to make estimates and assumptions. These estimates, judgments and assumptions can affect the reported amounts in the financial statements and the footnotes thereto. Actual results could differ materially from these estimates. On an ongoing basis, we evaluate our estimates, assumptions and judgments. Significant estimates inherent to the preparation of financial statements include: revenue recognition; the allowances for doubtful accounts and sales returns; accounting for deferred costs; accounting for internally developed software; the valuation of goodwill and intangible assets; accounting for business combinations, including contingent consideration; accounting for stock-based compensation; accounting for derivative instruments; accounting for income taxes and related valuation allowances; and loss contingencies. We base our estimates on historical experience, market participant fair value considerations, projected future cash flows, and various other factors that are believed to be reasonable under the circumstances. Actual amounts could differ significantly from these estimates.
Basis of Consolidation
The consolidated financial statements include our accounts and those of our wholly-owned domestic and foreign subsidiaries. Intercompany transactions and balances have been eliminated.

Revenue Recognition
We derive revenue from the following sources: (1) software license agreements, including royalty and other usage-based arrangements, (2) professional services, (3) hosting services and (4) post-contract customer support ("PCS"). Our hosting services are generally provided through on-demand, usage-based or per transaction fee arrangements. Generally, we recognize revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the fee is fixed or determinable and (iv) collectibility is probable. Our revenue recognition policies for these revenue streams are discussed below.

The sale and/or license of software solutions and technology is deemed to have occurred when a customer either has taken possession of or has access to take immediate possession of the software or technology. In select situations, we sell or license intellectual property in conjunction with, or in place of, embedding our intellectual property in software. We also have non-software arrangements including hosting services where the customer does not take possession of the software at the outset of the arrangement either because they have no contractual right to do so or because significant penalties preclude them from doing so.

Revenue from royalties on sales of our software products by original equipment manufacturers (“OEMs”), where no services are included, is recognized in the quarter earned so long as we have been notified by the OEM that such royalties are due, and provided that all other revenue recognition criteria are met.

Software arrangements generally include PCS, which includes telephone support and the right to receive unspecified upgrades/enhancements on a when-and-if-available basis, typically for one to five years. Revenue from PCS is generally recognized ratably on a straight-line basis over the term that the maintenance service is provided. When PCS renews automatically, we provide a

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

reserve based on historical experience for contracts expected to be canceled for non-payment. All known and estimated cancellations are recorded as a reduction to revenue and accounts receivable.

For our software and software-related multiple element arrangements, where customers purchase both software related products and software related services, we use vendor-specific objective evidence (“VSOE”) of fair value for software and software-related services to separate the elements and account for them separately. VSOE exists when a company can support the fair value of its software and/or software-related services based on evidence of the prices charged when the same elements are sold separately. For the undelivered elements, VSOE of fair value is required in order to separate the accounting for various elements in a software and related services arrangement. We have established VSOE of fair value for the majority of our PCS, professional services, and training.

When we provide professional services considered essential to the functionality of the software, we recognize revenue from the professional services as well as any related software licenses on a percentage-of-completion basis whereby the arrangement consideration is recognized as the services are performed, as measured by an observable input. In these circumstances, we separate license revenue from professional service revenue for income statement presentation by allocating VSOE of fair value of the professional services as professional services and hosting revenue and the residual portion as product and licensing revenue. We generally determine the percentage-of-completion by comparing the labor hours incurred to-date to the estimated total labor hours required to complete the project. We consider labor hours to be the most reliable, available measure of progress on these projects. Adjustments to estimates to complete are made in the periods in which facts resulting in a change become known. When the estimate indicates that a loss will be incurred, such loss is recorded in the period identified. Significant judgments and estimates are involved in determining the percentage of completion of each contract. Different assumptions could yield materially different results.

We offer some of our products via a Software-as-a-Service ("SaaS") model also known as a hosting model. In this type of arrangement, we are compensated in three ways: (1) fees for up-front setup of the service environment, (2) fees charged on a usage or per transaction basis, and (3) fees charged for on-demand service. Our up-front setup fees are nonrefundable. We recognize the up-front setup fees ratably over the longer of the contract lives or the expected lives of the customer relationships. The usage-based or per transaction fees are due and payable as each individual transaction is processed through the hosting service and is recognized as revenue in the period the services are provided. The on-demand service fees are recognized ratably over our estimate of the useful life of devices on which the hosting service is provided.

We enter into multiple-element arrangements that may include a combination of our various software related and non-software related products and services offerings including software licenses, PCS, professional services, and our hosting services. In such arrangements, we allocate total arrangement consideration to software or software-related elements and any non-software element separately based on the selling price hierarchy group following our policies. Where possible, we determine the selling price for each deliverable using VSOE of selling price, if it exists, or Third Party Evidence (“TPE”) of selling price. Typically, we are unable to determine TPE of selling price. Therefore, when neither VSOE nor TPE of selling price exist for a deliverable, we use our Estimate of Selling Price (“ESP”) for the purposes of allocating the arrangement consideration. We determine ESP for a product or service by considering multiple factors including, but not limited to, major project groupings, market conditions, competitive landscape, price list and discounting practices. Revenue allocated to each element is then recognized when the basic revenue recognition criteria are met for each element.

When products are sold through distributors or resellers, title and risk of loss generally passes upon shipment, at which time the transaction is invoiced and the payment is due. Shipments to distributors and resellers without right of return are recognized as revenue upon shipment, provided all other revenue recognition criteria are met. Certain distributors and resellers have been granted rights of return for as long as the distributors or resellers hold the inventory. We cannot use historical returns from these distributors and resellers as a basis upon which to estimate future sales returns. As a result, we recognize revenue from sales to these distributors and resellers when the products are sold through to retailers and end-users.

When products are sold directly to retailers or end-users, we make an estimate of sales returns based on historical experience. The provision for these estimated returns is recorded as a reduction of revenue and accounts receivable at the time that the related revenue is recorded. If actual returns differ significantly from our estimates, such differences could have a material impact on our results of operations for the period in which the actual returns become known.

We record consideration given to a reseller as a reduction of revenue to the extent we have recorded cumulative revenue from the customer or reseller. However, when we receive an identifiable benefit in exchange for the consideration, and can reasonably estimate the fair value of the benefit received, the consideration is recorded as an operating expense.

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We record reimbursements received for out-of-pocket expenses as revenue, with offsetting costs recorded as cost of revenue. Out-of-pocket expenses generally include, but are not limited to, expenses related to transportation, lodging and meals. We record shipping and handling costs billed to customers as revenue with offsetting costs recorded as cost of revenue.

Business Combinations
We determine and allocate the purchase price of an acquired company to the tangible and intangible assets acquired and liabilities assumed as of the date of acquisition. Results of operations and cash flows of acquired companies are included in our operating results from the date of acquisition. The purchase price allocation process requires us to use significant estimates and assumptions, which include:

•	estimated fair values of intangible assets;

•	estimated fair values of legal performance commitments to customers, assumed from the acquiree under existing contractual obligations (classified as deferred revenue);

•	estimated fair values of stock awards assumed from the acquiree that are included in the purchase price;

•	estimated fair value of required payments under contingent consideration provisions;

•	estimated income tax assets and liabilities assumed from the acquiree; and

•	estimated fair value of pre-acquisition contingencies assumed from the acquiree.
The fair value of any contingent consideration is established at the acquisition date and included in the total purchase price. The contingent consideration is then adjusted to fair value, with any measurement-period adjustment recorded against goodwill. Adjustments identified subsequent to the measurement period are recorded within Acquisition-related costs, net.
While we use our best estimates and assumptions as part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the business combination date, our estimates and assumptions are inherently uncertain and subject to refinement. As a result, during the measurement period, which is generally one year from the acquisition date, any adjustment to the assets acquired and liabilities assumed is recorded against goodwill in the period in which the amount is determined. Any adjustment identified subsequent to the measurement period is included in operating results in the period in which the amount is determined.

Goodwill
Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired. Goodwill and intangible assets with indefinite lives are not amortized, but rather the carrying amounts of these assets are assessed for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Goodwill is tested for impairment annually on July 1, the first day of the fourth quarter of the fiscal year. In fiscal year 2017, we elected to early adopt ASU 2017-04, “Simplifying the Test for Goodwill Impairment” for its annual goodwill impairment test. ASU 2017-04 removes Step 2 of the goodwill impairment test requiring a hypothetical purchase price allocation. Goodwill impairment, if any, is determined by comparing the reporting unit's fair value to its carrying value. An impairment loss is recognized in an amount equal to the excess of the reporting unit's carrying value over its fair value, up to the amount of goodwill allocated to the reporting unit. There is no goodwill impairment for fiscal years 2017 and 2016. See Note 5 for the impairment charges recorded in fiscal year 2018.

For the purpose of testing goodwill for impairment, all goodwill acquired in a business combination is assigned to one or more reporting units. A reporting unit represents an operating segment or a component within an operating segment for which discrete financial information is available and is regularly reviewed by segment management for performance assessment and resource allocation. Components of similar economic characteristics are aggregated into one reporting unit for the purpose of goodwill impairment assessment. Reporting units are identified annually and re-assessed periodically for recent acquisitions or any changes in segment reporting structure.

Corporate assets and liabilities are allocated to each reporting unit based on the reporting unit’ revenue, total operating expenses or operating income as a percentage of the consolidated amounts. Corporate debt and other financial liabilities that are not directly attributable to the reporting unit's operations and would not be transferred to hypothetical purchasers of the reporting units are excluded from a reporting unit's carrying amount.
The fair value of a reporting unit is generally determined using a combination of the income approach and the market approach. For the income approach, fair value is determined based on the present value of estimated future after-tax cash flows, discounted

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

at an appropriate risk-adjusted rate. We use our internal forecasts to estimate future after-tax cash flows and estimate the long-term growth rates based on our most recent views of the long-term outlook for each reporting unit. Actual results may differ from those assumed in our forecasts. We derive our discount rates using a capital asset pricing model and analyzing published rates for industries relevant to our reporting units to estimate the weighted average cost of capital. We adjust the discount rates for the risks and uncertainty inherent in the respective businesses and in our internally developed forecasts. For the market approach, we use a valuation technique in which values are derived based on valuation multiples of comparable publicly traded companies. We assess each valuation methodology based upon the relevance and availability of the data at the time we perform the valuation and weight the methodologies appropriately.
Long-Lived Assets with Definite Lives
Our long-lived assets consist principally of technology, customer relationships, internally developed software, land, and building and equipment. Customer relationships are amortized over their estimated economic lives based on the pattern of economic benefits expected to be generated from the use of the asset. Other definite-lived assets are amortized over their estimated economic lives using the straight-line method. The remaining useful lives of long-lived assets are re-assessed periodically for any events and circumstances that may change the future cash flows expected to be generated from the long-lived asset or asset group.
Internally developed software consists of capitalized costs incurred during the application development stage, which include costs related design of the software configuration and interfaces, coding, installation and testing. Costs incurred during the preliminary project stage and post-implementation stage are expensed as incurred. Internally developed software is amortized over the estimated useful life, commencing on the date when the asset is ready for its intended use. Land, building and equipment are stated at cost and depreciated over their estimated useful lives. Leasehold improvements are depreciated over the shorter of the related lease term or the estimated useful life. Depreciation is computed using the straight-line method. Repair and maintenance costs are expensed as incurred. The cost and related accumulated depreciation of sold or retired assets are removed from the accounts and any gain or loss is included in the results of operations for the period.
Long-lived assets with definite lives are tested for impairment whenever events or changes in circumstances indicate the carrying value of a specific asset or asset group may not be recoverable. We assess the recoverability of long-lived assets with definite lives at the asset group level. Asset groups are determined based upon the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. When the asset group is also a reporting unit, goodwill assigned to the reporting unit is also included in the carrying amount of the asset group. For the purpose of the recoverability test, we compare the total undiscounted future cash flows from the use and disposition of the assets with its net carrying amount. When the carrying value of the asset group exceeds the undiscounted future cash flows, the asset group is deemed to be impaired. The amount of the impairment loss represents the excess of the asset or asset group’s carrying value over its estimated fair value, which is generally determined based upon the present value of estimated future pre-tax cash flows that a market participant would expect from use and disposition of the long-lived asset or asset group. See Note 5 for the impairment charges recorded in fiscal year 2018.
Cash and Cash Equivalents
Cash and cash equivalents consists of cash on hand, including money market funds and time deposits with original maturities of 90 days or less.
Marketable Securities
Marketable securities consist of time deposits and high-quality corporate debt instruments with stated maturities of more than 90 days. Investments are classified as available-for-sale and are recorded on the balance sheet at fair value with unrealized gains or losses reported as a separate component of accumulated other comprehensive income (loss), net of tax.
Accounts Receivable Allowances
Allowances for Doubtful Accounts:  We record allowances for doubtful accounts for the estimated probable losses on uncollectible accounts receivable. The allowance is based upon the credit worthiness of our customers, our historical experience, the age of the receivable and current market and economic conditions. Receivables are written off against these allowances in the period they are determined to be uncollectible.
Allowances for Sales Returns:  We record allowances for sales returns from customers for which we have the ability to estimate returns based on historical experience. The returns allowance is recorded as a reduction to revenue and accounts receivable at the time the related revenue is recorded. Receivables are written off against the allowance in the period the return is received.

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended September 30, 2018, 2017 and 2016, the activity related to accounts receivable allowances was as follows (dollars in thousands):

	Allowance for Doubtful Accounts	Allowance for Sales Returns
Balance at September 30, 2015	$6,088	$4,466
Bad debt provision	2,702	—
Write-offs, net of recoveries	(441)	—
Revenue adjustments, net	—	(1,300)
Balance at September 30, 2016	8,349	3,166
Bad debt provisions	3,333	—
Write-offs, net of recoveries	256	—
Revenue adjustments, net (a)	—	26,375
Balance at September 30, 2017	11,938	29,541
Bad debt provisions	2,377	—
Write-offs, net of recoveries	(4,492)	—
Revenue adjustments, net (b)	—	(23,396)
Balance at September 30, 2018	$9,823	$6,145

(a) The increase in provisions primarily relates to accommodations made to our customers in connection with our Healthcare transcription service interruption due to the global NotPetya malware incident (the "2017 Malware Incident")
(b) The decrease in provisions was primarily due to the resolution of the reserves related to the 2017 Malware Incident.
Inventories
Inventories are stated at the lower of cost, computed using the first-in, first-out method, or market value and are included in other current assets. We regularly review inventory quantities on hand and record a provision for excess and/or obsolete inventory primarily based on future purchase commitments with our suppliers, and the estimated utility of our inventory as well as other factors including technological changes and new product development. Inventories are included within Prepaid expenses and other current assets on the Consolidated balance sheets.
Inventories, net of allowances, consisted of the following (dollars in thousands):

	September 30, 2018	September 30, 2017
Components and parts	$5,658	$4,254
Finished products	610	404
Total Inventories	$6,268	$4,658

Research and Development Expenses
Research and development costs related to software that is or will be sold or licensed externally to third-parties, or for which a substantive plan exists to sell or license such software in the future, incurred subsequent to the establishment of technological feasibility, but prior to the general release of the product, are capitalized and amortized to cost of revenue over the estimated useful life of the related products. We have determined that technological feasibility is reached shortly before the general release of our software products. Costs incurred after technological feasibility is established have not been material. We expense research and development costs as incurred.
Acquisition-Related Costs, Net
Acquisition-related costs, net include costs related to business and other acquisitions, including potential acquisitions. These costs consist of (i) transition and integration costs, including retention payments, transitional employee costs and earn-out payments, and other costs related to integration activities; (ii) professional service fees, including financial advisory, legal, accounting, and

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

other outside services incurred in connection with acquisition activities, and disputes and regulatory matters related to acquired entities; and (iii) fair value adjustments to acquisition-related contingencies.
The components of acquisition-related costs, net are as follows (dollars in thousands):

	2018	2017	2016
Transition and integration costs	$16,059	$15,192	$5,727
Professional service fees	3,450	12,622	10,876
Acquisition-related adjustments	(3,416)	(106)	220
Total	$16,093	$27,708	$16,823
Advertising Costs
Advertising costs are expensed as incurred and recorded within sales and marketing expenses. The advertising costs capitalized as of September 30, 2018 and 2017 are de minimis. We incurred advertising costs of $16.5 million, $19.4 million and $24.9 million for fiscal years 2018, 2017 and 2016, respectively.
Convertible Debt
We bifurcate the debt and equity (the contingently convertible feature) components of our convertible debt instruments in a manner that reflects our nonconvertible debt borrowing rate at the time of issuance. The equity components of our convertible debt instruments are recorded within stockholders’ equity with an allocated issuance premium or discount. The debt issuance premium or discount is amortized to interest expense in our consolidated statement of operations using the effective interest method over the expected term of the convertible debt.
Income Taxes
Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the carrying amounts of assets and liabilities and their respective tax bases. This method also requires the recognition of future tax benefits related to net operating loss carryforwards, to the extent that realization of such benefits is more likely than not after consideration of all available evidence. Deferred tax assets and liabilities are measured using the expected enacted tax rates applicable to the taxable income in the future periods in which those temporary differences are expected to be recovered or settled. We do not accrue income taxes for foreign earnings that are expected to be indefinitely reinvested.
We regularly review our deferred tax assets for recoverability considering historical profitability, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. In assessing the need for a valuation allowance, we consider both positive and negative evidence related to the likelihood of realization of the deferred tax assets. The weights assigned to the positive and negative evidences are commensurate with the extent to which the evidence may be objectively verified. If positive evidence regarding projected future taxable income, exclusive of reversing taxable temporary differences, existed it would be difficult for it to outweigh objective negative evidence of recent financial reporting losses. Generally, cumulative loss in recent years is a significant piece of negative evidence that is difficult to overcome in determining that a valuation allowance is not needed.
As of September 30, 2018 and 2017, valuation allowances have been established for all U.S. and for certain foreign deferred tax assets which we believe do not meet the “more likely than not” criteria for recognition. If we are subsequently able to utilize all or a portion of the deferred tax assets for which a valuation allowance has been established, then we may be required to recognize these deferred tax assets through the reduction of the valuation allowance which could result in a material benefit to our results of operations in the period in which the benefit is determined.

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accumulated Other Comprehensive Loss
The components of accumulated other comprehensive loss, reflected in the consolidated statements of stockholders’ equity, consisted of the following (dollars in thousands):

	2018	2017	2016
Foreign currency translation adjustment	$(118,220)	$(94,247)	$(107,274)
Unrealized (losses) gains on marketable securities	(115)	77	86
Net unrealized losses on post-retirement benefits	(4,528)	(7,172)	(8,946)
Accumulated other comprehensive loss	$(122,863)	$(101,342)	$(116,134)
No income tax provisions or benefits are recorded for foreign currency translation adjustment as the undistributed earnings in our foreign subsidiaries are expected to be indefinitely reinvested.
Concentration of Risk
Financial instruments that are potentially subject to significant concentrations of credit risk principally consist of cash, cash equivalents, marketable securities and trade accounts receivable. We place our cash and cash equivalents and marketable securities with financial institutions with high credit ratings. As part of our cash and investment management processes, we perform periodic evaluations of the credit standing of the financial institutions with whom we maintain deposits, and have not recorded any credit losses to-date. For trade accounts receivable, we perform ongoing credit evaluations of our customers’ financial condition and limit the amount of credit extended when deemed appropriate. No customer accounted for more than 10% of our net accounts receivable balance at September 30, 2018 and 2017 or 10% of our revenue for fiscal years 2018, 2017 or 2016.
Foreign Currency Translation
The functional currency of a foreign subsidiary is generally the local currency. We translate the financial statements of foreign subsidiaries to U.S. dollars using month-end exchange rates for assets and liabilities, and average rates for the reporting period for revenues, costs, and expenses. We record translation gains and losses in accumulated other comprehensive loss as a component of stockholders’ equity. We record net foreign exchange transaction gains and losses resulting from the conversion of the transaction currency to the functional currency within in other expense, net. Foreign currency transaction losses for fiscal years 2018, 2017 and 2016 were $1.1 million, $1.4 million and $1.5 million, respectively.
Financial Instruments and Hedging Activities
We use forward currency exchange contracts to manage our exposure to fluctuations in foreign currency for certain transactions. In order for instruments to be designated as hedges, specific criteria must be met, including (i) formal documentation must exist for both the hedging relationship and our risk management objectives and strategies for undertaking the hedging activities, (ii) at the inception and on an ongoing basis, the hedging relationship is expected to be highly effective in offsetting changes in fair value attributed to the hedged risk during the period that the hedge is designated, and (iii) an assessment of effectiveness is required whenever financial statements or earnings are reported.
The effective portion of changes in the fair values of contracts designated as cash flow hedges is recorded in equity as a component of accumulated other comprehensive income (loss) until the hedged item effects earnings. Once the underlying forecasted transaction is realized, the changes of fair vales of instruments designated as hedges reclassified from accumulated other comprehensive loss to the statement of operations, in the appropriate income statement line items. Any ineffective portion of the instruments designated as cash flow hedges is recognized in current earnings. We report cash flows arising from derivative financial instruments designated as fair value or cash flow hedges consistent with the classification of the cash flows from the underlying hedged items that these derivatives are hedging.
No forward exchange contracts are designated as hedges for fiscal year 2018, 2017, or 2016. Changes in the fair values of the forward currency exchange contracts are recorded within other expense, net. Cash flows related to investments and settlements of forward currency exchange contracts are included within cash flows from investing activities.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock-Based Compensation
We recognize stock-based compensation expense over the requisite service period, based on the grant date fair value of the awards and the number of the awards expected to be vested based upon service and performance conditions, net of forfeitures. The fair value of restricted stock units is determined based on the number of shares granted and the quoted price of our common stock, and the fair value of stock options is estimated on the date of grant using the Black-Scholes model. Historically, we recognized excess tax benefit within additional paid-in capital to the extent that the benefit was utilized to reduce current tax payables. We record any tax effect related to stock-based awards through the consolidated statements of operations. Excess tax benefits are recognized as deferred tax assets upon settlement and are subject to regular review for valuation allowance.
Net Loss Per Share
Basic net loss or income per share is computed using the weighted-average number of common shares outstanding during the period. Diluted net income per share is computed using the weighted-average number of common shares, giving effect to potentially dilutive securities outstanding during the period. Potentially dilutive securities consist of stock options, restricted stock units, contingently issuable shares under earn-out agreements, and potential issuance of stock upon conversion of our convertible debentures, as more fully described in Note 10. In the event of conversion, each convertible debenture entitles the holder to receive in cash the principal amount with any accrued interest, and in cash or common stock, at our election, any excess of conversion value over the principal amount plus accrued interest. Therefore, only the shares of common stock potentially issuable upon conversion, if any, are considered dilutive to the weighted average common shares calculation.
For fiscal year 2018, 2017 and 2016, respectively, 9.1 million, 7.8 million, and 8.8 million shares of common stock equivalent securities were excluded from the computation of diluted net loss per share as the inclusion would be anti-dilutive due to the net loss reported for these periods.
Recently Adopted Accounting Standards
In October 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2016-16, "Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory" ("ASU 2016-16"), which requires income tax consequences of inter-company transfers of assets other than inventory to be recognized when the transfer occurs. ASU 2016-16 is effective for fiscal years beginning after December 15, 2017, with early adoption permitted. We early adopted the guidance during the first quarter of fiscal year 2018. As a result, deferred tax liabilities of $0.9 million arising from inter-company transfers in prior years were recognized and recorded against the beginning balance of accumulated deficit in the first quarter of fiscal year 2018. The adoption of the guidance did not have a material impact on our consolidated financial statements for any period presented.

Issued Accounting Standards Not Yet Adopted
From time to time, new accounting pronouncements are issued by the FASB and are adopted by us as of the specified effective dates. Unless otherwise discussed, such pronouncements did not have or will not have a significant impact on our consolidated financial position, results of operations or cash flows, or do not apply to our operations.
Revenue Recognition
In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers: Topic 606" ("ASU 2014-09"), under which revenue is recognized when a customer obtains control of promised goods or services in an amount that reflects the consideration the entity expects to receive for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under existing U.S. GAAP including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. ASU 2014-09 permits two methods of adoption: (i) retrospective to each prior reporting period presented; or (ii) retrospective with the cumulative effect of initially applying the guidance recognized at the date of initial application. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers: Deferral of the Effective Date, which deferred the effective date of the new revenue standard for periods beginning after December 15, 2016 to December 15, 2017, with early adoption permitted but not earlier than the original effective date.  ASU 2014-09 is effective for us beginning on October 1, 2018 and we plan to adopt ASU 2014-09 using the cumulative catch-up transition method, with a cumulative adjustment to retained earnings as opposed to retrospectively adjusting prior periods.
In the first quarter of fiscal 2017, we commenced a project to assess the potential impact of the new standard on our consolidated financial statements and related disclosures. This project also included the assessment and enhancement of our internal processes, controls and systems to address the new standard.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

While we are continuing to assess all potential impacts of ASU 2014-09, we currently believe the most significant impact relates to our accounting for arrangements that include term-based software licenses bundled with other performance obligations including (i) maintenance and support and (ii) professional services. A significant number of our customer contracts include term-based software licenses bundled with other performance obligations. Under current GAAP, the revenue attributable to these software licenses is recognized ratably over the term of the arrangement because vendor-specific objective evidence ("VSOE") does not exist for the undelivered maintenance and support element as it is not sold separately. Under ASU 2014-09, the requirement to have VSOE for undelivered elements to enable the separation of revenue for the delivered software licenses is eliminated. Accordingly, under the new standard we will be required to recognize term-based software revenue as control is transferred and based upon the amount proportionally allocated to the term-based software license from the contract transaction price. We do not currently expect ASU 2014-09 to have a significant effect on the timing of revenue related to our renewal maintenance, professional services and cloud offerings.
Upon the adoption in the first quarter of fiscal year 2019, we recorded a decrease to accumulated deficit of approximately $230 million as a result of the transition. The adjustments primarily relate to 1) approximately $70 million decrease in deferred revenue from the upfront recognition of term licenses and the general requirement to allocate the transaction price on a relative stand-alone selling price, 2) approximately $180 million increase in contract assets, 3) approximately $30 million decrease in accounts receivable, 4) approximately $30 million increase in deferred costs, and 5) approximately $20 million increase in deferred tax liabilities related to the above items.
Leases
In February 2016, the FASB issued ASU No. 2016-02, "Leases" ("ASU 2016-02"), which will become effective for fiscal years beginning after December 15, 2018 and interim periods therein, with early adoption permitted. The guidance requires lessees to recognize on the balance sheet a right-of-use asset, representing its right to use the underlying asset for the lease term, and a lease liability for all leases with terms greater than 12 months. The accounting applied by the lessor is largely unchanged from that applied under the existing lease standard. The guidance also requires qualitative and quantitative disclosures designed to assess the amount, timing, and uncertainty of cash flows arising from leases. The guidance requires the use of a modified retrospective transition approach, which includes a number of optional practical expedients that entities may elect to apply. We are currently evaluating the impact of the guidance on our consolidated financial statements and related processes and internal controls. While we expect the implementation to result in the recognition of right-of-use assets and lease liabilities for most of our operating lease commitments, we do not expect the guidance to have material impact on our consolidated statements of cash flows.
In August 2018, the FASB issued Accounting Standards Updates ("ASU") 2018-15, "Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract", which is effective for fiscal year beginning after December 15, 2019, and interim periods within those fiscal years, with early adoption permitted. The guidance requires that implementation costs related to a hosting arrangement that is a service contract be capitalized and amortized over the term of the hosting arrangement, starting when the module or component of the hosting arrangement is ready for its intended use. The guidance will be applied retrospectively to each period presented. We do not expect the implementation to have a material impact on our consolidated financial statements.
Other Accounting Pronouncements
In January 2018, the FASB issued ASU 2018-02, "Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income ("AOCI"), which is effective for fiscal years beginning after December 15, 2018 and interim periods therein, with early adoption permitted. The guidance gives entities the option to reclassify to retained earnings the tax effects resulting from the Tax Cuts and Jobs Act ("TCJA") related to items in AOCI. The new guidance may be applied retrospectively to each period in which the effect of the Act is recognized in the period of adoption. We do not expect the implementation to have a material impact on our consolidated financial statements.
In August 2016, the FASB issued ASU 2016-15, "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments" ("ASU 2016-15"), which is effective for fiscal years beginning after December 15, 2017 and the interim periods therein, with early adoption permitted. The guidance requires cash flows with multiple characteristics to be classified using a three-step process, including (i) determining whether explicit guidance is applicable, (ii) separating each identifiable source or use of cash flows, and (iii) determining the predominant source or use of cash flows when the source or use of cash flows cannot be separately identifiable. The guidance will be applied retrospectively to each period presented. We do not expect the implementation to have a material impact on our consolidated financial statements.
In January 2016, the FASB issued ASU No. 2016-01, "Recognition and Measurement of Financial Assets and Financial Liabilities" ("ASU 2016-01"). ASU 2016-01 amends the guidance on the classification and measurement of financial instruments.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Although ASU 2016-01 retains many current requirements, it significantly revises accounting related to the classification and measurement of investments in equity securities and the presentation of certain fair value changes for financial liabilities measured at fair value. ASU 2016-01 also amends certain disclosure requirements associated with the fair value of financial instruments and is effective for us in the first quarter of fiscal year 2019. Based on the composition of our investment portfolio, we do not believe the adoption of ASU 2016-01 will have a material impact on our consolidated financial statements.

3. Disposition of Business
In connection with our ongoing strategic business and portfolio review, on November 7, 2018, our Board of Directors approved the divestiture of our Imaging business. On November 11, 2018, we entered into a sale agreement (the “Agreement”) with Project Leopard AcquireCo Limited, a private limited company incorporated under the laws of England and Wales (and an affiliate of Kofax, Inc.) (the “Buyer”), relating to the sale of our Imaging business for a total cash consideration of approximately $400 million, subject to certain working capital adjustments as set forth in the Agreement. Pursuant to the Agreement, we agreed to sell and transfer, and Buyer agreed to purchase and acquire, (a) the shares of certain subsidiaries through which we operate a portion of our Imaging business and (b) certain assets used in or related to the business; and the Buyer agreed to assume certain liabilities related to such assets or the business, subject to certain exclusions and indemnities as set forth in the Agreement.
On February 1, 2019, we completed the sale of the business and received approximately $404 million, after estimated transaction expenses, and subject to post-closing finalization of those adjustments as set forth in the Agreement. For all periods presented, Imaging's results of operations have been included within discontinued operations and its assets and liabilities within held for sale on our consolidated financial statements.

The following table summarizes the results of the discontinued operations (dollars in thousands):

	Year Ended September 30,
	2018	2017	2016
Major line items constituting net income of Imaging:
Revenue	$209,363	$211,187	$228,576
Cost of revenue	48,183	49,962	54,604
Research and development	26,588	26,172	24,304
Sales and marketing	76,593	73,760	71,295
General and administrative	3,890	3,612	4,138
Amortization of intangible assets	17,096	21,056	22,498
Acquisition-related costs, net	8	32	343
Restructuring and other charges, net	6,472	1,131	1,019
Other	44	(193)	163
Income from discontinued operations before income taxes	30,489	35,655	50,212
Provision for income taxes	5,513	8,310	3,967
Net income from discontinued operations	$24,976	$27,345	$46,245

Supplemental information:
Depreciation	$1,995	$2,397	$1,026
Amortization	$23,083	$28,017	$31,115
Stock compensation	$7,876	$11,371	$10,796

Capital expenditures:	$942	$2,547	$2,511

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the assets and liabilities included within discontinued operations (dollars in thousands):

	September 30, 2018	September 30, 2017
Major classes of Imaging assets:
Accounts receivable, net	$30,959	$33,784
Prepaid expenses and other current assets	3,443	4,102
Land, building and equipment, net	2,442	3,958
Goodwill	257,352	257,792
Intangible assets, net	99,507	122,786
Other	196	245
Total assets classified as held for sale	$393,899	$422,667

Major classes of Imaging liabilities:
Accounts payable	$3,604	$6,396
Accrued expenses and other current liabilities	12,305	13,262
Deferred revenue	107,965	119,520
Other	2,657	2,510
Total liabilities classified as held for sale	$126,531	$141,688
Additionally, on November 19, 2018, we announced our intent to spin off our Automotive business into an independent publicly traded company through a pro rata distribution to our common stockholders. Completion of the proposed spin-off is subject to certain conditions, including final approval by our Board of Directors. We intend to complete the separation of the business by the beginning of fiscal year 2020.

4. Business Acquisitions
As part of our business strategy, we have acquired, and may acquire in the future, certain businesses and technologies primarily to expand our products and service offerings.
Fiscal Year 2018 Acquisitions
In fiscal year 2018, we completed several acquisitions in our Healthcare and Automotive segments for a total consideration of $129.5 million, including $114.6 million in cash, $2.0 million estimated fair value for future contingent payments, and effective settlement of preexisting relationship with the acquiree of $12.9 million. As a result, we recognized goodwill of $62.9 million, including immaterial measurement-period adjustments through September 30, 2018, and other intangible assets of $60.8 million, with a weighted average life of 6.0 years.
We are still finalizing the fair value estimates of assets acquired and liabilities assumed in these acquisitions. These fair value estimates are subject to change as we obtain additional information during the measurement periods up to one year from the acquisitions. There were no significant changes to the fair value estimates during fiscal year 2018.
We have not furnished pro forma financial information or the acquired entities' results of operations for the post-acquisition periods, as such acquisitions were not material, individually or in the aggregate, to our consolidated financial statements.
Fiscal Year 2017 Acquisitions
In fiscal year 2017, we acquired several businesses in our Enterprise, Healthcare and Other segments for a total consideration of $97.4 million, including $75.7 million in cash, issuance of 0.8 million shares of our common stock valued at $13.4 million, and $8.3 million estimated fair value for future contingent payments. As a result, we recognized goodwill of $62.3 million and other intangible assets of $39.1 million, with a weighted average life of 5.9 years. The results of operations of the acquired entities have been included within our consolidated results of operations from the acquisition dates. Such acquisitions were not material, individually or in the aggregate to our consolidated financial statements.

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fiscal Year 2016 Acquisitions
Acquisition of TouchCommerce, Inc.
In August 2016, we acquired all of the outstanding stock of TouchCommerce. TouchCommerce is a provider of omni-channel solutions to engage their customers on any device through online chat, guides, personalized content, and other automated tools, resulting in enhanced customer experience, increased revenue and reduced support costs. We expected this acquisition to expand our customer care solutions with a range of new digital engagement offerings, including live chat, customer analytics and personalization solutions within our Enterprise segment. We expected to be able to provide an end-to-end engagement platform that merges intelligent self-service with assisted service to increase customer satisfaction, strengthen customer loyalty and improve business results. The aggregate consideration for this transaction was $217.5 million, which included $132.5 million paid in cash and $85.0 million paid in our common stock. The acquisition was a stock purchase and the goodwill resulting from this acquisition is not deductible for tax purposes. The results of operations of TouchCommerce was included within our Enterprise segment from the acquisition date.
A summary of the final allocation of the purchase consideration for our TouchCommerce acquisition is as follows (dollars in thousands):

TouchCommerce
Purchase consideration:
Cash	$113,008
Common stock (a)	85,000
Deferred acquisition payment	19,458
Total purchase consideration	$217,466

Allocation of the purchase consideration:
Cash	$137
Accounts receivable (b)	14,897
Goodwill	117,576
Identifiable intangible assets (c)	110,800
Other assets	1,521
Total assets acquired	244,931
Current liabilities	(4,134)
Deferred tax liability	(19,913)
Deferred revenue	(2,784)
Other long-term liabilities	(634)
Total liabilities assumed	(27,465)
Net assets acquired	$217,466

(a)5,749,807 shares of our common stock valued at $14.78 per share were issued at closing.
(b)Accounts receivable have been recorded at their estimated fair values and the fair value reserve was not material.

(c)	The following are the identifiable intangible assets acquired and their respective weighted average useful lives, as determined based on preliminary valuations (dollars in thousands):

	TouchCommerce
	Amount	Weighted Average Life (Years)
Core and completed technology	$26,000	6.0
Customer relationships	81,600	10.0
Trade names	3,200	5.0
Total	$110,800

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other Fiscal Year 2016 Acquisitions
During fiscal year 2016, we acquired several businesses in our Healthcare segment for a total consideration of $50.4 million, including an estimated fair value for future contingent payments. The results of operations of these acquisitions have been included in our financial results since their respective acquisition dates. Such acquisitions were not material, individually or in the aggregate to our consolidated financial statements.

5. Goodwill and Intangible Assets
The changes in the carrying amount of goodwill for our reportable segments for fiscal years 2018 and 2017 were as follows (dollars in thousands):

	Healthcare	Enterprise	Mobile	Automotive	Other	Total
Balance as of September 30, 2016	$1,381,076	$653,368	$1,217,397	$—	$—	$3,251,841
Acquisitions	32,985	14,415	13,660	—	—	61,060
Purchase accounting adjustments	(49)	(463)	—	—	—	(512)
Effect of foreign currency translation	4,322	6,152	9,953	—	—	20,427
Balance as of September 30, 2017	1,418,334	673,472	1,241,010	—	—	3,332,816
Acquisitions	14,936	—	—	50,193	—	65,129
Purchase accounting adjustments	(705)	—	2,697	(3,275)	—	(1,283)
Effect of foreign currency translation	(2,240)	(2,116)	5,344	(7,424)	(1,340)	(7,776)
Reorganization (Note 21)	—	11,991	(1,249,051)	1,080,453	156,607	—
Impairment charge (a)	—	—	—	—	(141,781)	(141,781)
Balance as of September 30, 2018	$1,430,325	$683,347	$—	$1,119,947	$13,486	$3,247,105

(a)	Represents accumulated impairment charge as of September 30, 2018.
Intangible assets consist of the following as of September 30, 2018 and 2017, which includes licensed technology with a net book value of $22.1 million and $31.8 million, respectively (dollars in thousands):

	September 30, 2018
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount (a)	Weighted Average Remaining Life (Years)
Customer relationships	$605,784	$(289,218)	$316,566	4.2
Technology and patents	292,766	(169,806)	122,960	1.1
Trade names, trademarks, and other	28,985	(18,510)	10,475	0.1
Total	$927,535	$(477,534)	$450,001	3.2

(a)
As more fully described below, the balance as of September 30, 2018 reflected impairment charges of $29.2 million related to Mobile Operator Services and Devices intangible assets that we recorded during the fourth quarter of fiscal year 2018.

	September 30, 2017
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Remaining Life (Years)
Customer relationships	$630,803	$(269,126)	$361,677	4.6
Technology and patents	389,409	(228,629)	160,780	1.4
Trade names, trademarks, and other	29,414	(10,183)	19,231	0.1
Total	$1,049,626	$(507,938)	$541,688	3.5

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Amortization expense for acquired technology and patents is included in the cost of revenue in the accompanying statements of operations and was $50.9 million, $57.9 million and $54.3 million in fiscal 2018, 2017 and 2016, respectively. Amortization expense for customer relationships, trade names, trademarks, and other, and non-competition agreements is included in operating expenses and was $74.0 million, $92.8 million and $85.5 million in fiscal 2018, 2017 and 2016, respectively.
Estimated amortization expense for each of the five succeeding years as of September 30, 2018, is as follows (dollars in thousands):

Year Ending September 30,	Cost of Revenue	Other Operating Expenses	Total
2019	$37,797	$66,372	$104,169
2020	32,656	60,543	93,199
2021	24,313	55,741	80,054
2022	16,731	51,882	68,613
2023	10,131	39,666	49,797
Thereafter	3,047	51,122	54,169
Total	$124,675	$325,326	$450,001
Interim Impairment Analysis
Effective in the second quarter of fiscal year 2018, our Automotive business, which was previously included within our former Mobile segment, became a standalone operating segment. In addition, we moved our Dragon TV business from our former Mobile operating segment into our Enterprise operating segment.
As a result of the reorganization, the original Mobile reporting unit was separated into three discrete lines of business - Automotive, Dragon TV, and Devices. We assigned $1,080.5 million, $12.0 million, and $36.0 million of goodwill to Automotive, Dragon TV and Devices, respectively, based on their relative fair values as of March 31, 2018, and assessed the assigned goodwill for impairment by comparing each component’s fair value to its carrying amount. The fair values of Automotive and Dragon TV significantly exceeded their carrying amounts. However, the carrying value of Devices exceeded its fair value by $35.1 million due to the standalone multi-year operating plan reflecting the ongoing consolidation of our handset manufacturer customer base and continued erosion of our penetration of the remaining market. As a result, we recorded a $35.1 million goodwill impairment for the second quarter of fiscal 2018. After the impairment charge, the goodwill assigned to Devices as of March 31, 2018 was immaterial. The reorganization did not result in any impairment charge of other intangible assets.
Also during the second quarter of fiscal 2018, our Subscriber Revenue Services ("SRS") reporting unit, originally included within our former Mobile operating segment, recorded significantly lower revenue and profitability due to market disruptions in certain markets that we serve. Our SRS business provides value-added services to mobile operators in emerging markets, primarily in India and Brazil. These markets had experienced dramatic disruption as a result of accelerated change in competition and business models for our mobile operator customers. Specifically, the rapid shift away from a model where voice, data and text are offered separately toward unlimited bundled services at considerably lower costs has significantly reduced mobile operators’ demand for our services. This reduced demand materially impacted our future expectations for SRS revenues. As a result, executive management performed an updated strategic assessment and reduced the long-term growth rates and profitability contemplated in SRS's multi-year operating plan. We concluded that these financial results coupled with the rapid market shifts being experienced in the industry were factors that represented impairment indicators, triggering a review of goodwill and indefinite-lived intangible assets for impairment during the second quarter of fiscal 2018. Based on the result of the impairment assessment, the carrying value of SRS exceeded its fair value by $94.3 million. In addition, we recorded an $8.5 million deferred tax benefit related to SRS’s goodwill, which is amortized over time for tax purposes, and therefore increased the impairment charge by the same amount. As a result, we recorded a goodwill impairment charge of $102.8 million related to SRS for the second quarter of fiscal 2018. After the impairment charge, goodwill assigned to SRS was $17.8 million as of March 31, 2018. The assessment did not result in any impairment charge of other intangible assets.

The fair value of a reporting unit is generally determined using a combination of the income approach and the market approach, where the income approach is weighted 50% and the market approach 50%. The fair values of Devices and Dragon TV, however, were determined solely based upon the income approach due to the lack of comparable public companies or comparable acquisitions.
Wind-down of Devices and Mobile Operator Services and Annual Goodwill Impairment Analysis
During the fourth quarter of fiscal 2018, in connection with our strategic business review announced in our earnings release issued on May 9, 2018, we restructured our SRS business by separating the voicemail transcription services business (“Voice-to-Text”), which will continue to operate as part of the Other Segment, and commenced a wind-down of the SRS Mobile Operator Services

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

in India and Brazil, and our Devices businesses. As a result, we revised our multi-year operating plans of Mobile Operator Services and Devices, as part of our fiscal 2019 budgeting process, to reflect a significant decline in revenue and operating income. The wind-down decision has resulted in significantly lower estimated future cash flows over a considerably shorter time horizon, which triggered a review of goodwill and long-lived asset groups for impairment.
We first assessed the long-lived asset groups within the businesses for impairment, and then compared a reporting unit’s carrying amount after the long-lived asset group impairment, if any, with its estimated fair value. Mobile Operator Services and Voice-to-Text, which were included within the former SRS reporting unit, were assessed for the impairment of goodwill and long-lived asset groups separately. For the purpose of the goodwill impairment assessment, total goodwill of the former SRS reporting unit was assigned to Mobile Operator Services and Voice-to-text services based on their relative fair values as of July 1, 2018. As a result, $3.4 million of goodwill was assigned to Mobile Operator Services and $13.5 million goodwill was assigned to Voice-to-Text.
As a result of the impairment review, we recorded $15.0 million impairment charge for Devices for the fourth quarter of fiscal year 2018, including $7.6 million related to acquired trade names and customer relationships, $0.8 million related to acquired technology assets, $6.2 million related to fixed assets, and $0.4 million related to its remaining goodwill; additionally, we recorded $25.1 million impairment charge for our Mobile Operator Services for the fourth quarter of fiscal year 2018, including $12.9 million related to acquired trade names and customer relationships, $7.9 million related to acquired technology assets, $0.9 million related to fixed assets, and $3.4 million related to goodwill.
For the annual goodwill impairment analysis, the estimated fair value of each of Healthcare, Enterprise, Automotive, Imaging and Voice-to-Text significantly exceeded their carrying amounts. The fair value of a reporting unit is generally determined using a combination of the income approach and the market approach, where the income approach is weighted 50% and the market approach 50%.
Determining the fair value of a long-lived asset group or a reporting unit requires the use of significant estimates and assumptions, all of which we believe are reasonable but nevertheless inherently uncertain. These estimates and assumptions include revenue growth rates and operating margins used to estimate future cash flows, risk-adjusted discount rates, future economic and market conditions, and the use of market comparables. Also, if we experience lower-than-expected growth or fail to sustain our profitability due to changing market dynamics, competition or technological obsolescence, it could adversely impact the long-term assumptions used in our impairment analysis. Such changes in assumptions and estimates may result in additional impairment of our goodwill and/or other long-lived assets, which could materially impact our future results of operations and financial conditions. Additionally, as we continue our product portfolio review and implement organizational changes to better align with our long-term strategies, decisions from such efforts may trigger additional impairment reviews of goodwill and other long-lived assets, which may result in additional impairment charges in the future periods.

6. Accounts Receivable
Accounts receivable, net consisted of the following (dollars in thousands):

	September 30, 2018	September 30, 2017
Trade accounts receivable	$330,515	$375,686
Unbilled accounts receivable under long-term contracts	33,326	27,401
Gross accounts receivable	363,841	403,087
Less: allowance for doubtful accounts	(9,823)	(11,938)
Less: allowance for sales returns	(6,145)	(29,541)
Accounts receivable, net	$347,873	$361,608

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Land, Building and Equipment, Net
Land, building and equipment, net consisted of the following (dollars in thousands):

	Useful Life (In Years)	September 30, 2018	September 30, 2017
Land	—	$2,400	$2,400
Building	30	5,409	5,456
Machinery and equipment	3-5	163,359	143,301
Computers, software and equipment	3-5	179,461	180,753
Leasehold improvements	2-15	34,970	32,163
Furniture and fixtures	5-7	17,249	17,117
Construction in progress	—	2,088	9,070
Subtotal		404,936	390,260
Less: accumulated depreciation		(251,484)	(217,670)
Land, building and equipment, net		$153,452	$172,590
As of September 30, 2018 and 2017, the net book value of capitalized internal-use software costs was $12.7 million and $24.0 million, respectively, which are included within computers, software and equipment and construction in progress.
Depreciation expense for fiscal years 2018, 2017 and 2016 was $60.4 million, $53.3 million and $59.6 million, respectively, which included amortization expense of $11.0 million, $11.9 million and $12.7 million, respectively, for internally developed software costs.

8. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following (dollars in thousands):

	September 30, 2018	September 30, 2017
Compensation	$174,984	$152,095
Accrued interest payable	21,326	26,285
Cost of revenue related liabilities	30,432	17,500
Consulting and professional fees	21,220	12,646
Facilities related liabilities	4,621	6,546
Sales and marketing incentives	1,889	2,778
Sales and other taxes payable	5,983	2,098
Other	8,884	12,691
Total	$269,339	$232,639

9. Deferred Revenue
Deferred maintenance revenue consists of prepaid fees received for post-contract customer support for our products, including telephone support and the right to receive unspecified upgrades/updates on a when-and-if-available basis. Unearned revenue includes fees for up-front set-up of the service environment; fees charged for on-demand service; certain software arrangements for which we do not have fair value of post-contract customer support, resulting in ratable revenue recognition for the entire arrangement on a straight-line basis; and fees in excess of estimated earnings on percentage-of-completion service contracts.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred revenue consisted of the following (dollars in thousands):

	September 30, 2018	September 30, 2017
Current Liabilities:
Deferred maintenance revenue	$114,165	$120,601
Unearned revenue	216,524	188,990
Total current deferred revenue	$330,689	$309,591
Long-term Liabilities:
Deferred maintenance revenue	$14,415	$13,617
Unearned revenue	419,901	347,243
Total long-term deferred revenue	$434,316	$360,860

10. Debt
At September 30, 2018 and 2017, we had the following borrowing obligations (dollars in thousands):

	September 30, 2018	September 30, 2017
5.625% Senior Notes due 2026, net of deferred issuance costs of $5.1 million and $5.7 million, respectively. Effective interest rate 5.625%.	$494,915	$494,298
5.375% Senior Notes due 2020, net of deferred issuance costs of $1.2 million and $2.3 million, respectively, and unamortized premium of $- and $1.0 million, respectively. Effective interest rate 5.375%.	298,759	448,630
6.000% Senior Notes due 2024, net of deferred issuance costs of $1.8 million and $2.1 million, respectively. Effective interest rate 6.000%.	298,220	297,910
1.00% Convertible Debentures due 2035, net of unamortized discount of $116.9 million and $140.9 million, respectively, and deferred issuance costs of $5.6 million and $6.9 million, respectively. Effective interest rate 5.622%.	553,973	528,690
2.75% Convertible Debentures due 2031, net of unamortized discount of $1.5 million and deferred issuance costs of $0.1 million as of September 30, 2017. Effective interest rate 7.432%.	46,568	376,121
1.25% Convertible Debentures due 2025, net of unamortized discount of $82.4 million and $92.7 million, respectively, and deferred issuance costs of $3.7 million and $4.3 million, respectively. Effective interest rate 5.578%.	263,863	253,054
1.50% Convertible Debentures due 2035, net of unamortized discount of $32.8 million and $42.5 million, respectively, and deferred issuance costs of $1.1 million and $1.5 million, respectively. Effective interest rate 5.394%.	229,906	219,875
Deferred issuance costs related to our Revolving Credit Facility	(843)	(1,174)
Total debt	2,185,361	2,617,404
Less: current portion	—	376,121
Total long-term debt	$2,185,361	$2,241,283

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the maturities of our borrowing obligations as of September 30, 2018 (dollars in thousands):

Fiscal Year	Convertible Debentures (1)	Senior Notes	Total
2019	$—	$—	$—
2020	—	300,000	300,000
2021	—	—	—
2022	310,463	—	310,463
2023	676,488	—	676,488
Thereafter	350,000	800,000	1,150,000
Total before unamortized discount	1,336,951	1,100,000	2,436,951
Less: unamortized discount and issuance costs	(242,641)	(8,949)	(251,590)
Total long-term debt	$1,094,310	$1,091,051	$2,185,361

(1)
Pursuant to the terms of each convertible instrument, holders have the right to redeem the debt on specific dates prior to maturity. The repayment schedule above assumes that payment is due on the next redemption date after September 30, 2018.

5.625% Senior Notes due 2026
In December 2016, we issued $500.0 million aggregate principal amount of 5.625% Senior Notes due on December 15, 2026 (the "2026 Senior Notes") in a private placement. The proceeds from the 2026 Senior Notes were approximately $493.8 million, net of issuance costs, and we used the proceeds to repurchase a portion of our 2020 Senior Notes. The 2026 Senior Notes bear interest at 5.625% per year, payable in cash semi-annually in arrears.
The 2026 Senior Notes are unsecured senior obligations and are guaranteed on an unsecured senior basis by certain of our domestic subsidiaries ("Subsidiary Guarantors"). The 2026 Senior Notes and the guarantees rank equally in right of payment with all of our and the Subsidiary Guarantors’ existing and future unsecured senior debt and rank senior in right of payment to all of our and the Subsidiary Guarantors’ future unsecured subordinated debt. The 2026 Senior Notes and guarantees effectively rank junior to all our secured debt and that of the Subsidiary Guarantors to the extent of the value of the collateral securing such debt and to all liabilities, including trade payables, of our subsidiaries that have not guaranteed the 2026 Senior Notes.
At any time before December 15, 2021, we may redeem all or a portion of the 2026 Senior Notes at a redemption price equal to 100% of the aggregate principal amount of the 2026 Senior Notes to be redeemed, plus a “make-whole” premium and accrued and unpaid interest to, but excluding, the redemption date. At any time on or after December 15, 2021, we may redeem all or a portion of the 2026 Senior Notes at certain redemption prices expressed as percentages of the principal amount, plus accrued and unpaid interest to, but excluding, the redemption date. At any time and from time to time before December 15, 2021, we may redeem up to 35% of the aggregate outstanding principal amount of the 2026 Senior Notes with the net cash proceeds received by us from certain equity offerings at a price equal to 105.625% of the aggregate principal amount, plus accrued and unpaid interest to, but excluding, the redemption date, provided that the redemption occurs no later than 120 days after the closing of the related equity offering, and at least 50% of the original aggregate principal amount of the 2026 Senior Notes remains outstanding immediately thereafter.
Upon the occurrence of certain asset sales or a change in control, we must offer to repurchase the 2026 Senior Notes at a price equal to 100% in the case of an asset sale, or 101% in the case of a change of control, of the principal amount plus accrued and unpaid interest to, but excluding, the repurchase date.
5.375% Senior Notes due 2020
On August 14, 2012, we issued $700.0 million aggregate principal amount of 5.375% Senior Notes due on August 15, 2020 in a private placement. The net proceeds were approximately $689.1 million, net of issuance costs, and bear interest at 5.375% per year, payable in cash semi-annually in arrears. On October 22, 2012, we issued, in a private placement, an additional $350.0 million aggregate principal amount of our 5.375% Senior Notes due 2020 (collectively the "Notes"). The Notes were issued pursuant to the indenture agreement dated August 14, 2012. Total proceeds received, net of issuance costs, were $351.7 million.
The Notes are our unsecured senior obligations and are guaranteed (the “Guarantees”) on an unsecured senior basis by Subsidiary Guarantors. The Notes and Guarantees rank equally in right of payment with all of our and the Subsidiary Guarantors' existing

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

and future unsecured senior debt and rank senior in right of payment to all of our and the Subsidiary Guarantors' future unsecured subordinated debt. The Notes and Guarantees effectively rank junior to all secured debt of our and the Subsidiary Guarantors to the extent of the value of the collateral securing such debt and to all liabilities, including trade payables, of our subsidiaries that have not guaranteed the Notes.
At any time, we may redeem all or a portion of the Notes at certain redemption prices expressed as percentages of the principal amount, plus accrued and unpaid interest to, but excluding, the redemption date.
Upon the occurrence of certain asset sales or a change in control, we must offer to repurchase the Notes at a price equal to 100%, in the case of an asset sale, or 101%, in the case of a change of control, of the principal amount plus accrued and unpaid interest to, but excluding, the repurchase date.
In January 2017, we repurchased $600.0 million in aggregate principal amount of our 2020 Senior Notes using cash and cash equivalents and the net proceeds from our 2026 Senior Notes issued in December 2016. As a result, we recorded an extinguishment loss of $18.6 million in fiscal year 2017.
In September 2018, we repurchased $150.0 million in aggregate principal amount of our 2020 Senior Notes at par. As a result, we wrote off the remaining unamortized premium and deferred issuance costs related to the repayment and recorded an extinguishment gain of $0.3 million in fiscal year 2018. Following this activity, $300.0 million in aggregate principal amount of our 2020 Senior Notes remains outstanding as of September 30, 2018.
6.0% Senior Notes due 2024
In June 2016, we issued $300.0 million aggregate principal amount of 6.0% Senior Notes due on July 1, 2024 (the "2024 Senior Notes") in a private placement. The proceeds from the 2024 Senior Notes were approximately $297.5 million, net of issuance costs. The 2024 Senior Notes bear interest at 6.0% per year, payable in cash semi-annually in arrears.
The 2024 Senior Notes are unsecured senior obligations and are guaranteed on an unsecured senior basis by our Subsidiary Guarantors. The 2024 Senior Notes and the guarantees rank equally in right of payment with all of our and the Subsidiary Guarantors’ existing and future unsecured senior debt, including our obligations and those of each such Subsidiary Guarantor under our senior credit facility, and rank senior in right of payment to all of our and the Subsidiary Guarantors’ future unsecured subordinated debt. The 2024 Senior Notes and guarantees effectively rank junior to all our secured debt and that of the Subsidiary Guarantors to the extent of the value of the collateral securing such debt and to all liabilities, including trade payables, of our subsidiaries that have not guaranteed the 2024 Senior Notes.
At any time before July 1, 2019, we may redeem all or a portion of the 2024 Senior Notes at a redemption price equal to 100% of the aggregate principal amount of the 2024 Senior Notes to be redeemed, plus a “make-whole” premium and accrued and unpaid interest to, but excluding, the redemption date. At any time on or after July 1, 2019, we may redeem all or a portion of the 2024 Senior Notes at certain redemption prices expressed as percentages of the principal amount, plus accrued and unpaid interest to, but excluding, the redemption date. At any time and from time to time before July 1, 2019, we may redeem up to 35% of the aggregate outstanding principal amount of the 2024 Senior Notes with the net cash proceeds received by us from certain equity offerings at a price equal to 106% of the aggregate principal amount, plus accrued and unpaid interest to, but excluding, the redemption date, provided that the redemption occurs no later than 120 days after the closing of the related equity offering, and at least 50% of the original aggregate principal amount of the 2024 Senior Notes remains outstanding immediately thereafter.
Upon the occurrence of certain asset sales or a change in control, we must offer to repurchase the 2024 Senior Notes at a price equal to 100% in the case of an asset sale, or 101% in the case of a change of control, of the principal amount plus accrued and unpaid interest to, but excluding, the repurchase date.
1.0% Convertible Debentures due 2035
In December 2015, we issued $676.5 million in aggregate principal amount of 1.0% Senior Convertible Debentures due in 2035 (the “1.0% 2035 Debentures”). Total proceeds were $663.8 million, net of issuance costs, and we used a portion to repurchase $38.3 million in aggregate principal on our 2.75% Senior Convertible Debentures due in 2031 (the “2031 Debentures”) and to repay the aggregate principal balance of $472.5 million on our term loan under the amended and restated credit agreement. The 1.0% 2035 Debentures bear interest at 1.0% per year, payable in cash semi-annually in arrears. In addition to ordinary interest and default additional interest, beginning with the semi-annual interest period commencing on December 15, 2022, contingent interest will accrue during any regular semi-annual interest period where the average trading price of our 1.0% 2035 Debentures for the ten trading day period immediately preceding the first day of such semi-annual period is greater than or equal to $1,200 per $1,000 principal amount of our 1.0% 2035 Debentures, in which case, contingent interest will accrue at a rate of 0.50% per annum of

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

such average trading price. The 1.0% 2035 Debentures mature on December 15, 2035, subject to the right of the holders to require us to redeem the 1.0% 2035 Debentures on December 15, 2022, 2027, or 2032. The 1.0% 2035 Debentures are general senior unsecured obligations and rank equally in right of payment with all of our existing and future unsecured, unsubordinated indebtedness and senior in right of payment to any indebtedness that is contractually subordinated to the 1.0% 2035 Debentures. The 1.0% 2035 Debentures will be effectively subordinated to indebtedness and other liabilities of our subsidiaries.
We account separately for the liability and equity components of the 1.0% 2035 Debentures in accordance with authoritative guidance for convertible debt instruments that may be settled in cash upon conversion. The guidance requires the carrying amount of the liability component to be estimated by measuring the fair value of a similar liability that does not have an associated conversion feature and record the remainder in stockholders’ equity. At issuance, we allocated $495.4 million to long-term debt, and $181.1 million has been recorded as additional paid-in capital, which is being amortized to interest expense using the effective interest rate method through December 2022.
If converted, the principal amount of the 1.0% 2035 Debentures is payable in cash and any amounts payable in excess of the principal amount will (based on an initial conversion rate, which represents an initial conversion price of approximately $27.22 per share, subject to adjustment) be paid in cash or shares of our common stock, at our election, only in the following circumstances and to the following extent: (i) prior to June 15, 2035, on any date during any fiscal quarter (and only during such fiscal quarter) if the closing sale price of our common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter; (ii) during the five consecutive business-day period following any five consecutive trading-day period in which the trading price for $1,000 principal amount of the 1.0% 2035 Debentures for each day during such five trading-day period was less than 98% of the closing sale price of our common stock multiplied by the then current conversion rate; (iii) upon the occurrence of specified corporate transactions, as described in the indenture for the 1.0% 2035 Debentures; or (iv) at the option of the holder at any time on or after June 15, 2035. Additionally, we may redeem the 1.0% 2035 Debentures, in whole or in part, on or after December 20, 2022 for cash at a price equal to 100% of the principal amount of the 1.0% 2035 Debentures to be purchased plus any accrued and unpaid interest, including any additional interest to, but excluding, the repurchase date. Each holder shall have the right, at such holder’s option, to require us to repurchase all or any portion of the 1.0% 2035 Debentures held by such holder on December 15, 2022, December 15, 2027, or December 15, 2032 at par plus accrued and unpaid interest. If we undergo a fundamental change or non-stock change of control (as described in the indenture for the 1.0% 2035 Debentures) prior to maturity, holders will have the option to require us to repurchase all or any portion of their debentures for cash at a price equal to 100% of the principal amount of the 1.0% 2035 Debentures to be purchased plus any accrued and unpaid interest, including any additional interest to, but excluding, the repurchase date. As of September 30, 2018, none of the conversion criteria were met for the 1.0% 2035 Debentures. If the conversion criteria were met, we could be required to repay all or some of the aggregate principal amount in cash prior to the maturity date.
2.75% Convertible Debentures due 2031
On October 24, 2011, we sold $690.0 million of 2.75% Convertible Debentures due in 2031 in a private placement. Total proceeds, net of issuance costs, were $676.1 million. The 2031 Debentures bear interest at 2.75% per year, payable in cash semi-annually in arrears. The 2031 Debentures mature on November 1, 2031, subject to the right of the holders to require us to redeem the 2031 Debentures on November 1, 2017, 2021, and 2026. The 2031 Debentures are general senior unsecured obligations and rank equally in right of payment with all of our existing and future unsecured, unsubordinated indebtedness and senior in right of payment to any indebtedness that is contractually subordinated to the 2031 Debentures. The 2031 Debentures will be effectively subordinated to indebtedness and other liabilities of our subsidiaries.
We account separately for the liability and equity components of the 2031 Debentures in accordance with authoritative guidance for convertible debt instruments that may be settled in cash upon conversion. At issuance, we allocated $533.6 million to long-term debt, and $156.4 million has been recorded as additional paid-in capital, which was amortized to interest expense using the effective interest rate method through November 2017.
In June 2015, we entered into separate privately negotiated agreements with certain holders of our 2031 Debentures to exchange, in a private placement, $256.2 million in aggregate principal amount of our 2031 Debentures for approximately $263.9 million in aggregate principal amount of our 1.5% 2035 Debentures. Upon repurchase we recorded an extinguishment loss of $17.7 million in other expense, net, in the accompanying consolidated statements of operations. In December 2015, we entered into separate privately negotiated agreements with certain holders of our 2031 Debentures to repurchase $38.3 million in aggregate principal with proceeds received from the issuance of our 1.0% 2035 Debentures. Upon repurchase we recorded an extinguishment loss of $2.4 million in other expense, net, in the accompanying consolidated statements of operations. In accordance with the authoritative guidance for convertible debt instruments, a loss on extinguishment is equal to the difference between the reacquisition price and the net carrying amount of the extinguished debt for our 2031 Debentures, including any unamortized debt discount or issuance

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

costs. Following this activity, $395.5 million in aggregate principal amount of our 2031 Debentures remain outstanding. The aggregate debt discount was amortized to interest expense using the effective interest rate method through November 2017.
If converted, the principal amount of the 2031 Debentures is payable in cash and any amounts payable in excess of the principal amount will (based on an initial conversion rate, which represents an initial conversion price of approximately $32.30 per share, subject to adjustment) be paid in cash or shares of our common stock, at our election, only in the following circumstances and to the following extent: (i) on any date during any fiscal quarter (and only during such fiscal quarter) if the closing sale price of our common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter; (ii) during the five consecutive business-day period following any five consecutive trading-day period in which the trading price for $1,000 principal amount of the 2031 Debentures for each day during such five trading-day period was less than 98% of the closing sale price of our common stock multiplied by the then current conversion rate; (iii) upon the occurrence of specified corporate transactions, as described in the indenture for the 2031 Debentures; or (iv) at the option of the holder at any time on or after May 1, 2031. Additionally, we may redeem the 2031 Debentures, in whole or in part, at par plus accrued and unpaid interest. Each holder shall have the right, at such holder's option, to require us to repurchase all or any portion of the 2031 Debentures held by such holder on November 1, 2021 and November 1, 2026 at par plus accrued and unpaid interest. If we undergo a fundamental change (as described in the indenture for the 2031 Debentures) prior to maturity, holders will have the option to require us to repurchase all or any portion of their debentures for cash at a price equal to 100% of the principal amount of the debentures to be purchased plus any accrued and unpaid interest, including any additional interest to, but excluding, the repurchase date. As of September 30, 2018, no conversion triggers were met. If the conversion triggers were met, we could be required to repay all or some of the aggregate principal amount in cash prior to the maturity date.
In November 2017, holders of approximately $331.2 million in aggregate principal amount of the outstanding 2031 Debentures exercised their right to require us to repurchase such debentures. Following the repurchase, $46.6 million in aggregate principal amount of the 2031 Debentures remains outstanding. On or after November 6, 2017, we have the right to call for redemption of some or all of the remaining outstanding 2031 Debentures.
1.25% Convertible Debentures due 2025
In March 2017, we issued $350.0 million in aggregate principal amount of 1.25% Senior Convertible Debentures due in 2025 (the “1.25% 2025 Debentures”) in a private placement. The proceeds were approximately $343.6 million, net of issuance costs. We used a portion of the proceeds to repurchase 5.8 million shares of our common stock for $99.1 million and $17.8 million in aggregate principal on our 2031 Debentures. The 1.25% 2025 Debentures bear interest at 1.25% per year, payable in cash semi-annually in arrears, beginning on October 1, 2017. The 1.25% 2025 Debentures mature on April 1, 2025. The 1.25% 2025 Debentures are general senior unsecured obligations and rank equally in right of payment with all of our existing and future unsecured, unsubordinated indebtedness and senior in right of payment to any indebtedness that is contractually subordinated to the 1.25% 2025 Debentures. The 1.25% 2025 Debentures will be effectively subordinated to indebtedness and other liabilities of our subsidiaries.
We account separately for the liability and equity components of the 1.25% 2025 Debentures in accordance with authoritative guidance for convertible debt instruments that may be settled in cash upon conversion. The guidance requires the carrying amount of the liability component to be estimated by measuring the fair value of a similar liability that does not have an associated conversion feature and record the remainder in stockholders’ equity. At issuance, we allocated $252.1 million to long-term debt, and $97.9 million has been recorded as additional paid-in capital, which is being amortized to interest expense using the effective interest rate method through April 1, 2025.
If converted, the principal amount of the 1.25% 2025 Debentures is payable in cash and any amounts payable in excess of the principal amount will (based on an initial conversion rate, which represents an initial conversion price of approximately $22.22 per share, subject to adjustment under certain circumstances) be paid in cash or shares of our common stock, at our election, only in the following circumstances and to the following extent: (i) prior to October 1, 2024, on any date during any fiscal quarter (and only during such fiscal quarter) if the closing sale price of our common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter; (ii) at any time on or after October 1, 2024, (iii) during the five consecutive business-day period immediately following any five consecutive trading-day period in which the trading price for $1,000 principal amount of the 1.25% 2025 Debentures for each day during such five trading-day period was less than 98% of the closing sale price of our common stock multiplied by the then current conversion rate; or (iv) upon the occurrence of specified corporate transactions, as described in the indenture for the 1.25% 2025 Debentures. We may not redeem the 1.25% 2025 Debentures prior to the maturity date. If we undergo a fundamental change or non-stock change of control (as described in the indenture for the 1.25% 2025 Debentures) prior to maturity, holders will have the option to require us to repurchase all or any portion of their debentures for cash at a price equal to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

100% of the principal amount of the 1.25% 2025 Debentures to be purchased plus any accrued and unpaid interest, including any additional interest to, but excluding, the repurchase date. As of September 30, 2018, none of the conversion criteria were met for the 1.25% 2025 Debentures. If the conversion criteria were met, we could be required to repay all or some of the aggregate principal amount in cash prior to the maturity date.
1.50% Convertible Debentures due 2035
In June 2015, we issued $263.9 million in aggregate principal amount of 1.50% Senior Convertible Debentures due in 2035 (the “1.5% 2035 Debentures”) in exchange for $256.2 million in aggregate principal amount of our 2031 Debentures. Total proceeds, net of issuance costs, were $253.2 million. The 1.5% 2035 Debentures were issued at 97.09% of the principal amount, which resulted in a discount of $7.7 million. The 1.5% 2035 Debentures bear interest at 1.50% per year, payable in cash semi-annually in arrears. In addition to ordinary interest and default additional interest, beginning with the semi-annual interest period commencing on November 1, 2021, contingent interest will accrue during any regular semi-annual interest period where the average trading price of our 1.5% 2035 Debentures for the ten trading day period immediately preceding the first day of such semi-annual period is greater than or equal to $1,200 per $1,000 principal amount of our 1.5% 2035 Debentures, in which case, contingent interest will accrue at a rate of 0.50% per annum of such average trading price. The 1.5% 2035 Debentures mature on November 1, 2035, subject to the right of the holders to require us to redeem the 1.5% 2035 Debentures on November 1, 2021, 2026, or 2031. The 1.5% 2035 Debentures are general senior unsecured obligations and rank equally in right of payment with all of our existing and future unsecured, unsubordinated indebtedness and senior in right of payment to any indebtedness that is contractually subordinated to the 1.5% 2035 Debentures. The 1.5% 2035 Debentures will be effectively subordinated to indebtedness and other liabilities of our subsidiaries.
We account separately for the liability and equity components of the 1.5% 2035 Debentures in accordance with authoritative guidance for convertible debt instruments that may be settled in cash upon conversion. At issuance, we allocated $208.6 million to long-term debt, and $55.3 million has been recorded as additional paid-in capital, which is being amortized to interest expense using the effective interest rate method through November 2021.
If converted, the principal amount of the 1.5% 2035 Debentures is payable in cash and any amounts payable in excess of the principal amount, will (based on an initial conversion rate, which represents an initial conversion price of approximately $23.26 per share, subject to adjustment) be paid in cash or shares of our common stock, at our election, only in the following circumstances and to the following extent: (i) prior to May 1, 2035, on any date during any fiscal quarter beginning after September 30, 2015 (and only during such fiscal quarter) if the closing sale price of our common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter; (ii) during the five consecutive business-day period following any five consecutive trading-day period in which the trading price for $1,000 principal amount of the 1.5% 2035 Debentures for each day during such five trading-day period was less than 98% of the closing sale price of our common stock multiplied by the then current conversion rate; (iii) upon the occurrence of specified corporate transactions, as described in the indenture for the 1.5% 2035 Debentures; or (iv) at the option of the holder at any time on or after May 1, 2035. Additionally, we may redeem the 1.5% 2035 Debentures, in whole or in part, on or after November 5, 2021 for cash at a price equal to 100% of the principal amount of the 1.5% 2035 Debentures to be purchased plus any accrued and unpaid interest, including any additional interest to, but excluding, the repurchase date. Each holder shall have the right, at such holder’s option, to require us to repurchase all or any portion of the 1.5% 2035 Debentures held by such holder on November 1, 2021, November 1, 2026, or November 1, 2031 at par plus accrued and unpaid interest. Upon repurchase, we will pay the principal amount in cash and any amounts payable in excess of the principal amount will be paid in cash or shares of our common stock, at our election, with the exception that we may not elect to pay cash in lieu of more than 80% of the number of our common shares we would be obligated to deliver. If we undergo a fundamental change (as described in the indenture for the 1.5% 2035 Debentures) prior to maturity, holders will have the option to require us to repurchase all or any portion of their debentures for cash at a price equal to 100% of the principal amount of the 1.5% 2035 Debentures to be purchased plus any accrued and unpaid interest, including any additional interest to, but excluding, the repurchase date. As of September 30, 2018, none of the conversion criteria were met for the 1.5% 2035 Debentures. If the conversion criteria were met, we could be required to repay all or some of the aggregate principal amount in cash prior to the maturity date.
Revolving Credit Facility
Our revolving credit agreement (the “Revolving Credit Facility”), which expires on April 15, 2021, provides for aggregate borrowing commitments of $242.5 million, including the revolving facility loans, the swingline loans and issuance of letters of credit. As of September 30, 2018, after taking into account the outstanding letters of credit of $6.9 million, we had $235.6 million available for additional borrowing under the Revolving Credit Facility. The borrowing outstanding under the Revolving Credit Facility bears interest at either (i) LIBOR plus an applicable margin of 1.50% or 1.75%, or (ii) the alternative base rate plus an applicable margin of 0.50% or 0.75%. The Revolving Credit Facility is secured by substantially all our assets. The Revolving Credit Facility contains

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

customary affirmative and negative covenants and conditions to borrowing, as well as customary events of default. As of September 30, 2018, we are in compliance with all the debt covenants.

11. Financial Instruments and Hedging Activities
Derivatives not Designated as Hedges
Forward Currency Contracts
We have operations in a number of international locations, including certain developing markets where currency exchange rates can be volatile. We utilize foreign currency forward contracts to mitigate the risks associated with changes in foreign currency exchange rates so that our exposure to foreign currencies will be mitigated or offset by the gains or losses on the foreign currency forward contracts. Generally, we enter into such contracts for less than 90 days and have no cash requirements until maturity. As of September 30, 2018 and 2017, we had outstanding contracts with a total notional value of $117.1 million and $69.0 million, respectively.
We did not designate any forward contracts as hedging instruments for fiscal years 2018, 2017 and 2016. Therefore, changes in fair value of foreign currency forward contracts were recognized within other expense, net in our consolidated statements of operations. The cash flows related to the settlement of forward contracts not designated as hedging instruments are included in cash flows from investing activities within our consolidated statement of cash flows.
A summary of our derivative instruments is as follows (dollars in thousands):

Derivatives Not Designated as Hedges:	Balance Sheet Classification	September 30, 2018	September 30, 2017
Foreign currency contracts	Prepaid expenses and other current assets	$143	$220
Foreign currency contracts	Accrued expenses and other liabilities	(1,192)	(373)

A summary of gains (losses) recognized from the derivative instruments is as follows (dollars in thousands):

	Income Statement Classification Income (loss) recognized
Derivatives Not Designated as Hedges:		2018	2017	2016
Foreign currency contracts	Other expense, net	$(3,616)	$6,811	$2,021

12. Fair Value Measures
Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. Valuation techniques must maximize the use of observable inputs and minimize the use of unobservable inputs. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, we consider the principal or most advantageous market in which we would transact and consider assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.
The determination of the applicable level within the hierarchy of a particular financial asset or liability depends on the lowest level of inputs that are significant to the fair value measurement as of the measurement date as follows:

•	Level 1: Quoted prices for identical assets or liabilities in active markets.

•	Level 2: Observable inputs other than those described as Level 1.

•	Level 3: Unobservable inputs that are supportable by little or no market activities and are based on significant assumptions and estimates.

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Assets and liabilities measured at fair value on a recurring basis at September 30, 2018 and 2017 consisted of (dollars in thousands):

	September 30, 2018
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds (a)	$200,004	$—	$—	$200,004
Time deposits(b)	—	88,158	—	88,158
Commercial paper, $27,194 at cost(b)	—	27,363	—	27,363
Corporate notes and bonds, $57,563 at cost(b)	—	57,417	—	57,417
Foreign currency exchange contracts(b)	—	143	—	143
Total assets at fair value	$200,004	$173,081	$—	$373,085
Liabilities:
Foreign currency exchange contracts(b)	$—	$(1,192)	$—	$(1,192)
Contingent acquisition payments(c)	—	—	(4,000)	(4,000)
Total liabilities at fair value	$—	$(1,192)	$(4,000)	$(5,192)

	September 30, 2017
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds(a)	$381,899	$—	$—	$381,899
Time deposits(b)	—	85,570	—	85,570
Commercial paper, $41,805 at cost(b)	—	41,968	—	41,968
Corporate notes and bonds, $74,150 at cost(b)	—	74,067	—	74,067
Foreign currency exchange contracts(b)	—	220	—	220
Total assets at fair value	$381,899	$201,825	$—	$583,724
Liabilities:
Foreign currency exchange contracts(b)	$—	$(373)	$—	$(373)
Contingent acquisition payments(c)	—	—	(8,648)	(8,648)
Total liabilities at fair value	$—	$(373)	$(8,648)	$(9,021)

(a)
Money market funds and time deposits with original maturity of 90 days or less are included within cash and cash equivalents in the consolidated balance sheets and are valued at quoted market prices in active markets.

(b) Time deposits, commercial paper, corporate notes and bonds, and foreign currency exchange contracts are recorded at fair market values, which are determined based on the most recent observable inputs for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active or are directly or indirectly observable. Time deposits are generally for terms of one year or less. Commercial paper and corporate notes and bonds generally mature within three years and had a weighted average maturity of 0.61 years as of September 30, 2018.
(c) The fair values of our contingent consideration arrangements were determined using either the option pricing model with Monte Carlo simulation or the probability-weighted discounted cash flow method.
As of September 30, 2017, $80.2 million of debt securities included within marketable securities were designated as held-to-maturity investments, which had a weighted average maturity of 0.27 years and an estimated fair value of $80.4 million based on Level 2 measurements. No debt instruments were designated as held-to-maturity investments as of September 30, 2018.
The estimated fair value of our long-term debt approximated $2,423.6 million (face value $2,437.0 million) as of September 30, 2018 and $2,930.9 million (face value $2,918.1 million) as of September 30, 2017, based on Level 2 measurements. The fair value of each borrowing was estimated using the average of the bid and ask trading quotes at the end of the reporting periods. There was no balance outstanding under our revolving credit agreement as of September 30, 2018 and September 30, 2017.

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Additionally, contingent acquisition payments are recorded at fair values upon the acquisition, and remeasured in subsequent reporting periods with the changes in fair values recorded within acquisition-related costs, net. Such payments are contingent upon the achievement of specified performance targets and are valued using the option pricing model with Monte Carlo simulation or the probability-weighted discounted cash flow model (Level 3 measurement).
The following table provides a summary of changes in fair value of our Level 3 financial instruments for the years ended September 30, 2018 and 2017 (dollars in thousands):

Amount
Balance as of September 30, 2016	$8,240
Earn-out liability established at time of acquisition	8,253
Payments and foreign currency translation	(7,830)
Adjustments to fair value included in acquisition-related costs, net	(15)
Balance as of September 30, 2017	8,648
Earn-out liability established at time of acquisition	2,000
Payments and foreign currency translation	(8,188)
Adjustments to fair value included in acquisition-related costs, net	1,540
Balance as of September 30, 2018	$4,000
Contingent acquisition payment liabilities are scheduled to be paid in periods through fiscal year 2021. As of September 30, 2018, we could be required to pay up to $12.4 million if the specified performance targets are achieved.

13. Restructuring and Other Charges, Net
Restructuring and other charges, net include restructuring expenses as well as other charges that are unusual in nature, are the result of unplanned events, and arise outside the ordinary course of our business. Restructuring expenses consist of employee severance costs, charges for the closure of excess facilities and other contract termination costs. Other charges include litigation contingency reserves, costs related to the transition agreement of our former CEO, asset impairment charges, expenses associated with the 2017 Malware Incident and gains or losses on the sale or disposition of certain non-strategic assets or product lines.

The components of restructuring and other charges, net are as follows (dollars in thousands):

	2018	2017	2016
Severance costs	$31,520	$12,553	$12,849
Costs of consolidating duplicate facilities	3,888	6,348	11,128
Total restructuring charges	35,408	18,901	23,977
Other charges	21,618	41,022	228
Total restructuring and other charges, net	$57,026	$59,923	$24,205

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth accrual activity relating to restructuring reserves for fiscal years 2018, 2017 and 2016 (dollars in thousands):

	Personnel	Facilities	Total
Balance at September 30, 2015	$580	$4,924	$5,504
Restructuring charges, net	12,849	10,871	23,720
Non-cash adjustment	(57)	164	107
Cash payments	(10,773)	(6,084)	(16,857)
Balance at September 30, 2016	2,599	9,875	12,474
Restructuring charges, net	12,553	6,348	18,901
Non-cash adjustment	—	(1,374)	(1,374)
Cash payments	(13,678)	(6,580)	(20,258)
Balance at September 30, 2017	1,474	8,269	9,743
Restructuring charges, net	31,520	3,888	35,408
Non-cash adjustment	—	(998)	(998)
Cash payments	(22,438)	(4,658)	(27,096)
Balance at September 30, 2018	$10,556	$6,501	$17,057

Restructuring and other charges, net by segment are as follows (dollars in thousands):

	Personnel	Facilities	Total Restructuring	Other Charges	Total
Fiscal Year 2018
Healthcare	$11,563	$25	$11,588	$—	$11,588
Enterprise	4,217	2,243	6,460	—	6,460
Automotive	4,160	20	4,180	—	4,180
Other	1,473	647	2,120	7,103	9,223
Corporate	10,107	953	11,060	14,515	25,575
Total fiscal year 2018	$31,520	$3,888	$35,408	$21,618	$57,026

Fiscal Year 2017
Healthcare	$4,283	$870	$5,153	$8,758	$13,911
Enterprise	2,141	3,480	5,621	—	5,621
Automotive	1,838	—	1,838	—	1,838
Other	2,954	(15)	2,939	10,773	13,712
Corporate	1,337	2,013	3,350	21,491	24,841
Total fiscal year 2017	$12,553	$6,348	$18,901	$41,022	$59,923

Fiscal Year 2016
Healthcare	$3,531	$1,398	$4,929	$—	$4,929
Enterprise	1,214	2,782	3,996	—	3,996
Automotive	1,967	—	1,967	—	1,967
Other	3,870	1,557	5,427	(743)	4,684
Corporate	2,267	5,391	7,658	971	8,629
Total fiscal year 2016	$12,849	$11,128	$23,977	$228	$24,205
Fiscal Year 2018
For fiscal year 2018, we recorded restructuring charges of $35.4 million, which included $31.5 million related to the termination of approximately 1,318 employees and $3.9 million charge related to certain excess facilities, including adjustment to sublease assumptions associated with these facilities. These actions were part of our strategic initiatives focused on investment rationalization, process optimization and cost reduction. We expect the remaining outstanding severance of $10.6 million to be substantially paid by the end of the first quarter of fiscal year 2019, and the remaining of $6.5 million for the excess facilities to be made through fiscal year 2027, in accordance with the terms of the applicable leases.
Additionally, during fiscal year 2018, we recorded $5.7 million for costs related to the transition agreement of our former CEO,

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

$4.8 million professional services fees related to assessment and establishment of our corporate transformational efforts, $4.0 million related to our remediation and restoration effort after the 2017 Malware Incident, and fixed asset impairment charges of $7.1 million for SRS and Devices, as more fully described in Note 5. The cash payments associated with the CEO transition agreement are expected to be made through fiscal year 2020.
Fiscal Year 2017
For fiscal year 2017, we recorded restructuring charges of $18.9 million, which included $12.6 million related to the termination of approximately 792 terminated employees and $6.3 million charge related to certain excess facilities, including adjustment to sublease assumptions associated with these facilities. These actions were part of our initiatives to reduce costs and optimize processes.
Additionally, during fiscal year 2017, we recorded $8.1 million for costs related to the transition agreement of our former CEO, $18.1 million of professional services fees and $4.0 million of fixed asset and inventory write-down as a result of the 2017 Malware Incident, and an impairment charge of $10.8 million related to an internally developed software.
Fiscal Year 2016
For fiscal year 2016, we recorded restructuring charges of $24.0 million, which included $12.8 million related to the termination of approximately 448 employees as part of our initiatives to reduce costs and optimize processes, and $11.1 million charge related to certain excess facility space, including adjustment to sublease assumptions associated with these facilities.

Additionally, during fiscal year 2016, we recorded certain other charges that totaled $0.2 million for litigation contingency reserves.

14. Supplemental Cash Flow Information
Cash paid for Interest and Income Taxes:

	Year Ended September 30,
	2018	2017	2016
	(Dollars in thousands)
Interest paid	$93,121	$91,718	$77,010
Income taxes paid	$18,485	$21,700	$19,229
Non-Cash Investing and Financing Activities:
From time to time, we issue shares of our common stock in connection with our business and asset acquisitions, including shares issued as payment for acquisitions, shares initially held in escrow, and shares issued as payment for contingent consideration, which is discussed in Notes 2 and 4. In addition, in connection with certain collaboration agreements, we issued shares of our common stock to our partners in satisfaction of our payment obligations under the terms of the agreements, as discussed in Note 2.

15. Stockholders' Equity
Share Repurchases
On April 29, 2013, our Board of Directors approved a share repurchase program for up to $500.0 million, which was increased by $500.0 million on April 29, 2015. On August 1, 2018, our Board of Directors approved an additional $500.0 million under our share repurchase program. Under the terms of the share repurchase program, we have the ability to repurchase shares from time to time through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated share repurchase transactions, or any combination of such methods. The share repurchase program does not require us to acquire any specific number of shares and may be modified, suspended, extended or terminated by us at any time without prior notice. The timing and the amount of any purchases will be determined by management based on an evaluation of market conditions, capital allocation alternatives, and other factors.
We repurchased 9.7 million shares, 5.8 million shares and 9.4 million shares for $136.1 million, $99.1 million and $197.5 million during the fiscal years ended September 30, 2018, 2017 and 2016, respectively, under the program. The amount paid in excess of par value is recognized in additional paid in capital and these shares were retired upon repurchase. Since the commencement of the program, we have repurchased 56.2 million shares for $942.7 million, including 1.0 million shares repurchased from our Chief

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Executive Officer in fiscal year 2016. Approximately $557.3 million remained available for share repurchases as of September 30, 2018 pursuant to our share repurchase program.
Related Party Share Repurchases
In December 2015, as part of our share repurchase program, we repurchased 1.0 million shares from our former CEO, composed of 649,649 outstanding shares and 800,000 vested stock options with a net share equivalent of 350,351 shares, for an aggregate purchase price of $21.4 million, which approximated the fair value of our common stock on the day of the repurchase.
In March 2016, our Board of Directors approved a repurchase agreement with the Icahn Group to repurchase 26.3 million shares of our common stock at a price of $19.00 per share, which approximated the fair value of our common stock on the day of the repurchase, for a total purchase price of $500.0 million (the "Repurchase"). At the closing of the Repurchase, we paid $375.0 million in cash and issued a promissory note in the amount of $125.0 million. The promissory note bore interest at a rate per annum equal to approximately 2.64% and had a maturity date of June 13, 2016. On April 15, 2016, we fully repaid the promissory note. Immediately prior to the Repurchase, the Icahn Group owned approximately 60.8 million shares, or approximately 20%, of our outstanding common stock. In connection with the Repurchase, David Schechter and Brett Icahn, the Icahn Group representatives on our Board of Directors, resigned from our Board of Directors.
Stock Issuances
During the year ended September 30, 2017, we issued 844,108 shares of our common stock valued at $13.4 million in connection with a business acquisition and 175,000 shares of our common stock valued at $2.9 million associated with charitable contributions. During fiscal year 2016, we issued 403,325 shares of our common stock valued at $6.5 million to our partner in a healthcare collaboration agreement as settlement for a buy-out option and 5,749,807 shares of our common stock valued at $85.0 million as consideration for our acquisition of TouchCommerce, which are discussed in Notes 2 and 4.
Preferred Stock
We are authorized to issue up to 40,000,000 shares of preferred stock, par value $0.001 per share. The undesignated shares of preferred stock will have rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors upon issuance of the preferred stock. There were no outstanding shares of preferred stock as of September 30, 2018 or September 30, 2017.
Series A Preferred Stock
We have designated 1,000,000 shares as Series A Preferred Stock, par value $0.001 per share. The Series A Preferred Stock is entitled to receive dividends equal to the greater of $1.00 and 1,000 times the aggregate per share amount of all dividends declared on our Common Stock. Holders of each share of the Series A Preferred Stock are entitled to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation, and shall vote as one class. The Series A Preferred Stock is not redeemable, and has the right to certain liquidation preferences over our Common Stock. The Series A Preferred Stock ranks junior to all other series of the Preferred Stock as to the payment of dividends and the distribution of assets. There were no outstanding shares of preferred stock as of September 30, 2018 or September 30, 2017.
Series B Preferred Stock
We have designated 15,000,000 shares as Series B Preferred Stock, par value $0.001 per share. The Series B Preferred Stock is convertible into shares of common stock on a one-for-one basis and has a liquidation preference of $1.30 per share plus all declared but unpaid dividends. The holders of Series B Preferred Stock are entitled to non-cumulative dividends at the rate of $0.05 per annum per share, payable when, and if, declared by the Board of Directors. To date, no dividends have been declared by the Board of Directors. Holders of Series B Preferred Stock have no voting rights, except those rights provided under Delaware law. There were no outstanding shares of preferred stock as of September 30, 2018 or September 30, 2017.

16. Stock-Based Compensation
On February 28, 2018, our stockholders approved amendments to the Company’s amended and restated 2000 Stock Plan (the “Amended and Restated 2000 Stock Plan”). The Amended and Restated 2000 Stock Plan (i) increases the number of shares issuable by 6,400,000 to 82,250,000 shares; (ii) prohibits the payment of dividends relating to unvested awards unless and until such awards become vested; and (iii) prohibits shares that are withheld for taxes or to pay the exercise price of options or stock appreciation

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

rights, or that are reacquired on the open market or otherwise using cash from option exercises, from becoming available for future grant under the Amended and Restated 2000 Stock Plan.
As of September 30, 2018, we had 13.4 million shares available for future grants under the Amended and Restated 2000 Stock Plan. We recognize stock-based compensation expenses over the requisite service periods. Our share-based awards are classified within equity. The amounts of stock-based compensation included within our continuing operations for all periods presented are as follows (dollars in thousands):

	2018	2017	2016
Cost of professional services and hosting	$31,094	$28,532	$30,588
Cost of product and licensing	814	348	376
Cost of maintenance and support	3,322	2,161	2,437
Research and development	38,077	30,540	33,097
Sales and marketing	35,838	39,037	43,046
General and administrative	33,764	42,283	43,488
Total	$142,909	$142,901	$153,032

Stock Options
We have share-based award plans under which employees, officers and directors may be granted stock options to purchase our common stock, generally at the fair market value of the grant date. Our plans do not allow for options to be granted at below fair market value, nor can they be re-priced at any time. Options granted under our plans generally become exercisable over a period of two to four years and have a maximum term of ten years. We have also assumed options and option plans in connection with certain of our acquisitions. These stock options are governed by the plans and agreements that they were originally issued under but are now exercisable for shares of our common stock.

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The table below summarizes activities related to stock options for the years ended September 30, 2018, 2017 and 2016:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value(a)
Outstanding at September 30, 2015	2,923,989	$14.01
Granted	—	$—
Exercised	(955,060)	$11.96
Forfeited	—	$—
Expired	(3,103)	$10.42
Outstanding at September 30, 2016	1,965,826	$15.01
Granted	—	$—
Exercised/Repurchased(b)	(1,932,286)	$14.98
Forfeited	—	$—
Expired	(9,733)	$20.01
Outstanding at September 30, 2017	23,807	$15.39
Granted	—	$—
Exercised	(2,963)	$2.61
Forfeited	—	$—
Expired	(1,700)	$15.99
Outstanding at September 30, 2018	19,144	$17.31	3.1 years	$0.1	million
Exercisable at September 30, 2018	19,144	$17.31	3.1 years	$0.1	million
Exercisable at September 30, 2017	23,798
Exercisable at September 30, 2016	1,965,817

(a)	The aggregate intrinsic value represents any excess of the closing price of our common stock of $17.32 on September 30, 2018 over the exercise price of the underlying options.

(b)
We repurchased 1.0 million shares owned directly or indirectly by our Chief Executive Officer, including 649,649 outstanding shares and 800,000 vested stock options with a net share equivalent of 350,351 shares, for an aggregate purchase price of $21.4 million.

As of September 30, 2018, there was no unamortized fair value of stock options. A summary of intrinsic value of stock options exercised is as follows:

	2018	2017	2016
Total intrinsic value of stock options exercised (in millions)	$0.04	$3.59	$8.63

Restricted Awards
We are authorized to issue equity incentive awards in the form of Restricted Awards, including Restricted Units and Restricted Stock, which are individually discussed below. Unvested Restricted Awards may not be sold, transferred or assigned. The fair value of the Restricted Awards is measured based upon the market price of the underlying common stock as of the date of grant, reduced by the purchase price of $0.001 per share of the awards. Restricted Awards generally vest over a period of two to four years. We also issued certain Restricted Awards with vesting solely dependent on the achievement of specified performance targets. The fair value of the Restricted Awards is amortized to expense over the awards’ applicable requisite service periods using the straight-line method. In the event that the employees’ employment with us terminates, or in the case of awards with only performance goals, if those goals are not met, any unvested shares are forfeited and revert to us.
In order to satisfy our employees’ withholding tax liability as a result of the vesting of Restricted Awards, we have historically repurchased shares upon the employees’ vesting. In fiscal year 2018, we withheld payroll taxes totaling $52.3 million related to 3.3 million shares of common stock that were repurchased or canceled.

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Restricted Units
Restricted Units are not included in issued and outstanding common stock until the shares are vested and released. The table below summarizes activity relating to Restricted Units:

	Number of Shares Underlying Restricted Units — Contingent Awards	Number of Shares Underlying Restricted Units — Time-Based Awards
Outstanding at September 30, 2015	4,700,210	7,007,839
Granted	2,533,389	7,146,415
Earned/released	(2,254,445)	(7,243,615)
Forfeited	(754,666)	(1,026,616)
Outstanding at September 30, 2016	4,224,488	5,884,023
Granted	3,224,696	8,457,761
Earned/released	(1,790,514)	(7,150,783)
Forfeited	(614,739)	(713,837)
Outstanding at September 30, 2017	5,043,931	6,477,164
Granted	2,175,537	8,876,712
Earned/released	(2,092,862)	(7,156,468)
Forfeited	(2,087,038)	(1,325,321)
Outstanding at September 30, 2018	3,039,568	6,872,087
Weighted average remaining recognition period of outstanding Restricted Units	1.0 year	2.2 years
Unrecognized stock-based compensation expense of outstanding Restricted Units	$33.1 million	$82.3 million
Aggregate intrinsic value of outstanding Restricted Units (1)	$52.6 million	$119.1 million

(1)	The aggregate intrinsic value represents any excess of the closing price of our common stock of $17.32 on September 30, 2018 over the exercise price of the underlying Restricted Units.

A summary of the weighted-average grant-date fair value of Restricted Units granted, and the aggregate intrinsic value of Restricted Units vested for each fiscal year is as follows:

	2018	2017	2016
Weighted-average grant-date fair value per share	$15.47	$16.31	$18.93
Total intrinsic value of shares vested (in millions)	$146.5	$146.0	$179.7

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Restricted Stock Awards
Restricted stock awards ("Restricted Stock") are included within the issued and outstanding common stock at the date of the grant. The table below summarizes activities related to Restricted Stock:

	Number of Shares Underlying Restricted Stock	Weighted Average Grant Date Fair Value
Outstanding at September 30, 2015	250,000	$15.71
Granted	—	$—
Vested	(250,000)	$15.71
Outstanding at September 30, 2016	—	$—
Granted	250,000	$15.55
Vested	(250,000)	$15.55
Outstanding at September 30, 2017	—	$—
Granted	—	$—
Vested	—	$—
Outstanding at September 30, 2018	—	$—
A summary of the weighted-average grant-date fair value of Restricted Stock granted, and the aggregate intrinsic value of Restricted Stock vested for each fiscal year is as follows:

	2018	2017	2016
Weighted-average grant-date fair value per share	$—	$15.55	$—
Total intrinsic value of shares vested (in millions)	$—	$3.9	$4.3
1995 Employee Stock Purchase Plan
Our 1995 Employee Stock Purchase Plan (the "Plan”), as amended and restated on January 27, 2015, authorizes the issuance of a maximum of 20,000,000 shares of common stock in semi-annual offerings to employees at a price equal to the lower of 85% of the closing price on the applicable offering commencement date or 85% of the closing price on the applicable offering termination date. Stock-based compensation expense for the employee stock purchase plan is recognized for the fair value benefit accorded to participating employees. At September 30, 2018, we have reserved 5,099,834 shares for future issuance. A summary of the weighted-average grant-date fair value, shares issued and total stock-based compensation expense recognized related to the Plan are as follows:

	2018	2017	2016
Weighted-average grant-date fair value per share	$4.00	$3.84	$3.97
Total shares issued (in millions)	1.3	1.3	1.2
Total stock-based compensation expense (in millions)	$5.2	$4.9	$4.8

The fair value of the purchase rights granted under this plan was estimated on the date of grant using the Black-Scholes option-pricing model that uses the following weighted-average assumptions, which were derived in a manner similar to those discussed above relative to stock options:

	2018	2017	2016
Dividend yield	0.0%	0.0%	0.0%
Expected volatility	32.1%	29.3%	34.0%
Average risk-free interest rate	2.0%	0.9%	0.5%
Expected term (in years)	0.5	0.5	0.5

NUANCE COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. Commitments and Contingencies
Operating Leases
We have various operating leases for office space around the world. In connection with many of our acquisitions, we assumed facility lease obligations. Among these assumed obligations are lease payments related to office locations that were vacated by certain of the acquired companies prior to the acquisition date. Additionally, certain of our lease obligations have been included in various restructuring charges (Note 13).
The following table outlines our gross future minimum payments under all non-cancelable operating leases for continuing operations as of September 30, 2018 (dollars in thousands):

Year Ending September 30,	Operating Leases	Operating leases under restructuring	Total
2019	$27,826	$10,128	$37,954
2020	20,610	9,359	29,969
2021	17,832	8,536	26,368
2022	16,053	8,456	24,509
2023	15,164	8,734	23,898
Thereafter	62,974	15,663	78,637
Total	$160,459	$60,876	$221,335

As of September 30, 2018, we have subleased certain office space that is included in the above table to third parties. As of September 30, 2018, the aggregate sublease income to be recognized during the remaining lease terms for restructured facilities is $42.8 million, with approximately $5.9 million annually for each of the next five fiscal years and approximately $13.3 million thereafter.

Total rent expense, including rent expense for our data centers, was approximately $43.9 million, $36.7 million and $36.6 million for the years ended September 30, 2018, 2017 and 2016, respectively.

Litigation and Other Claims
Similar to many companies in the software industry, we are involved in a variety of claims, demands, suits, investigations and proceedings that arise from time to time relating to matters incidental to the ordinary course of our business, including actions with respect to contracts, intellectual property, employment, benefits and securities matters. If the potential loss from any claim or legal proceeding is considered probable and the amount can be reasonably estimated, we accrue a liability for the estimated loss. Significant judgments are required for the determination of probability and the range of the outcomes. Due to the inherent uncertainties, estimates are based only on the best information available at the time. Actual outcomes may differ from our estimates. As additional information becomes available, we reassess the potential liability related to our pending claims and litigation and may revise our estimates. Such revisions may have a material impact on our results of operations and financial position. As of September 30, 2018 and 2017, accrued losses were not material to our consolidated financial statements, and we do not expect any pending matter to have a material impact on our consolidated financial statements.
Guarantees and Other
We include indemnification provisions in the contracts we enter into with customers and business partners. Generally, these provisions require us to defend claims arising out of our products’ infringement of third-party intellectual property rights, breach of contractual obligations and/or unlawful or otherwise culpable conduct. The indemnity obligations generally cover damages, costs and attorneys’ fees arising out of such claims. In most, but not all cases, our total liability under such provisions is limited to either the value of the contract or a specified, agreed upon amount. In some cases, our total liability under such provisions is unlimited. In many, but not all cases, the term of the indemnity provision is perpetual. While the maximum potential amount of future payments we could be required to make under all the indemnification provisions is unlimited, we believe the estimated fair value of these provisions is minimal due to the low frequency with which these provisions have been triggered.

We indemnify our directors and officers to the fullest extent permitted by Delaware law, which provides among other things, indemnification to directors and officers for expenses, judgments, fines, penalties and settlement amounts incurred by such persons in their capacity as a director or officer of the company, regardless of whether the individual is serving in any such capacity at the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

time the liability or expense is incurred. Additionally, in connection with certain acquisitions, we agreed to indemnify the former officers and members of the boards of directors of those companies, on similar terms as described above, for a period of six years from the acquisition date. In certain cases, we purchase director and officer insurance policies related to these obligations, which fully cover the six-year period. To the extent that we do not purchase a director and officer insurance policy for the full period of any contractual indemnification, and such directors and officers do not have coverage under separate insurance policies, we would be required to pay for costs incurred, if any, as described above.

18. Pension and Other Post-Retirement Benefits

Defined Contribution Plans
We have established a retirement savings plan under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). The 401(k) Plan covers substantially all of our U.S. employees who meet minimum age and service requirements, and allows participants to defer a portion of their annual compensation on a pre-tax basis. We match 50% of employee contributions up to 4% of eligible salary. Employer's contributions vest one-third annually over a three-year period. Our contributions to the 401(k) Plan that covers substantially all of our U.S. employees who meet the minimum requirements totaled $6.7 million, $6.7 million and $6.6 million for fiscal years 2018, 2017 and 2016, respectively. We make contributions to various other plans in certain of our foreign operations; total contributions to these plans are not material.

Defined Benefit Plans
We sponsor certain defined benefit plans that are offered primarily by our foreign subsidiaries. Many of these plans were assumed through our acquisitions or are required by local regulatory requirements. We may deposit funds for these plans with insurance companies, third party trustees, or into government-managed accounts consistent with local regulatory requirements, as applicable. Our total defined benefit pension expenses were $0.3 million, $0.4 million and $0.1 million for fiscal years 2018, 2017 and 2016, respectively. The aggregate projected benefit obligation as of September 30, 2018 and September 30, 2017 was $34.7 million and $37.2 million, respectively. The aggregate net liability of our defined benefit plans as of September 30, 2018 and September 30, 2017 was $11.1 million and $13.2 million, respectively.

19. Income Taxes
Recent Tax Legislation
On December 22, 2017, the Tax Cuts and Jobs Act ("TCJA") was signed into law. The TCJA significantly revises the U.S. corporate income tax by, among other things, lowering corporate income tax rates, implementing a hybrid territorial tax system, and imposing a mandatory one-time repatriation tax on foreign cash and earnings.
As a result of the TCJA, we remeasured certain deferred tax assets and liabilities at the lower rates and recorded approximately $92.9 million of tax benefits for fiscal year 2018. Additionally, as of September 30, 2018, we recorded a $5.8 million provision for the deemed repatriation of foreign cash and earnings, which is estimated based upon estimated foreign earnings and foreign income taxes.
Provision for Income Taxes

The components of (loss) income before income taxes are as follows (dollars in thousands):

	Year Ended September 30,
	2018	2017	2016
Domestic	$(198,525)	$(245,636)	$(139,534)
Foreign	(48,699)	90,966	91,061
(Loss) income before income taxes	$(247,224)	$(154,670)	$(48,473)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of the (benefit) provision for income taxes are as follows (dollars in thousands):

	Year Ended September 30,
	2018	2017	2016
Current:
Federal	$1,542	$(5,856)	$—
State	(199)	1,105	1,879
Foreign	23,177	23,196	20,372
Total current	24,520	18,445	22,251
Deferred:
Federal	(83,319)	7,291	(7,235)
State	2,303	1,133	(1,962)
Foreign	(5,824)	(3,198)	(2,824)
Total deferred	(86,840)	5,226	(12,021)
(Benefit) provision for income taxes	$(62,320)	$23,671	$10,230
Effective income tax rate	25.2%	(15.3)%	(21.1)%
The (benefit) provision for income taxes differed from the amount computed by applying the federal statutory rate to our (loss) income before income taxes as follows (dollars in thousands):

	Year Ended September 30,
	2018	2017	2016
Federal tax benefit at statutory rate	$(60,647)	$(54,138)	$(16,965)
State tax provision, net of federal benefit	1,096	1,858	(741)
Foreign tax rate and other foreign related tax items	(10,695)	(15,768)	(18,171)
Repatriated earnings, net of foreign tax credits	—	—	71,343
Stock-based compensation	3,290	6,934	5,537
Non-deductible expenditures	2,375	3,086	3,111
Change in U.S. and foreign valuation allowance	56,557	72,318	(45,378)
TCJA impact	(87,058)	—	—
Goodwill impairment	28,640	—	—
Executive compensation	503	5,492	4,749
Other	3,619	3,889	6,745
(Benefit) provision for income taxes	$(62,320)	$23,671	$10,230
The effective income tax rate is based upon the income for the year, the composition of the income in different countries, changes relating to valuation allowances for certain countries if and as necessary, and adjustments, if any, for the potential tax consequences, benefits or resolutions of audits or other tax contingencies. Our aggregate income tax rate in foreign jurisdictions is lower than our effective income tax rate in the United States; the majority of our income before provision for income taxes from foreign operations has been earned by subsidiaries in Ireland. Our effective income tax rate may be adversely affected by earnings being lower than anticipated in countries where we have lower statutory tax rates and higher than anticipated in countries where we have higher statutory tax rates.
The effective income tax rate in fiscal year 2018 differs from the U.S. federal statutory rate of 24.5% primarily due to the net tax benefits resulting from the TCJA remeasurement of deferred tax assets and liabilities at the lower enacted rate, and our foreign earnings subject to lower tax rates, offset in part by additional valuation allowance related to current period losses, the tax effect of goodwill impairment charges that are not deductible, and the provision for the deemed repatriation of foreign cash and earnings.
The effective income tax rate in fiscal year 2017 differs from the U.S. federal statutory rate of 35% primarily due to additional valuation allowance related to current period losses in the United States, and an increase in deferred tax liabilities related to goodwill, partially offset by our earnings in foreign operations that are subject to significantly lower tax rates than the U.S. statutory tax rate.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The effective income tax rates in fiscal year 2016 differs from the U.S. federal statutory rate of 35% primarily due to additional valuation allowance related to current period losses in the United States, an increase in the deferred tax liabilities related to goodwill, and an increase in current tax provisions due to the one-time repatriation of foreign earnings offset by the utilization of previously unbenefited domestic loss and credit carryforwards. These were offset in part by our foreign earnings subject to significantly lower tax rates, and a $22.1 million release of domestic valuation allowance as a result of tax benefits recorded in connection with our acquisitions during the period for which a deferred tax liability was established in purchase accounting.

As of September 30, 2018, we have not provided taxes on $310.5 million of undistributed earnings of our foreign subsidiaries, which may be subject to foreign withholding taxes upon repatriation, as we consider these earnings indefinitely reinvested. Our indefinite reinvestment determination is based on the future operational and capital requirements of our domestic and foreign operations. We expect our international cash and cash equivalents and marketable securities of $112.8 million will continue to be used for our foreign operations and therefore do not anticipate repatriating these funds. As of September 30, 2018, it is not practical to calculate the unrecognized deferred tax liability on these earnings due to the complexities of the utilization of foreign tax credits and other tax assets.
Deferred tax assets (liabilities) consist of the following as of September 30, 2018 and 2017 (dollars in thousands):

	2018	2017
Deferred tax assets:
Net operating loss carryforwards	$192,017	$269,495
Federal and state credit carryforwards	46,721	58,803
Accrued expenses and other reserves	41,371	53,795
Difference in timing of revenue related items	81,647	100,971
Deferred compensation	19,315	30,528
Other	13,802	20,424
Total deferred tax assets	394,873	534,016
Valuation allowance for deferred tax assets	(183,295)	(229,449)
Net deferred tax assets	211,578	304,567
Deferred tax liabilities:
Depreciation	(15,729)	(36,016)
Convertible debt	(92,452)	(136,609)
Acquired intangibles	(131,959)	(221,707)
Unremitted earnings of foreign subsidiaries	—	(20,850)
Net deferred tax liabilities	$(28,562)	$(110,615)
Reported as:
Other assets	$21,369	$20,705
Long-term deferred tax liabilities	(49,931)	(131,320)
Net deferred tax liabilities	$(28,562)	$(110,615)

Deferred tax assets are reduced by a valuation allowance if, based on the weight of available positive and negative evidence, it is more likely than not that some portion or all the deferred tax assets will not be realized. During fiscal year 2018, the valuation allowance for deferred tax assets decreased by $46.2 million. This decrease mainly relates to the remeasurement of deferred tax assets and liabilities at the TCJA lower federal tax rate of 21% and the reduction of foreign tax credit carryforwards utilized and the TCJA mandatory repatriation of foreign earnings tax. The decrease was partially offset by reduction of deferred tax liabilities due to intangible asset impairments, establishment of valuation allowance related to current period losses, and reversal of deferred tax liabilities on foreign earnings. As of September 30, 2018, we have $142.8 million and $40.5 million in valuation allowance against our net domestic and foreign deferred tax assets, respectively. As of September 30, 2017, we had $202.3 million and $27.1 million in valuation allowance against our net domestic and foreign deferred tax assets, respectively.

The majority of deferred tax assets relate to net operating losses, the use of which may not be available as a result of limitations on the use of acquired losses. With respect to these operating losses, there is no assurance that they will be used given the current assessment of the limitations on their use or our current projection of future taxable income in the entities for which these losses relate. Based on our analysis, we have concluded that it is not more likely than not that the majority of our deferred tax assets can be realized and therefore a valuation allowance has been assigned to these deferred tax assets. If we are subsequently able to utilize

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

all or a portion of the deferred tax assets for which a valuation allowance has been established, then we may be required to recognize these deferred tax assets through the reduction of the valuation allowance which could result in a material benefit to our results of operations in the period in which the benefit is determined.
At September 30, 2018 and 2017, we had U.S. federal net operating loss carryforwards of $692.9 million and $642.0 million, respectively. At September 30, 2018 and 2017, we had state net operating loss carryforwards of $259.1 million and $262.7 million, respectively. The net operating loss and credit carryforwards are subject to an annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state tax provisions. As of September 30, 2018 and 2017, we had foreign net operating loss carryforwards of $164.9 million and $168.8 million, respectively. These carryforwards will expire at various dates beginning in 2018 and extending up to an unlimited period.

As of September 30, 2018 and 2017, we had federal research and development carryforwards and foreign tax credit carryforwards of $30.2 million and $43.5 million, respectively. As of September 30, 2018 and 2017, we had state research and development credit and investment tax credit carryforwards of $5.3 million and $6.2 million, respectively. As of September 30, 2018 and 2017, we had foreign investment tax credit carryforwards of $14.7 million and $14.8 million, respectively.
Uncertain Tax Positions
We recognize tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit which is more likely than not to be realized upon ultimate settlement. We recognize interest and penalties related to uncertain tax positions in our provision for income taxes line of our consolidated statements of operations.
The aggregate changes in the balance of our gross unrecognized tax benefits were as follows (dollars in thousands):

	September 30,
	2018	2017
Balance at the beginning of the year	$33,245	$30,798
Increases related to tax positions from prior fiscal years	1,590	2,640
Decreases related to tax positions from prior fiscal years	(2,281)	(602)
Increases for tax positions taken during current period	1,709	1,676
Decreases for tax settlements and lapse in statutes	(4,083)	(634)
Cumulative translation adjustments	(724)	(633)
Balance at the end of the year	$29,456	$33,245
As of September 30, 2018, $29.5 million of the unrecognized tax benefits, if recognized, would impact our effective income tax rate. We do not expect a significant change in the amount of unrecognized tax benefits within the next 12 months. We recognized interest and penalties related to uncertain tax positions in our provision for income taxes of $1.3 million, $2.0 million, and $2.2 million during fiscal years 2018, 2017, and 2016, respectively. We recorded interest and penalties of $10.8 million and $9.9 million as of September 30, 2018 and 2017, respectively.
We are subject to U.S. federal income tax, various state and local taxes, and international income taxes in numerous jurisdictions. The federal tax returns for 1999 through 2014 remain subject to examination for the purpose of determining the amount of remaining tax NOL and other carryforwards. Additionally, the federal tax returns for 2015 through 2018 years remain open for all purposes of examination by the IRS and other taxing authorities in material jurisdictions.

20. Related Party Transaction
In January 2018, we entered into a software and license agreement (the "License Agreement") with Magnet Systems, Inc. ("Magnet") which was pre-approved by our Board of Directors. A member of the Magnet board of directors also served on our board of directors at the time of the transaction. Pursuant to the License Agreement, Magnet granted us a perpetual software license to certain technology for a one-time payment of $5.0 million in cash, with $3.5 million paid immediately upon the effective date of the License Agreement and $1.5 million payable upon the earlier of (i) the 120-day period following the effective date of the License Agreement or (ii) signature of a statement of work for the engineering services described below.
Additionally, we entered into a service agreement (the "Service Agreement") with Magnet, pursuant to which, Magnet will provide engineering services to assist in integrating the licensed technology into certain of our Enterprise solutions. Based upon the statement

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

of work signed on April 19, 2018, total fees under the Service Agreement should not exceed $2.0 million and are payable within thirty days after receipt of each invoice for services performed and accepted in accordance with the terms of the Service Agreement.
For fiscal year 2018, we made a total payment of $5.7 million to Magnet, with $5.0 million related to the license and $0.7 million related to the integration services. As of September 30, 2018, $0.4 million was included within Accounts payable.

21. Segment and Geographic Information
During the first quarter of fiscal year 2018, we commenced a review of our segment reporting structure to better align our Chief Operating Decision Maker's ("CODM") long-term strategic focus with our organizational structure. During the second quarter of fiscal year 2018, we implemented a number organizational changes to align our segment reporting structure with our long-term strategic focuses, including (i) establishing our Automotive business as a separate operating segment, (ii) moving our Dragon TV business from our former Mobile operating segment into our Enterprise operating segment to consolidate our telecommunications market resources, and (iii) establishing an Other segment that includes our SRS and Devices businesses, previously reported within our former Mobile operating segment.
Additionally, on November 11, 2018, we entered into a definitive stock purchase agreement, pursuant to which we agreed to sell our Imaging business and associated assets for a total cash consideration of approximately $400 million. On February 1, 2019, we completed the sale of the business and received proceeds of approximately $404 million, net of related fees and expenses, and subject to certain customary post-closing adjustments. As a result, for fiscal years 2018, 2017, and 2016, Imaging's results of operations have been included within discontinued operations and its assets and liabilities within held for sale on our consolidated financial statements. The stranded costs related to our Imaging business of $7.8 million for fiscal year 2018, $7.1 million for fiscal year 2017, and $8.3 million for fiscal year 2016, have been re-allocated among the remaining operating segments included within continuing operations.
As a result, segment information for fiscal years 2018, 2017 and 2016 has been recast to reflect the above changes in segment reporting structure.
Our CODM regularly reviews segment revenues and segment profits for performance evaluation and resources allocation. Segment revenues include certain acquisition-related adjustments for revenues that would otherwise have been recognized without the acquisition. Segment profits reflect controllable costs directly related to each segment and the allocation of certain corporate expenses such as, corporate sales and marketing expenses and research and development project costs that benefit multiple segments. Certain items such as stock-based compensation, amortization of intangible assets, acquisition-related costs, net, restructuring and other charges, net, other expenses, net and certain unallocated corporate expenses are excluded from segment profits, which allow for more meaningful comparisons to the financial results of the historical operations for performance evaluation and resources allocation by our CODM.

•
The Healthcare segment is primarily engaged in providing clinical speech and clinical language understanding solutions that improve the clinical documentation process, from capturing the complete patient record to improving clinical documentation and quality measures for reimbursement.

•
The Enterprise segment is primarily engaged in using speech, natural language understanding, and artificial intelligence to provide automated customer solutions and services for voice, mobile, web and messaging channels.

•
The Automotive segment is primarily engaged in providing automotive manufacturers and their suppliers branded and personalized virtual assistants and connected car services built on our voice recognition and natural language understanding technologies.

•
The Other segment includes our SRS and Devices businesses. Our SRS business provides value-added services to mobile operators in India and Brazil (“Mobile Operator Services”) and voice transcription services to mobile operators in the rest of the world (“Voice-to-Text”). Our Devices business provides speech recognition solutions and predictive text technologies for handset devices.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As we do not track our assets by operating segment, we do not include total assets or depreciation expenses by operating segment. The following table presents segment results along with a reconciliation of segment profits to (loss) income before income taxes (dollars in thousands):

	Year Ended September 30,
	2018	2017	2016
Segment revenues:
Healthcare	$984,819	$899,341	$973,297
Enterprise	483,194	474,317	396,026
Automotive	279,402	252,218	214,267
Other	109,064	133,766	154,434
Total segment revenues	1,856,479	1,759,642	1,738,024
Acquisition related revenue adjustments (a)	(14,181)	(31,467)	(17,697)
Total consolidated revenue	1,842,298	1,728,175	1,720,327
Segment profit:
Healthcare	326,658	257,825	308,531
Enterprise	140,478	133,913	127,229
Automotive	109,111	118,248	94,986
Other	28,013	41,186	37,757
Total segment profit	604,260	551,172	568,503
Corporate expenses and other, net	(195,704)	(121,935)	(124,816)
Acquisition-related revenues and costs of revenues adjustment	(14,181)	(31,467)	(17,697)
Stock-based compensation	(142,909)	(142,901)	(153,032)
Amortization of intangible assets	(124,883)	(150,731)	(139,782)
Acquisition-related costs, net	(16,093)	(27,708)	(16,823)
Restructuring and other charges, net	(57,026)	(59,923)	(24,205)
Impairment of goodwill and other intangible assets	(170,941)	—	—
Costs associated with IP collaboration agreements (b)	—		(4,000)
Other expenses, net	(129,747)	(171,177)	(136,621)
(Loss) income before income taxes	$(247,224)	$(154,670)	$(48,473)

(a)
Segment revenues differ from reported revenues due to certain revenue adjustments related to acquisitions that would otherwise have been recognized but for the purchase accounting treatment of the business combinations. These revenues are included to allow for more complete comparisons to the financial results of historical operations and in evaluating management performance.

(b)
We entered into certain collaboration agreements in order to gain access to a third party’s extensive speech recognition technology, natural language technology, and semantic processing technology. Pursuant to these agreements, we had sole rights to commercialize such intellectual property for periods ranging between two to six years. For fiscal year 2016, we recognized $4.0 million as sales and marketing expense for the exclusive commercialization rights related to one of these collaboration agreements in our consolidated statements of operations. No expenses were recognized for fiscal years 2018 and 2017.

No country outside of the United States provided greater than 10% of our total revenue. Revenue, classified by the major geographic areas in which our customers are located, was as follows (dollars in thousands):

	2018	2017	2016
United States	$1,374,877	$1,244,900	$1,264,404
International	467,421	483,275	455,923
Total	$1,842,298	$1,728,175	$1,720,327

No country outside of the United States held greater than 10% of our long-lived or total assets. Our long-lived assets from continuing operations, including intangible assets and goodwill, were located as follows (dollars in thousands):

	September 30, 2018	September 30, 2017
United States	$3,031,714	$3,234,942
International	982,537	984,259
Total	$4,014,251	$4,219,201

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

22. Subsequent Event
During the third quarter of fiscal year 2018, we commenced a strategic and operational review of our business with the goal of improving our focuses on leveraging our core strengths in key vertical markets and sustaining our long-term growth and profitability.
In connection with our strategic business review, our Board of Directors approved the divestiture of our Imaging business on November 7, 2018. On November 11, 2018, we entered into a definitive stock purchase agreement, pursuant to which we agreed to sell our Imaging business and associated assets for a total cash consideration of approximately $400 million. The transaction, which is subject to regulatory review and other customary closing conditions, is expected to close by the end of the second quarter of fiscal year 2019. On February 1, 2019, we completed the sale of the business and received proceeds of approximately $404 million, net of related fees and expenses, and subject to certain customary post-closing adjustments.

Additionally, on November 19, 2018, we announced our intent to spin off our Automotive business into an independent publicly traded company through a pro rata distribution to our common stockholders. Completion of the proposed spin-off is subject to certain conditions, including final approval by our Board of Directors. We are targeting to complete the separation of the business by the beginning of fiscal year 2020.

23. Quarterly Data (Unaudited)
The following information has been derived from unaudited consolidated financial statements that, in the opinion of management, include all recurring adjustments necessary for a fair statement of such information (dollars in thousands, except per share amounts):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
2018
Total revenue	$447,224	$466,193	$449,449	$479,432	$1,842,298
Gross profit	$238,986	$249,173	$248,118	$280,634	$1,016,911
Net income (loss) from continuing operations	$47,465	$(167,141)	$(20,720)	$(44,508)	$(184,904)
Net income (loss) per share - continuing operations:
Basic	$0.16	$(0.57)	$(0.07)	$(0.16)	$(0.63)
Diluted	$0.16	$(0.57)	$(0.07)	$(0.16)	$(0.63)
Weighted average common shares outstanding:
Basic	291,367	294,103	292,663	287,052	291,318
Diluted	295,995	294,103	292,663	287,052	291,318

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
2017
Total revenue	$437,510	$448,309	$438,301	$404,055	$1,728,175
Gross profit	$238,129	$246,775	$233,697	$205,736	$924,337
Net loss from continuing operations	$(28,883)	$(39,192)	$(32,317)	$(77,949)	$(178,341)
Net loss per share - continuing operations:
Basic	$(0.10)	$(0.14)	$(0.11)	$(0.27)	$(0.62)
Diluted	$(0.10)	$(0.14)	$(0.11)	$(0.27)	$(0.62)
Weighted average common shares outstanding:
Basic	288,953	291,021	287,856	288,718	289,348
Diluted	288,953	291,021	287,856	288,718	289,348